EXHIBIT 4.1

Dated 8 November 2004

MULTICURRENCY REVOLVING CREDIT AND GUARANTEE

FACILITY AGREEMENT

of up to US$350,000,000

to

SEAWAY (UK) LIMITED

provided by the banks and financial institutions named herein arranged by

DNB NOR BANK ASA

ING BANK N.V.

NIB CAPITAL BANK N.V.

Contents

Clause		Page
1	Purpose, definitions and interpretation	1

2	The Commitments, the Credit and the Guarantees	2

3	Interest, Interest Periods and Guarantee Fees	14

4	Allocation	17

5	Commitment commission, fees and expenses	18

6	Payments and taxes; accounts and calculations	19

7	Representations and warranties	22

8	Covenants	26

9	Conditions	33

10	Events of Default	35

11	Indemnities	38

12	Unlawfulness and increased costs	39

13	Mitigation	40

14	Pro-rata payments	41

15	Transfer and lending office	42

16	Notices	45

17	Law	46

18	Miscellaneous	47

19	Further assurance	48

20	Security Trustee	48

21	Receivables Assignment	48

22	Agency	49

Schedule 1 The Banks and their Commitments and Credit Commitments		57

Schedule 2		58

Schedule 3 Documents and evidence required as conditions precedent		60

Schedule 4 Transfer Certificate		64

Schedule 5 Definitions		69

Schedule 6 Notices		96

THIS AGREEMENT is dated 8 November 2004 and made BETWEEN:

(1)	SEAWAY (UK) LIMITED, as borrower;

(2)	DNB NOR BANK ASA, as mandated lead arranger;

(3)	ING BANK N.V., as mandated lead arranger;

(4)	NIB CAPITAL BANK N.V., as mandated lead arranger;

(5)	THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in Schedule 1, as banks;

(6)	DNB NOR BANK ASA, as facility agent; and

(7)	DNB NOR BANK ASA, as security trustee.

IT IS AGREED as follows:

1	Purpose, definitions and interpretation

1.1	This Agreement sets out the terms and conditions upon and subject to which the Banks agree, according to their several obligations, to make available to the Borrower a multicurrency revolving credit and guarantee facility of up to $350,000,000 (or the equivalent amount from time to time in the relevant Applicable Currencies).

1.2	Words and expressions used in this Agreement shall, unless the context otherwise requires, bear the meanings ascribed to them in Schedule 5.

1.3	Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	In this Agreement, unless the context otherwise requires:

1.4.1	references to clauses and Schedules shall be construed as references to clauses of and Schedules to this Agreement and references to this Agreement include its Schedules;

1.4.2	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement or that document (or the specified provision thereof) as in force for the time being and as amended in accordance with the terms thereof with the consent of all relevant parties pursuant to any relevant provision of this Agreement;

1.4.3	words importing the plural include the singular and vice versa;

1.4.4	references to a time of day are to the time in London, England on the relevant day;

1.4.5	references to a statutory provision shall be construed as references to that provision as from time to time replaced, amended and re-enacted;

1.4.6	references to accounting terms shall be construed in accordance with US GAAP; and

1.4.7	references to any party to any Transaction Document shall be construed so as to include reference to that party’s successors, permitted assignees and permitted transferees.

1.5

1.5.1

Where this Agreement or any other Transaction Document provides for (i) any matter to be determined by reference to the opinion of the Majority Banks or, as the case may be, all of the Banks, (ii) any matter to be subject to the consent or request of the Majority Banks or, as the case may be, all of the Banks, or (iii) any action to be taken on the instructions of the

Majority Banks or, as the case may be, all of the Banks, that opinion, consent, request or instructions shall (as between the Banks) only be regarded as having been validly given or issued by the Majority Banks or, as the case may be, all of the Banks if all of the Banks shall have received prior notice of the matter or action in respect of which that opinion, consent, request or instructions is or are required and the Majority Banks or, as the case may be, all of the Banks shall have given or issued (or, if expressly contemplated by the relevant provision of this Agreement or any other Transaction Document, be deemed to have been given or issued) that opinion, consent, request or instructions, but so that each party hereto other than the Facility Agent shall be entitled (and bound) to assume that notice has been duly received by all of the Banks and that the relevant number shall have been obtained to constitute Majority Banks or, as the case may be, all of the Banks whether or not this is in fact the case unless the Facility Agent shall have notified that party that that relevant number has not been obtained.

1.5.2	Where this Agreement or any other Transaction Document provides for any action to be taken by the Security Trustee on the instructions of the Facility Agent, each party hereto other than the Facility Agent and the Security Trustee shall be entitled (and bound) to assume that those instructions have been validly given or issued whether or not this is in fact the case unless the Facility Agent or the Security Trustee shall have notified that party that those instructions have not been given or issued.

2	The Commitments, the Credit and the Guarantees

2.1	Agreement

2.1.1	The Banks, relying upon each of the representations and warranties in clause 7, agree to make available to the Borrower a multicurrency revolving credit and guarantee facility upon and subject to the terms of this Agreement, in the principal amount of up to three hundred and fifty million Dollars ($350,000,000) (or the equivalent amount from time to time in the relevant Applicable Currencies).

2.1.2	The obligations of each Bank under this Agreement in relation to Advances shall be to contribute that proportion of each Advance which its Credit Commitment bears to the total of all of the Credit Commitments of all of the Banks and no Bank shall be obliged to contribute anything in excess of that proportion or, as the case may be, its Credit Commitment.

2.1.3	The obligations of each Bank under this Agreement in relation to Guarantees shall be to assume liability for that proportion of each Guarantee Amount and/or, as applicable, to reimburse to the Facility Agent that proportion of each Guarantee Payment which (in each such case) its Commitment bears to the total of all of the Commitments of all of the Banks and no Bank shall be obliged to assume liability for and/or reimburse anything in excess of that proportion or, as the case may be, its Commitment.

2.1.4	The Commitment of each Bank and the Credit Commitment of each Bank shall each from time to time be adjusted in accordance with the provisions of this Agreement.

2.2	Obligations and liabilities several

The obligations and liabilities of each Bank under and pursuant to this Agreement and the other Transaction Documents are several; any failure by any Bank to perform any such obligation or discharge any such liability shall not relieve any of the other Banks, the Facility Agent, the Security Trustee, any Arranger or any Obligor of any of their respective obligations and liabilities under and pursuant to this Agreement and the other Transaction Documents nor shall any Facility Beneficiary be responsible for the obligations of any other Facility Beneficiary under the Transaction Documents or any of them.

2.3	Interests several

The interests of each Facility Beneficiary are several and the amounts due to each Facility Beneficiary is a separate and independent debt. Each of the Facility Beneficiaries shall (except as otherwise stated in the Transaction Documents) have the right to protect and enforce its rights and interests arising out of, and in connection with, this Agreement and the other Transaction Documents and it shall not be necessary for any other Facility Beneficiary to be joined as an additional party in any legal action or proceeding for this purpose.

2.4	Maximum Available Amount

The maximum available amount available for drawing as Advances and utilisation by the issue of Guarantees under this Agreement at any time shall be the amount (“Maximum Available Amount”) which is:

2.4.1	the Facility Amount at that time; minus

2.4.2	the sum of:

(a)	the total amount of all Advances at that time; plus

(b)	the total of all Due Amounts determined pursuant to clause 2.15.1 which have been paid by the Facility Agent and which have not, at or prior to that time, been the subject of payment in full by the Borrower pursuant to clause 2.15.3; plus

(c)	(except to the extent covered by paragraph (b) above) the total amount of all Guarantee Amounts at that time,

provided that if the amount so determined is a negative figure, the Maximum Available Amount shall be deemed to be zero (0) for the purposes of clauses 2.5, 2.6, 2.9, 2.10 and 2.16.2(c).

2.5	Maximum available amount for Advances

The maximum available amount available for drawing as Advances under this Agreement at any time shall be the amount (“Maximum Available Advances Amount”) which is the lesser of:

2.5.1	the “Maximum Available Credit Amount”, being:

(a)	the Credit Amount at that time; minus

(b)	the total amount of all Advances at that time; minus

(c)	the total of all Due Amounts determined pursuant to clause 2.15.1 which have been paid by the Facility Agent and which have not, at or prior to that time, been the subject of payment in full by the Borrower pursuant to clause 2.15.3; minus

(d)	(except to the extent covered by paragraph (c) above) the total amount of all Guarantee Amounts at that time in relation to Financial Guarantees; and

2.5.2	the Maximum Available Amount at that time,

provided that:

(i)	if the amount determined pursuant to clause 2.5.1 is a negative figure, the Maximum Available Credit Amount shall be deemed to be zero (0) for the purposes of clauses 2.9, 2.10 and 2.16.2(c); and

(ii)	if the amount determined pursuant to the foregoing provisions of this clause 2.5 is a negative figure, the Maximum Available Advances Amount shall be deemed to be zero (0) for the purposes of clauses 2.9, 2.10, 2.16.2(c) and 2.17.2(b).

2.6	Maximum available amount for Guarantees

The maximum amount available for utilisation by the issue of Guarantees under this Agreement at any time shall be the Maximum Available Amount at that time.

2.7	Drawdown of Advances

Subject to the terms and conditions of this Agreement, an Advance may be made to the Borrower following the receipt by the Facility Agent from the Borrower of a Drawdown Notice not later than 10.00 a.m. on the fourth Banking Day before the date on which the Advance is to be made (as specified in that Drawdown Notice) which shall be a Banking Day falling within the Availability Period. Each Drawdown Notice shall be effective on actual receipt thereof by the Facility Agent and, once given, shall, subject as provided in clause 3.5, be irrevocable.

2.8	Availability of Advances

Upon receipt of a Drawdown Notice complying with the terms of this Agreement, the Facility Agent shall promptly notify each of the Banks of that Drawdown Notice and of the date on which the Advance to which that Drawdown Notice relates is to be made (being the date specified in that Drawdown Notice) and, subject to the provisions of clauses 2.5 and 9, on that date each Bank shall make available to the Facility Agent its proportion (calculated in accordance with clause 2.1.2) of that Advance in accordance with clause 6.2.

2.9	Amount of Advances

Subject to the terms and conditions of this Agreement, the Borrower shall be entitled from time to time to draw down Advances to repay the Refinanced Credit and/or for the general corporate purposes and working capital requirements of the Stolt Group, in each case, in amounts not exceeding the Maximum Available Advances Amount from time to time.

2.10	Minimum amount of Advances

Each Advance shall be in a minimum amount of five million Dollars ($5,000,000) (or the equivalent amount from time to time in the relevant Credit Approved Currencies) or, if less, the Maximum Available Advances Amount at the relevant time and shall, if in an amount greater than such minimum amount, be in an amount which is an integral multiple of five million Dollars ($5,000,000) (or the equivalent amount from time to time in the relevant Credit Approved Currencies) or, if less, the Maximum Available Advances Amount at the relevant time.

2.11	Number of Advances

No Advance may be drawn by the Borrower at any time when ten (10) or more Advances are outstanding.

2.12	Application of proceeds of Advances

No Facility Beneficiary shall have any responsibility for the application of the proceeds of any Advance by the Borrower.

2.13	Guarantee procedure

2.13.1	Subject to the terms and conditions of this Agreement, a Guarantee may be issued following the receipt by the Facility Agent from the Borrower of a Guarantee Request not later than 10.00 a.m. on:

(a)	if the Guarantee Request is in respect of a Guarantee in an Approved Guarantee Form, the fourth (4th) Banking Day before the date on which the Guarantee is to be issued (as specified in that Guarantee Request);

(b)	if the Guarantee Request is in respect of a Guarantee which is not in an Approved Guarantee Form, the tenth (10th) Banking Day before the date on which the Guarantee is to be issued (as specified in that Guarantee Request).

2.13.2	The date specified in a Guarantee Request as the date on which the Guarantee is to be issued shall be a Banking Day falling within the Availability Period.

2.13.3	Each Guarantee Request shall be effective on actual receipt thereof by the Facility Agent and, once given, shall be irrevocable.

2.13.4	Upon receipt of a Guarantee Request complying with the terms of this Agreement, the Facility Agent shall promptly send to each of the other Facility Beneficiaries a copy of that Guarantee Request.

2.13.5	If the Guarantee Request is in respect of a Guarantee which is not in an Approved Guarantee Form, it shall be a condition to the issue of the Guarantee requested in that Guarantee Request that the form of that Guarantee shall have been approved by the Majority Banks.

2.13.6	If clause 2.13.5 applies, each Bank shall review the Guarantee and shall, as soon as practicable and, in any event, by no later than the date falling five (5) Banking Days before the date on which that Guarantee is to be issued (as specified in the Guarantee Request), notify the Facility Agent whether it approves the Guarantee (or, if applicable, any revised form of Guarantee produced as a result of the review process). Any Bank which does not so notify the Facility Agent (by the date falling five (5) Banking Days before the date on which that Guarantee is to be issued (as specified in the Guarantee Request)) shall be deemed to approve the Guarantee.

2.13.7	Subject to the provisions of this clause 2.13 and the other terms and conditions of this Agreement, the Facility Agent shall, on the date specified in a Guarantee Request, issue the Guarantee so requested in that Guarantee Request by delivery thereof to the Borrower or as it may direct (and each of the Banks and the Borrower hereby irrevocably and unconditionally authorises and instructs the Facility Agent to do so). Promptly following the issue of a Guarantee, the Facility Agent shall provide to each of the Banks a copy of the executed version thereof.

2.13.8	The foregoing provisions of this clause 2.13 shall not apply to the Refinancing Guarantees. Notwithstanding anything herein to the contrary but subject always to clauses 2.6 and 9, no Guarantee Request shall be issued in relation to the Refinancing Guarantees and, as of and with effect from the Conditions Precedent Satisfaction Time, each of the Refinancing Guarantees shall be, and shall be deemed to be, Guarantees issued under, and as defined in, this Agreement, for all purposes of this Agreement and the other Transaction Documents.

2.13.9	If any Guarantee Request is in respect of a Guarantee which is a counter-guarantee or counter-indemnity or the equivalent thereof (howsoever referred to on its face and including without limitation the Counter Guarantee), it shall be a further condition to the issue of that Guarantee that the Borrower provides to the Facility Agent written confirmation from the issuer of that underlying guarantee or indemnity (or, as applicable, the equivalent thereof) stating whether the liability, obligation or exposure of that issuer pursuant or in relation to that underlying guarantee or indemnity (or, as applicable, the equivalent thereof) for the purposes of any Applicable Law relating to capital adequacy, liquidity, reserve assets and/or special deposits is fifty per cent. (50%) or one hundred per cent. (100%).

2.14	No enquiry

The Facility Agent is hereby irrevocably authorised by the Borrower and each of the Banks to make all and any payments demanded of it under any Guarantee which appears on its face to be in order without further authority or notice from the Borrower and the Banks (or any of them) and shall accept any such demand as conclusive evidence (in the absence of manifest error) that the person whose obligations and/or liabilities are guaranteed pursuant to or are otherwise the subject of that Guarantee was liable to pay the amount in respect of which the relevant request or demand is made. The Facility Agent shall promptly (and, to the extent that it is practicable taking into account the payment obligations under the Guarantee, prior to making any payment under, or purportedly under, the Guarantee) notify the Borrower of the relevant request or demand but need not otherwise before the making of any payment under, or purportedly under, any Guarantee make any investigation or enquiry or otherwise concern itself as to the propriety of the relevant request or demand made or purported to be made under or in the manner required by the terms of that Guarantee nor as to whether any event has occurred which would, according to the terms hereof, of that Guarantee or of any other document relating to this Agreement or otherwise, discharge the Facility Agent from its obligations in respect of that Guarantee.

2.15	Guarantee Payments

2.15.1	Upon receipt of a Guarantee Demand, the Facility Agent shall promptly notify each of the Banks and the Borrower of:

(a)	that Guarantee Demand;

(b)	the amount (“Due Amount”) demanded thereunder;

(c)	the Applicable Currency of the Due Amount;

(d)	the date (“Due Date”) on which the Due Amount is due to be paid by the Facility Agent; and

(e)	if the Applicable Currency is other than Dollars, the Dollar Equivalent of the Due Amount on the Due Date.

2.15.2	On the Due Date, the Facility Agent shall pay the Due Amount in the Applicable Currency to the relevant Guarantee Beneficiary (or as it may direct in the Guarantee Demand), and, without prejudice to the generality of clause 2.14, each of the Banks and the Borrower hereby irrevocably and unconditionally authorises and instructs the Facility Agent to do so.

2.15.3	On or as soon as practicable after the Due Date and, in any event, by no later than the date (“Borrower Due Date”) falling five (5) Banking Days after the Due Date, the Borrower shall pay to the Facility Agent, in Dollars, an amount equal to the sum of:

(a)	for the account of the Facility Agent, an amount equal to (i) the Due Amount or (if applicable) the Dollar Equivalent of the Due Amount on the Due Date, minus (ii) the amount (if any, and if such amount is a positive figure) of the Cash Excess as at the Borrower Due Date; plus

(b)	for the account of the Facility Agent, an amount equal to interest on the Due Amount or (if applicable) the Dollar Equivalent of the Due Amount on the Due Date for the period from (but excluding) the Due Date to (and including) the Borrower Due Date at the applicable Guarantee Interest Rate; plus

(c)	for the account of each of the Banks, an amount equal to interest on the Due Amount or (if applicable) the Dollar Equivalent of the Due Amount on the Due Date for the period from (but excluding) the Due Date to (and including) the Borrower Due Date at the rate which is the Margin.

2.15.4	On or as soon as practicable after the Due Date and, in any event, by no later than the Borrower Due Date, the Security Trustee shall effect the transfer to the Facility Agent from the Cash Collateralisation Account of an amount equal to the amount (if any, and if such amount is a positive figure) of the Cash Excess as at the Borrower Due Date.

2.15.5

If the Borrower fails to pay to the Facility Agent in full on the Borrower Due Date any amount which may from time to time be payable by the Borrower pursuant to clauses 2.15.3(a) and 2.15.3(b), the Facility Agent shall promptly notify each of the Banks of such failure and of the amount (in Dollars) which remains outstanding from the Borrower pursuant to clauses 2.15.3(a) and 2.15.3(b). As soon as practicable on or after the Borrower Due Date, each of the Banks shall pay to the Facility Agent for value the Borrower Due Date its proportion (calculated in accordance with clause 2.1.2) of that amount in accordance with clause 6.2.

2.16	Adjustments to the Facility Amount, the Credit Amount, the Commitments and the Credit Commitments

2.16.1	Scheduled reductions of Facility Amount, Credit Amount, Commitments and Credit Commitments

(a)	If, on the third (3rd) anniversary of the date of this Agreement (the “First Reduction Date”), the aggregate amount of the Credit Commitments exceeds the amount (the “First Reduction Amount”) which is:

(i)	one hundred and fifty million Dollars ($150,000,000); minus

(ii)	the amount of all reductions effected prior thereto pursuant to clause 12.1,

each of the aggregate amount of the Credit Commitments and the Credit Amount shall be reduced to the First Reduction Amount on the First Reduction Date.

(b)	If, on the fourth (4th) anniversary of the date of this Agreement (the “Second Reduction Date”), the aggregate amount of the Credit Commitments exceeds the amount (the “Second Reduction Amount”) which is:

(i)	one hundred and twenty five million Dollars ($125,000,000); minus

(ii)	the amount of all reductions effected prior thereto pursuant to clause 12.1,

each of the aggregate amount of the Credit Commitments and the Credit Amount shall be reduced to the Second Reduction Amount on the Second Reduction Date.

(c)	Each of the Facility Amount, the Credit Amount and the aggregate amount of the Credit Commitments shall be reduced to zero on the Final Repayment Date and, on the Final Repayment Date, the aggregate amount of the Commitments shall be reduced by an amount equal to the aggregate amount of the Credit Commitments.

(d)	The aggregate amount of the Commitments shall be reduced to zero on the Final Maturity Date.

2.16.2	Voluntary reductions of Facility Amount, Credit Amount, Commitments and Credit Commitments

(a)	Subject to the following provisions of this clause 2.16.2, the Borrower may, by not less than fifteen (15) Banking Days’ notice to the Facility Agent, elect to reduce the Credit Amount and the aggregate amount of the Credit Commitments by the amount specified in that notice.

(b)	Subject to the following provisions of this clause 2.16.2, the Borrower may, by not less than fifteen (15) Banking Days’ notice to the Facility Agent, elect to reduce the Facility Amount and the aggregate amount of the Commitments by the amount specified in that notice.

(c)

Any reduction pursuant to paragraph (a) or (b) above shall be in a minimum amount of five million Dollars ($5,000,000) or, if less, the amount of the Maximum Available Advances Amount (in the case of paragraph (a) above) or the amount of the Maximum Available Amount (in the case of paragraph (b) above), in each case, at the time of the reduction, and shall, if in an amount greater than such minimum amount, be in an amount which is an integral multiple of five million Dollars ($5,000,000) or, if less, the amount of the Maximum Available Advances Amount (in the case of paragraph (a) above) or the amount of the Maximum Available Amount (in the case of paragraph (b) above), in each case, at the time of the reduction.

(d)	If the amount of any reduction requested by the Borrower would result in the amount of the Maximum Available Advances Amount (in the case of paragraph (a) above) or the amount of the Maximum Available Amount (in the case of paragraph (b) above), in each case, at the time of the reduction, being less than zero (0), the amount of reduction so requested shall be deemed to be reduced to an amount such that, after the requested reduction, the amount of the Maximum Available Advances Amount (in the case of paragraph (a) above) or the amount of the Maximum Available Amount (in the case of paragraph (b) above), in each case, at the time of the reduction, is zero (0).

2.16.3	Mandatory reductions of Facility Amount

If, at any time, a Facility Amount Reduction Event occurs, then, for the purposes of clauses 2.4 and 2.5 only, the Facility Amount shall be reduced by an amount equal to the applicable Facility Amount Reduction.

If a Vessel Reduction Event occurs, then, simultaneously with the reduction of the Facility Amount referred to above, the Retiring Vessel shall cease to be a Vessel for all purposes of this Agreement.

For the purposes of this clause 2.16.3 and all other relevant provisions of this Agreement:

“Facility Amount Reduction Event” means a Security Value Reduction Event or a Vessel Reduction Event;

“Net Facility Amount” means the Facility Amount minus the Cash Collateral;

“Security Value Calculation” means the amount which is (i) the aggregate amount of the Security Values of each of the Vessels divided by one point two (1.2), minus (ii) the Net Facility Amount, and if the resulting figure is negative it is a “Security Deficit” and if the resulting figure is positive it is a “Security Excess”;

“Security Value Reduction Event” means that Initial Valuations are obtained under clause 8.5.1 pursuant to which it is determined that there is a Security Deficit;

“Vessel Reduction Event” means any of the following events and circumstances in relation to any Vessel (“Retiring Vessel”):

(i)	any Total Loss or Final Disposition occurs;

(ii)	any of the Insurances in relation to the Retiring Vessel ceases to be in full force and effect and/or the Retiring Vessel ceases to be fully insured in accordance with those Insurances;

(iii)	the Flag State for the Retiring Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Facility Agent reasonably considers that, as a result, any of the security conferred by the Transaction Documents in respect of the Retiring Vessel is materially prejudiced; or

(iv)

the registration of the Retiring Vessel or the Mortgage over the Retiring Vessel becomes void or voidable or liable to cancellation or termination and, provided that the Facility Agent is satisfied that such circumstances have arisen for reasons beyond the control of the Owner of the Retiring Vessel or any other Stolt Group Member, that Owner has not within a period of twenty (20) Banking Days of the relevant circumstances arising (or such longer period as the Facility Agent may agree) arranged for the re-registration of the Retiring Vessel in another jurisdiction subject to a Mortgage and executed such further documents as the Facility Agent may in its absolute discretion require and provided to the Facility Agent such corporate authorities, vessel documents and legal opinions as the Facility Agent may in its absolute discretion require (in each case, consistent with the Additional Vessel Requirements and clause 19); and

“Facility Amount Reduction” means:

(A)	in the case of a Security Value Reduction Event, the applicable Security Deficit; or

(B)	in the case of a Vessel Reduction Event, an amount equal to the Retiring Vessel’s Security Proportion of the Net Facility Amount.

2.16.4	Reinstatement of Facility Amount Reduction following Security Value Reduction Event: Cash Collateral

If at any time a Facility Amount Reduction Event occurs, the Borrower may, during the Remedy Period, provided that no Event of Default has then occurred and is continuing, deposit in the Cash Collateralisation Account an amount equal to the Facility Amount Reduction.

If the Borrower does so, then, simultaneously with the deposit referred to above, the Facility Amount shall, for the purposes of clauses 2.4 and 2.5 only, be increased by an amount equal to the Facility Amount Increase.

For the purposes of this clause 2.16.4 and all other relevant provisions of this Agreement:

“Remedy Period” means the period beginning on the date on which the Facility Amount Reduction Event occurs (or, in the case of a Vessel Reduction Event of the nature referred to in paragraph (i) of the definition thereof, on the date on which the Total Loss Proceeds or Final Disposition Proceeds (as applicable) in relation to the Retiring Vessel are received) and ending on the date falling twelve (12) months thereafter or, if earlier, on the Final Repayment Date.

2.16.5	Reinstatement of Facility Amount Reduction: other remedies

If at any time a Facility Amount Reduction Event occurs, the Borrower may also, during the Remedy Period (or, in the case of paragraph (a) below, during the period of thirty (30) days from the date on which the Borrower receives the applicable Initial Valuations), provided that no Event of Default has then occurred and is continuing:

(a)	in the case of a Security Value Reduction Event only, procure that a Further Valuation is obtained; or

(b)	in the case of any Facility Amount Reduction Event, procure that the Additional Vessel Requirements are satisfied in full in respect of one or more vessels which are not already Vessels; or

(c)	in the case of any Facility Amount Reduction Event, procure that monies are invested in the improvement of Vessels whereby, as a result of that investment, the Security Values of those Vessels increases; or

(d)	in the case of a Vessel Reduction Event of the nature referred to in paragraph (ii), (iii) or (iv) of the definition thereof, procure that that Vessel Reduction Event is cured and ceases to exist.

If the Borrower does so and:

(i)	the Facility Amount has not been increased pursuant to clause 2.16.4 as a result of that Facility Amount Reduction Event, then, simultaneously with the relevant action referred to above, the Facility Amount shall, for the purposes of clauses 2.4 and 2.5 only, be increased by an amount equal to the Facility Amount Increase; or

(ii)	the Facility Amount has been increased pursuant to clause 2.16.4 as a result of that Facility Amount Reduction Event, then, as soon as reasonably practicable after the relevant action referred to above and provided that no Event of Default has occurred and is continuing, the Facility Agent shall procure the transfer to the Borrower from the Cash Collateralisation Account of an amount equal to the lesser of (A) the Facility Amount Increase, and (B) the amount which is (1) the balance standing to the credit of the Cash Collateralisation Account at that time, minus (2) all amounts of Cash Collateral which have prior to that time been deposited in the Cash Collateralisation Account pursuant to clause 2.17.4 and have not subsequently been withdrawn from the Cash Collateralisation Account pursuant to clause 2.17.4.

For the purposes of clause 2.16.4, this clause 2.16.5, clause 2.16.7 and all other relevant provisions of this Agreement:

“Facility Amount Increase” means the amount determined in accordance with the formula

Y – Z

where

“Y” means:

(A)	in connection with a Security Value Reduction Event, the lesser of (1) the amount of the Facility Amount Reduction, and (2) the amount (if any) of the Security Excess (for this purpose (i) taking into account the reduction of the Facility Amount pursuant to clause 2.16.3, (ii) disregarding any increase in the Facility Amount pursuant to clause 2.16.4, (iii) except for the purposes of clause 2.16.4, disregarding the amount of any Cash Collateral deposited pursuant to clause 2.16.4 (and, for the purposes of clause 2.16.4, the amount of any Cash Collateral deposited pursuant to clause 2.16.4 shall be taken into account), and (iv) (if applicable) taking into account the relevant action taken pursuant to paragraph (a), (b) or (c) of this clause 2.16.5); or

(B)	in connection with a Vessel Reduction Event, the lesser of (1) the amount of the Facility Amount Reduction, and (2) the amount (if any) of the Vessel Value Excess (for this purpose (i) taking into account the reduction of the Facility Amount pursuant to clause 2.16.3, (ii) disregarding any increase in the Facility Amount pursuant to clause 2.16.4, (iii) except for the purposes of clause 2.16.4, disregarding the amount of any Cash Collateral deposited pursuant to clause 2.16.4 (and, for the purposes of clause 2.16.4, the amount of any Cash Collateral deposited pursuant to clause 2.16.4 shall be taken into account), and (iv) (if applicable) taking into account the relevant action taken pursuant to paragraph (a), (b) or (c) of this clause 2.16.5), provided that, if the amount so determined is a negative figure, the Facility Amount Increase shall be deemed to be zero (0); and

“Z” means the aggregate amount of all reductions of the Facility Amount during the Remedy Period pursuant to any provision of this Agreement other than the reduction of the Facility Amount pursuant to clause 2.16.3; and

“Vessel Value Excess” means the amount determined in accordance with the formula

A/B - C

where

“A” means the aggregate amount of the Security Values of each of the Vessels;

“B” means the number determined by dividing (i) the aggregate amount of the Security Values of each of the Vessels immediately prior to the relevant Vessel Reduction Event, by (ii) the Net Facility Amount (immediately prior to the reduction of the Facility Amount pursuant to clause 2.16.3 and otherwise disregarding the amount of any Cash Collateral deposited and/or the amount of any increase in the Facility Amount pursuant to clause 2.16.4);

“C” means the Net Facility Amount (after taking into account the reduction of the Facility Amount pursuant to clause 2.16.3 but disregarding the amount of any Cash Collateral deposited and/or the amount of any increase in the Facility Amount pursuant to clause 2.16.4).

2.16.6	Reinstatement of Retiring Vessels as Vessels

Simultaneously with the cure and cessation of a Vessel Reduction Event of the nature referred to in paragraph (ii), (iii) or (iv) of the definition thereof, the relevant Retiring Vessel shall become a Vessel.

2.16.7	Temporary reduction of Facility Amount: Excluded Vessels

If, as at Financial Close, the Registration Requirements have not been satisfied in full in relation to any Vessel (“Excluded Vessel”), then, for the purposes of clauses 2.4 and 2.5 only, the Facility Amount shall be reduced by an amount equal to the Excluded Vessel’s Security Proportion of the Net Facility Amount.

If the Facility Amount is so reduced, then, with effect from Financial Close, the Excluded Vessel shall cease to be a Vessel for all purposes of this Agreement.

The Borrower shall use its reasonable endeavours to procure that, in relation to each Excluded Vessel, the Registration Requirements are satisfied in full as soon as possible after Financial Close.

Upon the satisfaction in full of the Registration Requirements in relation to an Excluded Vessel:

(i)	the Facility Amount shall, for the purposes of clauses 2.4 and 2.5 only, be increased by an amount equal to the Facility Amount Increase; and

(ii)	that Excluded Vessel shall become a Vessel.

2.16.8	Mandatory reductions of Facility Amount and Credit Amount: cancellation or reduction of Commitments

(a)	If all or any part of the Commitments are at any time cancelled or reduced pursuant to any provision of this Agreement, the Facility Amount shall be reduced by the amount of the cancellation or reduction.

(b)	If all or any part of the Credit Commitments are at any time cancelled or reduced pursuant to any provision of this Agreement, the Credit Amount shall be reduced by the amount of the cancellation or reduction.

2.16.9	Recalculations of amounts by reference to Exchange Rate

The Facility Agent shall determine the then applicable Exchange Rates and shall recalculate all amounts hereunder which are calculated by reference to the Exchange Rates:

(a)	at or about the Conditions Precedent Satisfaction Time;

(b)	promptly following the receipt by the Facility Agent of a Drawdown Notice or a Guarantee Request;

(c)	on each Fee Payment Date; and

(d)	at any other time when it is necessary for the purposes of this Agreement to determine the Maximum Available Amount, the Maximum Available Advances Amount, the Maximum Available Credit Amount, the amount of the Credit, any Guarantee Amount, the amount of the Commitments (or any of them) and/or the amount of the Credit Commitments (or any of them), and the Facility Agent shall promptly notify each of the Banks and the Borrower thereof.

2.16.10	Adjustments to Exchange Rate calculation

For the purposes of clauses 2.4, 2.5, 2.17.3, 2.17.4, 10.2.4 and 12.1.2, the amount of any Advance denominated in any currency other than Dollars at any time and the amount of any Guarantee Amount denominated in any currency other than Dollars at any time shall, in each case, be deemed to be one hundred and seven point five per cent. (107.5%) of the Dollar Equivalent of that amount at that time.

2.16.11	Corresponding adjustments of Commitment and Credit Commitment of each Bank

Whenever, pursuant to this clause 2.16 or any other provision of this Agreement, the Commitments and/or the Credit Commitments are to be reduced or increased, the Commitment and/or (as applicable) Credit Commitment of each Bank shall be reduced or, as the case may be, increased by that proportion of the amount of that reduction or increase (as applicable) which its Commitment bears to the total of all of the Commitments of all of the Banks and/or (as applicable) its Credit Commitment bears to the total of all of the Credit Commitments of all of the Banks.

2.16.12	Reductions permanent

Any reduction of the Facility Amount, the Credit Amount, all or any of the Credit Commitments and/or all or any of the Commitments pursuant to this clause 2.16 or any other provision of this Agreement shall, subject only to clauses 2.16.4, 2.16.5 and 2.16.7, be permanent and the amount of any such reduction shall not be reinstated for any reason whatsoever.

2.17	Repayment, prepayment and Cash Collateral requirements

2.17.1	Scheduled repayment of the Credit

The whole amount of the Credit as at the Final Repayment Date shall be repaid by the Borrower on the Final Repayment Date.

2.17.2	Voluntary prepayment of the Credit

(a)	Subject to the following provisions of this clause 2.17.2, the Borrower may, by not less than fifteen (15) Banking Days’ notice to the Facility Agent, prepay, without premium or penalty, but without prejudice to the Borrower’s obligations under clauses 3, 11 and 12, in whole or in part all or any of the Advances.

(b)	Any prepayment pursuant to paragraph (a) above shall be in a minimum amount of five million Dollars ($5,000,000) or, if less, the amount of the relevant Advance at the time of the prepayment, and shall, if in an amount greater than such minimum amount, be in an amount which is an integral multiple of five million Dollars ($5,000,000) or, if less, the amount of the relevant Advance at the time of the prepayment.

(c)	Any prepayment notice issued by the Borrower pursuant to paragraph (a) above shall identify which of the Advances are to be prepaid and the amount by which each such Advance is to be prepaid.

(d)	Any amount of any Advance prepaid pursuant to this clause 2.17.2 may, subject to the other terms of this Agreement, be re-borrowed by the Borrower.

2.17.3	Cash collateral requirements following Final Maturity Date

Without prejudice to the other provisions of this Agreement, promptly following the date falling ten (10) Banking Days prior to the Final Maturity Date, the Facility Agent shall commence the calculation of the Final Cash Adjustment as at the Final Maturity Date, and shall promptly and in any event no later than the Final Maturity Date notify each of the Banks and the Borrower thereof. By no later than the Final Maturity Date:

(a)	if the Final Cash Adjustment is a positive figure, the Borrower shall as security for the Borrower’s continuing obligations hereunder and pursuant hereto deposit in the Cash Collateralisation Account an amount of cash equal to the Final Cash Adjustment; or

(b)	if the Final Cash Adjustment is a negative figure, the Facility Agent shall, provided that no Event of Default has occurred and is continuing, effect the transfer to the Borrower from the Cash Collateralisation Account of an amount of cash equal to the Final Cash Adjustment or, if less, the balance then standing to the credit of the Cash Collateralisation Account.

If at any time after the Final Maturity Date the Guarantee Termination Date occurs in relation to a Guarantee, the Facility Agent shall determine the Final Cash Adjustment as at that Guarantee Termination Date and shall promptly notify each of the Banks and the Borrower thereof, and:

(i)	if the Final Cash Adjustment is a positive figure, the Borrower shall as security for the Borrower’s continuing obligations hereunder and pursuant hereto deposit in the Cash Collateralisation Account an amount of cash equal to the Final Cash Adjustment; or

(ii)	if the Final Cash Adjustment is a negative figure, the Facility Agent shall, provided that no Event of Default has occurred and is continuing, effect the transfer to the Borrower from the Cash Collateralisation Account of an amount of cash equal to the Final Cash Adjustment or, if less, the balance then standing to the credit of the Cash Collateralisation Account.

For the purposes of this clause 2.17.3, “Final Cash Adjustment” means, at any time, the amount which is (i) the total amount of all Guarantee Amounts at that time, minus (ii) the total amount of all Cash Collateral at that time.

2.17.4	Mandatory prepayment and Cash Collateral requirements by reference to Maximum Available Advances Amount, Maximum Available Credit Amount and Maximum Available Amount

If, at any time and for any reason (including without limitation as the result of the application of clause 2.16.9, clause 2.16.10 or any other provision of clause 2.16), the Cash Excess is a negative figure, the Borrower shall upon the demand of the Facility Agent:

(a)	forthwith deposit in the Cash Collateralisation Account an amount (the “Repayment Amount”) equal to the Cash Excess; and

(b)	on the next Interest Payment Date, repay the Credit by an amount equal to the lesser of the Credit and the Repayment Amount, by application of all or part (as applicable) of the amount deposited in the Cash Collateralisation Account pursuant to paragraph (a) above.

If at any time prior to the Final Maturity Date the Guarantee Termination Date occurs in relation to a Guarantee, the Facility Agent shall promptly determine the Cash Excess as at that Guarantee Termination Date and shall notify each of the Banks and the Borrower thereof. If the Cash Excess is a positive figure, the Facility Agent shall, provided that no Event of Default has occurred and is continuing, effect the transfer to the Borrower from the Cash Collateralisation Account of an amount of cash equal to the Cash Excess.

For the purposes of clause 2.15.3, this clause 2.17.4 and all other relevant purposes of this Agreement, “Cash Excess” means the lesser of:

(i)	the amount (the “Cash Balance”) which is (i) the balance standing to the credit of the Cash Collateralisation Account at that time, minus (ii) all amounts of Cash Collateral which have prior to that time been deposited in the Cash Collateralisation Account pursuant to clause 2.16.4 and have not subsequently been withdrawn from the Cash Collateralisation Account pursuant to clause 2.16.5;

(ii)	the sum of (A) the amount of the Maximum Available Credit Amount, plus (B) the Cash Balance;

(iii)	the sum of (A) the amount of the Maximum Available Advances Amount, plus (B) the Cash Balance; or

(iv)	the sum of (A) the amount of the Maximum Available Amount, plus (B) the Cash Balance.

3	Interest, Interest Periods and Guarantee Fees

3.1	Interest rate and due date

3.1.1	Interest rate

The Borrower shall pay interest on each Advance drawn down by it, at (subject to clause 3.5) the rate per annum determined by the Facility Agent to be the Interest Rate which is at the relevant time applicable to that Advance.

3.1.2	Due date

The due date for the payment by any Borrower of interest on any Advance drawn down by it shall be, at any time, the Interest Payment Date in relation to the Interest Period which at that time applies to that Advance pursuant to clause 3.2 and, if the relevant Interest Period is longer than three (3) months, on the dates falling at three (3) monthly intervals after the first day of such Interest Period.

3.1.3	Notifications

The Facility Agent shall notify the Borrower promptly of each rate of interest determined by it under this clause 3.1.

3.2	Determination of Interest Periods

3.2.1	Subject always to clause 3.5, the first Interest Period in respect of each Advance shall commence on the date on which that Advance is made and shall be of one (1), two (2), three (3) or six (6) months’ duration or of any other duration agreed by the Facility Agent (as elected by the Borrower in the Drawdown Notice relating to that Advance) and each subsequent Interest Period in respect of that Advance shall commence on the last day of the previous Interest Period relating to that Advance.

3.2.2	On or prior to the date falling three (3) Banking Days prior to any Interest Payment Date, the Borrower, by written notice to the Facility Agent, may elect the duration of the next Interest

Period which will apply in respect of any Advance with an Interest Period terminating on that Interest Payment Date. Each such next Interest Period shall be of one (1), two (2), three (3) or six (6) months’ duration and there shall in any event be no more than ten (10) Interest Periods at any time, provided however that:

(a)	if any Interest Period would otherwise overrun the Final Repayment Date, that Interest Period shall end on the Final Repayment Date;

(b)	if the last day of an Interest Period would otherwise fall on a day which is not a Banking Day, the last day of that Interest Period shall instead fall on the next following Banking Day unless that Banking Day falls in the next calendar month in which case it shall fall on the immediately preceding Banking Day.

3.3	Default interest

3.3.1	If the Borrower fails to pay any amount payable by it to any Facility Beneficiary under or pursuant to any provision of this Agreement or any other Transaction Document (including, without limitation, any amount payable pursuant to this clause 3.3) on its due date for payment, the Borrower shall, on demand by the Facility Agent, pay to the Facility Agent interest on that amount from the due date to the date of actual payment (after as well as before judgment) at (except to the extent expressly otherwise provided in this Agreement or the relevant Transaction Document) the Default Rate. To the extent that interest on any amount demanded under this Agreement also accrues on the same amount under any other Transaction Document in respect of which a similar demand has been made by the Security Trustee or any other Facility Beneficiary, there shall be no double counting of interest on that amount and each payment of interest on that amount by the relevant person under this Agreement or that other Transaction Document shall be a pro tanto discharge of the corresponding liability of any other person to pay interest on that amount.

3.3.2	Interest payable pursuant to clause 3.3.1 shall be due and payable on the date of actual payment of the relevant overdue sum or, if not paid, the last day of each period (which shall not exceed three (3) months) determined by the Facility Agent for this purpose.

The Facility Agent shall notify the Borrower promptly of the duration of each period and rate of interest determined by it under this clause 3.3.

3.4	Reference Bank quotations

If an Interest Rate falls to be calculated pursuant to paragraph (b) of the definition of “Interest Rate” and any Reference Bank is unable or otherwise fails to quote a rate for the purpose of calculating that Interest Rate, that Interest Rate shall be determined, subject to clause 3.5, on the basis of the rates quoted by the other Reference Banks.

3.5	Market disruption; non-availability

3.5.1	If and whenever:

(a)	at or about the Quotation Time for an Interest Period the relevant Screen Rate is not displayed for the purposes of determining the relevant Interest Rate and none or only one of the Reference Banks quotes a rate to the Facility Agent for the purpose of calculating that Interest Rate; or

(b)	before the Quotation Time for an Interest Period the Facility Agent shall have received notification from one or more Banks (whose participations in the Advances to which that Interest Period relates exceed thirty five per cent. (35%) of the aggregate amount of those Advances) that the cost to those Banks of obtaining matching deposits in the London Interbank Market would be in excess of the relevant Interest Rate, then the rate of interest on each Bank’s share of the Advances to which that Interest Period relates shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Facility Agent by that Bank, as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Bank of funding its participation in those Advances from whatever source it may reasonably select.

3.5.2	If and whenever clause 3.5.1 applies, the Facility Agent and the Borrower shall consult in good faith with a view to determining an appropriate increase in the agency fee referred to in clause 5.1.1(c) to reflect the increase of the administrative burden of the Facility Agent as a result of the matters referred to in clause 3.5.1.

3.6	Guarantee Fee

The Borrower shall pay to the Facility Agent for the account of each Bank, on the date falling three (3) months after the date of this Agreement, on each date falling at three (3) monthly intervals thereafter until the last day of the Facility Period and on the last day of the Facility Period, a guarantee fee (“Guarantee Fee”) computed from the date of this Agreement on the daily amount of the aggregate of all Guarantee Amounts at the rate per annum which is the sum of:

(a)	the Guarantee Margin applicable on such day; plus

(b)	if an Event of Default has occurred and is continuing at such time, two per cent. (2%).

3.7	Margin and Guarantee Margin

3.7.1	The Margin applicable at any time and in relation to any amount shall be:

(a)	during the period commencing on the date hereof and terminating on the first Margin Readjustment Date, two point three seven five per cent. (2.375%); and

(b)	with effect from each Margin Readjustment Date, the percentage amount determined as at that Margin Readjustment Date in accordance with the following table and clause 3.7.4:

Leverage Ratio	Margin
Less than one (1): one (1)	one per cent. (1.00%)

One (1): one (1) or more and less than two (2): one (1)	one point two five per cent. (1.25%)

Two (2): one (1) or more and less than three (3): one (1)	one point five zero per cent. (1.50%)

Three (3): one (1) or more	two per cent. (2.00%)

3.7.2	Subject to clause 3.7.3, the Guarantee Margin applicable at any time and in relation to any amount shall be:

(a)	during the period commencing on the date hereof and terminating on the first Margin Readjustment Date, one point one eight seven five per cent. (1.1875%); and

(b)	with effect from each Margin Readjustment Date, the percentage amount determined as at that Margin Readjustment Date in accordance with the following table and clause 3.7.4:

Leverage Ratio	Guarantee Margin
Less than one (1): one (1)	zero point five zero per cent. (0.50%)

One (1): one (1) or more and less than two (2): one (1)	zero point six two five per cent. (0.625%)

Two (2): one (1) or more and less than three (3): one (1)	zero point seven five per cent. (0.75%)

Three (3): one (1) or more	one per cent. (1.00%)

3.7.3	The applicable Guarantee Margin in relation to any Financial Guarantee shall be the Margin, notwithstanding clause 3.7.2 or any other provision of this Agreement to the contrary.

3.7.4	For the purposes of this clause 3.7 and clause 8.3.6, the Leverage Ratio shall be calculated by the Facility Agent from time to time:

(a)	on a consolidated basis by reference to the Stolt Group;

(b)	by reference to the latest Financial Statements, related Certificate of Compliance and other documentation delivered to the Facility Agent pursuant to clause 8.1.4(b) (or, if those Financial Statements are not annual Financial Statements, by reference to the previous four quarterly (4) Financial Statements, related Certificates of Compliance and other documentation delivered to the Facility Agent pursuant to clause 8.1.4(b) on a rolling basis); and

(c)	as at the Testing Date falling at the end of the Testing Period to which those Financial Statements relate.

4	Allocation

Allocation

Subject to any express provision to the contrary in the DPP, all amounts received by any Facility Beneficiary from or on behalf of the Borrower and all Proceeds received by any Facility Beneficiary shall, if that Facility Beneficiary is not the Facility Agent, be paid upon receipt to the Facility Agent and shall be applied upon receipt by the Facility Agent as follows:

4.1	first, in or towards payment, on a pro-rata basis, of any unpaid fees, costs, expenses, Taxes, losses and liabilities in relation to or against which any of the Facility Agent, the Arrangers and the Security Trustee is entitled to be paid, reimbursed or indemnified under or pursuant to any Transaction Document;

4.2	second, in or towards payment to the Banks, on a pro-rata basis, of any unpaid costs, expenses, Taxes, losses and liabilities in relation to or against which the Banks (or any of them) are entitled to be paid, reimbursed or indemnified under or pursuant to any Transaction Document and of any amount due but unpaid under clauses 5.2, 5.3, 5.4, 6.7, 6.8, 11 or 12 or any indemnity or reimbursement provision in any other Transaction Document;

4.3	third, in or towards payment to the Banks, on a pro-rata basis, of any commitment commission payable pursuant to clause 5.1.2 which shall have become due but remains unpaid;

4.4	fourth, in or towards payment to the Banks and, in the case of clause 2.15.3(b), the Facility Agent, on a pro-rata basis, of any interest payable pursuant to clauses 2.15.3(b), 2.15.3(c), 3.1, 3.3 and 3.5 and of any Guarantee Fee payable pursuant to clause 3.6 which shall have become due but remains unpaid by the Borrower;

4.5	fifth, in or towards repayment to the Banks and, in the case of clause 2.15.3(a), the Facility Agent, on a pro-rata basis, of the Credit and of the principal amount of any amounts due but unpaid by the Borrower pursuant to clause 2.15.3(a);

4.6	sixth, in or towards payment of any other amount which shall have become due to the Facility Beneficiaries or any of them under or pursuant to any Transaction Document but remains unpaid (and, if more than one such amount remains so unpaid, on a pro-rata basis);

4.7	seventh, if an Event of Default shall have occurred and be continuing, an amount up to the aggregate amount of all Guarantee Amounts as at the date of application shall be deposited in the Cash Collateralisation Account or, if at the relevant time the Cash Collateralisation Account has not been opened, held as contemplated in the Cash Collateral Assignment, in each case, as security for the Borrower’s continuing obligations hereunder and pursuant hereto; and

4.8	lastly, the balance (if any) shall be paid (a) in the case of Facility Proceeds, to the Obligor entitled thereto, and (b) in the case of Shared Proceeds, to the Security Trustee for application in accordance with the DPP.

5	Commitment commission, fees and expenses

5.1	Fees and commitment commission

5.1.1	Fees

The Borrower shall pay to:

(a)	the Facility Agent for the account of the Facility Agent issuing fees in the amounts and at the times agreed between the Borrower and the Facility Agent in a letter dated on or about the date hereof relating thereto;

(b)	the Facility Agent for the account of the Facility Agent fronting fees in the amounts and at the times agreed between the Borrower and the Facility Agent in a letter dated on or about the date hereof relating thereto;

(c)	the Facility Agent for the account of the Facility Agent agency fees in the amounts and at the times agreed between the Borrower and the Facility Agent in a letter dated on or about the date hereof relating thereto; and

(d)	the Facility Agent up-front fees in the amounts, at the times and otherwise on the basis agreed between the Borrower and certain of the Arrangers in a letter dated on or about the date hereof relating thereto.

5.1.2	Commitment commission

(a)	The Borrower shall pay to the Facility Agent for the account of each Bank (for so long as such Bank’s Commitment has not been reduced to zero), on the date falling three (3) months after the date of this Agreement, on each date falling at three (3) monthly intervals thereafter prior to the Final Repayment Date and on the earlier of the date on which all of the Commitments of all of the Banks are reduced to zero and the Final Repayment Date, commitment commission computed from the date of this Agreement as follows:

(i)	on the daily unutilised amount of the Credit Commitment of each Bank, at the rate per annum which is forty per cent. (40%) of the Margin applicable on such day; plus

(ii)	on the daily unutilised amount of the sum of (i) the Commitment of each Bank, minus (ii) the Credit Commitment of each Bank, at the rate per annum which is forty per cent. (40%) of the Guarantee Fee applicable on such day.

(b)	The commitment commission referred to in this clause 5.1.2 shall be payable by the Borrower whether or not any Advance is ever made, any Guarantee is ever issued and/or any Guarantee Payment is ever made.

5.2	Transaction expenses

The Borrower shall pay to the Facility Agent, within ten (10) Banking Days of written demand by the Facility Agent, all costs and expenses (including without limitation fees and disbursements of legal counsel) reasonably and properly incurred by the Facility Agent, the Security Trustee and the Arrangers or any of them in connection with the negotiation, preparation, execution, completion and, where relevant, registration of the Transaction Documents (other than any Transfer Certificate) and of any amendment of, or the granting of any waiver or consent under or pursuant to, any Transaction Document requested by any Obligor. With respect to any such fees of legal counsel, such fees shall be deemed to have been reasonably and properly incurred if the amount of those fees does not exceed a quotation provided for the work in question by such legal counsel and approved by any Stolt Officer.

5.3	Value added tax

All amounts payable by the Borrower to any Facility Beneficiary pursuant to the Transaction Documents (or any of them) shall be paid together with any value added tax or similar tax (if any) properly chargeable thereon.

5.4	Stamp and other duties

The Borrower shall itself pay all stamp duty, registration or other like Taxes payable in respect of any of the Transaction Documents, and the Borrower shall, within three (3) Banking Days of demand, pay to each of the Facility Beneficiaries all costs, expenses and liabilities incurred by any of them in relation to any such stamp duty, registration or other like Taxes.

6	Payments and taxes; accounts and calculations

6.1	No set-off or counterclaim; distribution to the Banks

All amounts payable by the Borrower under or pursuant to the Transaction Documents shall be made in full, without any set-off or counterclaim whatsoever, and, subject as provided in clause 6.7, free and clear of any deduction or withholding, in the relevant Applicable Currencies (except for costs, expenses, Taxes, losses and liabilities which shall be payable in the currency in which they are incurred) on the due date to such account of the Facility Agent as the Facility Agent may from time to time specify for this purpose. Save as otherwise provided by any Transaction Document, each payment relating to the Credit, the Guarantee Payments, the Guarantees, the Guarantee Amounts, the Security Property and/or the Proceeds or any of them shall be for the account of all of the Banks and the Facility Agent shall forthwith distribute each such payment in like funds as are received by the Facility Agent to the Banks rateably in accordance with the Commitment, Credit Commitment, Contribution, Credit Contribution or Guarantee Contribution, as the case may be, of each Bank.

6.2	Payments by the Banks

6.2.1	All amounts to be advanced by the Banks to the Borrower under this Agreement shall be remitted in the relevant Credit Approved Currencies on the date specified in the relevant Drawdown Notice to the Facility Agent and shall be paid by the Facility Agent on the same date in like funds as are received by the Facility Agent to the account specified in that Drawdown Notice.

6.2.2	All amounts to be paid by the Banks to the Facility Agent under this Agreement shall be remitted on the date and in the currency specified in the relevant notice from the Facility Agent to such account of the Facility Agent as the Facility Agent may from time to time notify the Banks.

6.3	Facility Agent may assume receipt

If and whenever any amount is to be paid to the Facility Agent for the account of another person, the Facility Agent may assume that that amount will be paid when due and the Facility Agent may (but shall not be obliged to) make that amount available to the person for whose account it is to be paid. If that amount is not paid to the Facility Agent when due, the person to whom that amount was so made available shall on request refund that amount to the Facility Agent together with interest thereon sufficient to compensate the Facility Agent for the cost of making available that amount up to the date of such refund and the person by whom that amount was payable shall indemnify each of the Facility Agent and the person to whom that amount was made available by the Facility Agent against all costs, expenses, losses and liabilities paid, suffered or incurred by the Facility Agent or that person as a consequence of that amount not having been paid when due.

6.4	Non-Banking Days

If any amount payable under any Transaction Document to any Facility Beneficiary would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless that Banking Day falls in the next calendar month in which case the due date for payment shall be the immediately preceding Banking Day.

6.5	Calculations

All interest and other payments of an annual nature (including, without limitation, Guarantee Fee and commitment commission payable pursuant to clause 5.1.2) under or pursuant to the Transaction Documents to which any Facility Beneficiary is, or is to be, a party shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year or such other period as from time to time represents the market convention applicable to the relevant Interest Rate.

6.6	Statements of account conclusive

Any certificate or determination of any Facility Beneficiary as to any amount payable by the Borrower under or pursuant to this Agreement or any other Transaction Document to which the Borrower is, or is to be, a party shall include reasonable details of the calculation thereof and shall, in the absence of manifest error, be binding and conclusive on and against the Borrower and, in the case of a certificate or determination of the Facility Agent, on and against each of the Banks.

6.7	Grossing up

6.7.1	If at any time the Borrower is required to make any deduction or withholding in respect of Taxes from any amount payable to any Facility Beneficiary (or if the Facility Agent or the Security Trustee is required to make any such deduction or withholding from any amount payable to any other Facility Beneficiary), the amount payable by the Borrower shall be increased to the extent necessary to ensure that, after the making of that deduction or withholding, that Facility Beneficiary receives on the due date for payment of that amount (and retains, free from any liability in respect of that deduction or withholding) a net amount equal to the amount which it would have received had no such deduction or withholding been required to be made. The Borrower shall within thirty (30) days of making such payment deliver to the relevant Facility Beneficiary all receipts, certificates and other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7.2	The Borrower shall not be required to make an increased payment to any Facility Beneficiary under clause 6.7.1 for a deduction or withholding in respect of Tax imposed by the United Kingdom from a payment of interest under any Transaction Document, if on the date on which the payment falls due:

(a)	the payment could have been made to the relevant Facility Beneficiary without any deduction or withholding if it was a Qualifying Beneficiary, but on that date that Facility

Beneficiary is not or has ceased to be a Qualifying Beneficiary other than as a result of any change after the date it became a Facility Beneficiary under this Agreement in (or in the interpretation, administration, or application of) any Applicable Law, or any published practice or concession of any relevant taxing authority; or

(b)	the relevant Facility Beneficiary is a Treaty Beneficiary and the Borrower is able to demonstrate that the payment could have been made to the Facility Beneficiary without any deduction or withholding had that Facility Beneficiary complied with its obligations under clause 6.7.4.

6.7.3	Any Facility Beneficiary who becomes aware that the Borrower must make a deduction or withholding (or that there is a change in the rate or basis of any deduction or withholding) on any payment payable to it shall promptly notify the Facility Agent. If the Facility Agent receives any such notice, it shall promptly notify the Borrower.

6.7.4	A Treaty Beneficiary and the Borrower shall co-operate in promptly completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a deduction or withholding.

6.8	Taxes imposed on the Facility Beneficiaries

6.8.1	The Borrower shall, within three (3) Banking Days of demand by the Facility Agent, pay to a Facility Beneficiary an amount equal to all losses, liabilities and costs which that Facility Beneficiary determines will be or has been (directly or indirectly) incurred for or on account of Tax by that Facility Beneficiary in respect of or as a result of a Transaction Document or a payment under a Transaction Document.

6.8.2	Clause 6.8.1 shall not apply:

(a)	with respect to any Tax assessed on a Facility Beneficiary:

(i)	under Applicable Law of the jurisdiction in which that Facility Beneficiary is incorporated or, if different, the jurisdiction or jurisdictions in which that Facility Beneficiary is treated as resident for tax purposes; or

(ii)	under Applicable Law of the jurisdiction in which the Facility Office of that Facility Beneficiary is located,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Facility Beneficiary;

(b)	to the extent that the loss, liability or cost:

(i)	is compensated for by an increased payment under clause 6.7 (Grossing up); or

(ii)	would have been compensated for by an increased payment under clause 6.7 (Grossing up) but was not so compensated solely because one of the exclusions in clause 6.7.2 applied.

6.8.3	A Facility Beneficiary making, or intending to make, a claim under clause 6.8.1 shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

6.8.4	A Facility Beneficiary shall, promptly following receipt of a payment from the Borrower under this clause 6.8, notify the Facility Agent.

6.8.5	Any claim by a Facility Beneficiary under this clause 6.8 shall be made within four (4) months after the later of the date on which the relevant Facility Beneficiary first became aware of that

Tax and the date on which the consequential loss, liability or cost was incurred by that Facility Beneficiary.

6.8.6	The provisions of clause 6.7 and this clause 6.8 shall not apply to any Withholding Tax Obligation (to which clause 11.3 shall instead apply).

6.9	Claw-back of Tax benefit

If, following any deduction or withholding referred to in clause 6.7 or any Tax referred to in clause 6.8, the relevant Facility Beneficiary shall receive or be granted a credit against or remission for Taxes payable by it, that Facility Beneficiary shall, subject to the Borrower having paid the relevant increased or additional amount in accordance with clause 6.7 or clause 6.8 and to the extent that that Facility Beneficiary can do so without prejudicing the retention of the amount of that credit or remission and without prejudice to the rights of that Facility Beneficiary to obtain any other relief or allowance which may be available to it, reimburse to the Borrower such amount as that Facility Beneficiary shall in its absolute discretion certify to be the proportion of that credit or remission as will leave that Facility Beneficiary (after that reimbursement) in no worse position than it would have been in had there been no such deduction or withholding or Taxation. Nothing contained in this Agreement shall oblige any Facility Beneficiary to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Borrower shall not, by virtue of this clause 6.9, be entitled to enquire about the tax affairs of any Facility Beneficiary.

6.10	Control account

Each Bank shall maintain, in accordance with its usual practice, an account or accounts evidencing the amounts from time to time lent by, owing by, owing to and paid to it under and pursuant to the Transaction Documents. The Facility Agent shall maintain a control account showing the total of the Credit, the Guarantee Amounts and the Guarantee Payments respectively and other amounts from time to time owing or paid by the Borrower and the Banks respectively under and pursuant to this Agreement, the Guarantees and the other Transaction Documents. The control account of the Facility Agent shall, in the absence of manifest error, be conclusive as to all such amounts from time to time.

7	Representations and warranties

7.1	The Borrower represents and warrants on and as of the date hereof to each Facility Beneficiary that:

7.1.1	due incorporation

it is duly incorporated and validly existing under the laws of England and Wales as a limited liability company and has power to carry on its business as it is now being conducted and to own its property and other assets;

7.1.2	corporate power

prior to entering into any Transaction Document, it will have the power to execute, deliver and enter into, and perform its obligations under, that Transaction Document and all necessary corporate, shareholder and other action has been taken to authorise such execution, delivery, entry into and performance and no limitation on its powers will be exceeded as a result of such execution, delivery, entry into and performance;

7.1.3	binding obligations

this Agreement and each other Transaction Document to which it is, or is to be, a party constitutes or will, when executed, constitute its valid and legally binding obligations and is enforceable in accordance with their respective terms subject to Applicable Law regarding creditors’ rights in general and save for any Reservations relating to the Borrower;

7.1.4	no conflict with other obligations

its execution, delivery and entry into of, and the performance of its obligations under, and the compliance by it with the provisions of, this Agreement and each other Transaction Document to which it is, or is to be, a party has not or, when executed, will not (i) contravene any existing Applicable Law to which it is subject, or any judgment against it, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or is subject or by which it or any of its assets is bound which could reasonably be expected to have a Material Adverse Effect, (iii) contravene or conflict with any provision of its Constitutive Documents, or (iv) result in, or oblige it or any other Stolt Group Member to create, any Encumbrance over or in relation to any of its assets or any of the assets of any Stolt Group Member (other than the Encumbrances created by the Transaction Documents);

7.1.5	no filings

subject as hereinafter provided or as specified in any of the opinions referred to in paragraph 4 of Schedule 3 or as specified in Schedule 16, it is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or any other Transaction Document to which it is, or is to be, a party that they or it or any other instrument be notarised, consularised or legalised, or filed, recorded, registered or enrolled, in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of this Agreement and those Transaction Documents and this Agreement and each such Transaction Document is in proper form for its enforcement in the courts of each Relevant Jurisdiction; the matters to which the foregoing representations and warranties are subject are:

(a)	the registration of certain of the Transaction Documents with the Registrar of Companies pursuant to Sections 395 of the Companies Act 1985;

(b)	if this Agreement or any other Transaction Document is produced in court proceedings before a court of law in the Grand Duchy of Luxembourg or is submitted (whether directly or by way of reference) as a legal title before an official authority of the Grand Duchy of Luxembourg, the registration with, and payment of duty to, the authorities required by such Court or official authority;

(c)	the registration of each Mortgage with the Registrar of Ships in relation to the Vessel over which that Mortgage is granted;

(d)	the deregistration of mortgages over certain of the Vessels by the Registrar of Ships in relation to the relevant Vessel;

7.1.6	choice of law

save for any Reservations, the choice of a Governing Law to govern those of the Transaction Documents to which it is, or is to be, a party which are expressed to be governed by that Governing Law and the submission by it under those Transaction Documents to the jurisdictions therein specified are each valid and binding;

7.1.7	consents

with the exception of the Conditions Subsequent, each consent, authorisation, licence and approval of, and every registration with and declaration to, any Government Entity required to authorise, or otherwise in connection with, the execution, delivery, entry into, validity, enforceability, priority or admissibility in evidence of, or the performance by it of its obligations under, this Agreement and each other Transaction Document to which it is, or is to be, a party has been obtained or made and is in full force and effect and the Borrower is not aware of any event or circumstance which could reasonably be expected to adversely affect the right of the Borrower to hold and/or obtain renewal of any such consents, authorisations, licences or approvals;

7.1.8	parent company

one hundred per cent (100%) of the issued share capital of the Borrower is directly or indirectly owned by SOSA;

7.1.9	material adverse change

there has been no material adverse change in any of the business, financial condition, operations or assets of the Stolt Group (taken as a whole) from that pertaining at 31 May 2004;

7.1.10	pari passu

its payment obligations under this Agreement and each other Transaction Document to which it is, or is to be, a party are or will rank at least pari passu with the claims of all its other present and future unsecured and unsubordinated creditors with the exception of obligations mandatorily preferred by law applying to companies generally and not by contract;

7.1.11	information

to the best of the knowledge and belief of the Borrower after making all reasonable enquiries, all factual information contained in the Information Memorandum referring specifically to the Borrower or SOSA is accurate in all material respects, all views expressed by the Borrower or SOSA therein are honestly held and there are no omissions from the information therein about the Borrower and its shareholders which are material for disclosure to a potential participant in the transactions hereby contemplated, in each case, at the time such information was provided or (as applicable) such view was expressed;

7.1.12	accounts and Financial Statements correct and complete

the Financial Statements most recently delivered to the Facility Agent have been properly prepared and present fairly and accurately the financial position of SOSA and the consolidated financial position of the Stolt Group as at the date of those Financial Statements and the results of SOSA’s and the Stolt Group’s operations for the period to which those Financial Statements relate and, as at that date, none of SOSA and the Stolt Group Members had any material liabilities (contingent or otherwise) or unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, those Financial Statements;

7.1.13	no litigation

except for those matters disclosed in writing to the Facility Agent (and in respect of which the Facility Agent has received that disclosure), no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of any of its officers, threatened in writing against it or any of the other Stolt Group Members other than (a) any of the same which the Borrower has demonstrated to the satisfaction of the Facility Agent (acting on the instructions of the Majority Banks) is frivolous and of no real substance or (b) any of the same which would not or would not be reasonably likely to, if adversely determined, have a Material Adverse Effect;

7.1.14	no default under other Financial Indebtedness

no Event of Default of the nature referred to in clause 10.1.12 has occurred and is continuing;

7.1.15	no withholding Taxes

on the assumption that each Facility Beneficiary is a Qualifying Beneficiary, to the best of the knowledge and belief of the Borrower but without having made any enquiries, it is not required to make any deduction or withholding from any amount payable by it under or pursuant to this Agreement or any other Transaction Document to which it is, or is to be, a party;

7.1.16	freedom from Encumbrances: Security Property

all Security Property other than the Excluded Vessels is legally and beneficially owned by an Obligor and none of that Security Property is subject to any Encumbrance (other than Permitted Encumbrances);

7.1.17	freedom from Encumbrances: Stolt Group Assets

none of the Stolt Group Assets other than the Excluded Vessels is subject to any Encumbrance (other than Permitted Encumbrances);

7.1.18	no Insolvency Event

no Insolvency Event has occurred and is continuing in relation to any Obligor;

7.1.19	Tangible Net Worth

the amount of the Tangible Net Worth of the Borrower is a positive figure;

7.1.20	Stolt Group Members

each Obligor is a Stolt Group Member and each Obligor, other than the French Obligors, is a Wholly Owned Subsidiary; and

7.1.21	environmental matters

except for those matters disclosed in writing to the Facility Agent (and in respect of which the Facility Agent has received that disclosure), and (having made due enquiry) to the best of the knowledge and belief of the Borrower:

(a)	all Environmental Laws applicable to the Vessels have been complied with in all material respects and all material consents, licences and approvals required under such Environmental Laws have been obtained and complied with in all material respects;

(b)	no Environmental Claim has been made or, to the best of its knowledge, threatened or is pending against it, any other Stolt Group Member or any Vessel which has not been fully satisfied; and

(c)	there has been no Environmental Incident,

except to the extent that (i) the Borrower has demonstrated to the satisfaction of the Facility Agent (acting on the instructions of the Majority Banks) that any Environmental Claim is either frivolous and of no real substance or is covered by proceeds of insurances paid, or payable, to the Borrower or the other Stolt Group Member against which that Environmental Claim has been made, or (ii) all actual claims arising out of the relevant non-compliance, Environmental Claim or Environmental Incident, either alone or when aggregated with all other such actual claims against any Stolt Group Member and/or any Vessel, would not, or would not be reasonably likely to, have a Material Adverse Effect.

7.2	The Borrower represents and warrants on and as of the date hereof to each Facility Beneficiary in accordance with the terms of the Operational Representations.

7.3

On and as of the date of each Drawdown Notice, the date of each Advance, the date of each Guarantee Request, each date on which a Guarantee is issued, each Interest Payment Date and each Fee Payment Date, the Borrower shall make or, as the case may be, shall be deemed to repeat the representations and warranties made in clauses 7.1.1, 7.1.2, 7.1.3, 7.1.4, 7.1.5, 7.1.7, 7.1.8 and 7.1.21 as if made with reference to the facts and circumstances then existing. In addition, on and as of the date of each Advance and each date on which a Guarantee is issued, the Borrower shall make or, as the case may be, shall be deemed to repeat the representation and warranty made in clause 7.1.19 as if made with reference to the facts and circumstances then existing.

8	Covenants

8.1	The Borrower covenants to each Facility Beneficiary that it will:

8.1.1	information

(i)	promptly after any Stolt Officer becomes aware of it inform the Facility Agent of the occurrence of any Default unless another Obligor has already informed the Facility Agent of the occurrence of that Default;

(ii)	promptly inform the Facility Agent if the representation and warranty made by the Borrower pursuant to clause 7.1.21 ceases to be correct at any time unless another Obligor has already informed the Facility Agent thereof;

8.1.2	confirmation

if and whenever requested by the Facility Agent (acting reasonably), confirm to the Facility Agent in writing that no Default has occurred and is continuing;

8.1.3	consents and licences

obtain or cause to be obtained or made, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed on it in, or in connection with, each consent, authorisation, licence and approval of, and each registration with and declaration to, any Government Entity necessary for the purposes of the continued due performance, satisfaction and discharge by it of all its obligations and liabilities under and pursuant to this Agreement and each other Transaction Document to which it is, or is to be, a party;

8.1.4	Financial Statements

from time to time supply to the Facility Agent:

(a)	the annual unaudited or audited Financial Statements of the Borrower for each financial year ending during the Facility Period, containing (amongst other things) its profit and loss account for, and balance sheet at the end of, each such financial year, prepared in accordance with generally accepted accounting principles and practices applicable to companies incorporated in the relevant jurisdiction consistently applied, in each case, within one hundred and eighty (180) days of the end of the financial year to which they relate, together with (but only where those Financial Statements are unaudited) a certificate of a Stolt Officer stating that those Financial Statements have been prepared in line with all usual internal checks and procedures (including a review but not an audit by the auditors) and that, to the best of his knowledge and belief, based on these procedures, those Financial Statements accurately and fairly represent the financial condition and results of operations of the Borrower;

(b)	on a consolidated basis:

(i)	SOSA’s annual audited Financial Statements, within one hundred and eighty (180) days after the end of the financial year to which they relate; and

(ii)	SOSA’s unaudited quarterly Financial Statements (including cash flow analysis) not later than (A) in the case of the first, second and third fiscal quarters, sixty (60)

days, and (B) in the case of the fourth fiscal quarter, ninety (90) days, in each case, after the end of the relevant fiscal quarter, together with a certificate of a Stolt Officer stating that those Financial Statements have been prepared in line with all usual internal checks and procedures (including a review but not an audit by the auditors) and that, to the best of his knowledge and belief, based on these procedures, those Financial Statements accurately and fairly represent the financial condition and results of operations of the Stolt Group, together with a Certificate of Compliance;

(c)	the Approved Budget for each financial year, together with a consolidated cash flow projection of the Stolt Group for such financial year, as soon as the same becomes available but in any event not later than the start of such financial year;

(d)	at all times falling prior to the date falling one (1) year after the date of this Agreement and at any time thereafter when the Leverage Ratio (determined in accordance with clause 3.7.4) is three (3): one (1) or above, SOSA’s monthly unaudited internal management accounting reports comprising the consolidated statement of profit and loss and the consolidated statement of cashflow, together with a rolling twelve (12) month cashflow projection, to be provided as soon as practicable but in any event not later than thirty five (35) days, or, in respect of the months of February, May, August and November, not later than sixty (60) days, after the month end to which they relate;

8.1.5	delivery of reports

deliver to the Facility Agent copies of each report, circular, notice and similar document issued by it or any other Stolt Group Member to its creditors (in their capacity as such) generally at the same time at which the same is so issued by it to its creditors generally. Subject to the Borrower first notifying the Facility Agent in writing that this has been done, this requirement shall be satisfied by placing the relevant document or information on SOSA’s website;

8.1.6	provision of further information

without prejudice to its other covenants under this clause 8.1:

(a)	provide or cause to be provided to the Facility Agent such other information, financial data and explanations as the Facility Agent may from time to time reasonably require in respect of the business, financial condition, operations and assets of the Stolt Group;

(b)	provide or cause to be provided to the Facility Agent copies of all documents given by SOSA to its shareholders generally. Subject to the Borrower first notifying the Facility Agent in writing that this has been done, this requirement shall be satisfied by placing such information on SOSA’s website;

8.1.7	performance of obligations

pay, repay, perform, satisfy and discharge when due all material obligations and liabilities relating to Taxes incurred, assumed or undertaken by it to or in favour of any person unless the relevant obligation or liability is Contested;

8.1.8	Applicable Law

comply with all Applicable Law to which it may from time to time be or become subject, save where any non-compliance does not have a Material Adverse Effect;

8.1.9	corporate existence

maintain its corporate existence as a limited liability company under the laws of England and Wales;

8.1.10	filings

procure that, if it is or becomes necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or any other Transaction Document to which it is, or is to be, a party that they or any other instrument be notarised, consularised or legalised, or filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction, or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of the foregoing, such notarisation, consularisation, legalisation, filing, recording, registration or enrolling, or such stamp, registration or similar tax or charge, is effected or, as the case may be, paid;

8.1.11	Approved Hedging Policy

comply with, and not materially amend (or permit any material amendment of), the Approved Hedging Policy;

8.1.12	no prohibitions on dividends

not enter into any agreement or assume any obligation in respect of the declaration and/or payment of any dividends other than in favour of a person providing Non-Recourse Indebtedness, and then only if the relevant agreement or obligation is in accordance with general project financing principles (which principles shall be deemed to exclude, without limitation, any absolute prohibition of the declaration and/or payment of dividends but shall be permitted to include, without limitation, any other restrictions on the declaration and/or payment of dividends).

8.2	Financial Covenants

8.2.1	Tangible Net Worth

The Borrower shall ensure that Tangible Net Worth as at each Testing Date shall be not less than the aggregate amount of:

(a)	seventy five per cent. (75%) of Tangible Net Worth as at 31 May 2004; plus

(b)	fifty per cent. (50%) of all positive Net Profit for each fiscal quarter which falls after 31 May 2004 and on or prior to that Testing Date, which, for any fiscal quarter, shall be determined by reference to the quarterly Financial Statements in respect of that fiscal quarter delivered to the Facility Agent pursuant to clause 8.1.4(b)(ii) but so that, as at each Testing Date ending on 30 November, the positive Net Profit for the fiscal quarter ending on that Testing Date and the previous three (3) fiscal quarters (or, in the case of 30 November 2004, the previous one (1) fiscal quarter) shall be redetermined by reference to the four (4) (or, in the case of 30 November 2004, two (2)) quarterly Financial Statements in respect of those fiscal quarters delivered to the Facility Agent pursuant to clause 8.1.4(b)(ii) on a rolling basis.

8.2.2	Net Debt to EBITDA

The Borrower shall ensure that the ratio of Net Debt to EBITDA as at each Testing Date shall be not more than:

(a)	in the case of each Testing Date falling on or prior to 31 May 2005, five (5): one (1);

(b)	in the case of each Testing Date falling after 31 May 2005 and on or prior to 30 November 2005, three (3): one (1);

(c)	in the case of each subsequent Testing Date, two point five (2.5): one (1),

provided however that if (i) Net Debt is equal to or less than zero (0) as at any Testing Date, the Financial Covenant under this clause 8.2.2 shall not apply with respect to that Testing Date, and (ii) EBITDA is less than zero (0) as at any Testing Date and Net Debt as at that Testing Date is more than zero (0), there shall be deemed to be an immediate and automatic breach of the Financial Covenant under this clause 8.2.2.

8.2.3	Total Financial Debt to Tangible Net Worth

The Borrower shall ensure that the ratio of Total Financial Debt to Tangible Net Worth as at each Testing Date shall be not more than one (1): one(1).

8.2.4	Cash and Cash Equivalents

The Borrower shall ensure that the aggregate amount of Cash and Cash Equivalents held by Stolt Group Members as at each Testing Date shall be not less than twenty five million Dollars ($25,000,000).

8.2.5	Each Financial Covenant shall be calculated:

(a)	on a consolidated basis by reference to the Stolt Group;

(b)	as at each Testing Date; and

(c)	by reference to the latest Financial Statements, related Certificate of Compliance and other documentation delivered to the Facility Agent pursuant to clause 8.1.4(b) (or, in the case of clause 8.2.2 and clause 8.2.3, by reference to the previous four (4) Financial Statements, related Certificates of Compliance and other documentation delivered to the Facility Agent pursuant to clause 8.1.4(b) on a rolling basis).

8.3	The Borrower covenants to each Facility Beneficiary that it will not:

8.3.1	no merger or transfer

merge or consolidate with, or transfer all of its assets to, any person, unless (in each such case):

(a)	the surviving entity or transferee (as applicable) is an Obligor and the merger, consolidation or transfer (as applicable) has no Material Adverse Effect; or

(b)	the Majority Banks or, if the merger, consolidation or transfer (as applicable) involves or affects all or any of the Security Property, all of the Banks approve the merger, consolidation or transfer (as applicable); or

8.3.2	disposals

dispose of, whether by one or a series of transactions, related or not:

(a)	any of the Vessels except:

(i)	a disposal to another Stolt Group Member, provided that:

(A)	no Event of Default has occurred and is continuing or would result therefrom; and

(B)	all of the Additional Vessel Requirements have been complied with in full as if all references therein to a vessel were to the Vessel being transferred; or

(ii)	where the requirements of clause 2.16.3 have been complied with in full,

and in the case of any such disposal each of the Banks hereby authorises and instructs the Facility Agent to authorise and instruct the Security Trustee to release all security granted under the Transaction Documents over or in respect of that Vessel; or

(b)	any shares in any Obligor except disposals to another Stolt Group Member which has no Material Adverse Effect; or

(c)	any other Stolt Group Assets unless the disposal is for fair consideration and, in the case of disposals to a person who is not a Stolt Group Member, the disposal is on an arms’ length basis and in the ordinary course of business;

8.3.3	negative pledge

create or permit to subsist any Encumbrance (other than Permitted Encumbrances) over, or attempt, purport or agree to any of the same, all or any part of the Security Property, the shares in any Stolt Group Member and/or the other Stolt Group Assets; or

8.3.4	Indebtedness

incur, assume or undertake:

(a)	any Financial Indebtedness other than Permitted Financial Indebtedness; or

(b)	any other Indebtedness other than (i) Indebtedness assumed on an arms’ length basis and in the ordinary course of business, (ii) Indebtedness owed to another Stolt Group Member, (iii) Indebtedness pursuant to bonding lines providing for the issue of Performance Bonds which does not, in aggregate (determined by reference to all such Indebtedness of all of the Stolt Group Members), exceed one hundred and fifty million Dollars ($150,000,000) and which is, except to the extent that the relevant Encumbrance is permitted pursuant to paragraph (j) of the definition of Permitted Encumbrance, unsecured, and/or (iv) other Indebtedness existing at the date hereof which has prior to the date hereof been disclosed in writing to the Facility Agent (and in respect of which the Facility Agent has received that disclosure); or

8.3.5	loans

lend any monies or otherwise extend any credit to any person, other than (in each case, provided that the same is on an arms’ length basis and in the ordinary course of business):

(a)	any trade credit extended by it;

(b)	a loan made by it to a Joint Venture provided that the aggregate amount of all such loans made by all of the Stolt Group Members shall not at any time exceed ten million Dollars ($10,000,000) (or its equivalent in any other applicable currency or currencies);

(c)	a Permitted Group Loan;

(d)	a loan which constitutes Permitted Financial Indebtedness;

(e)	a loan made by it to an employee (which shall exclude any director of SOSA) of any Stolt Group Member provided that the aggregate amount of all such loans made by all of the Stolt Group Members shall not at any time exceed two million five hundred thousand Dollars ($2,500,000) (or its equivalent in any other applicable currency or currencies); or

8.3.6	investments

make any investment or incur any capital expenditure of whatsoever nature (including without limitation equity investments), other than:

(a)	any proposed investment of Total Loss Proceeds or Final Disposition Proceeds;

(b)	that portion of any proposed investment in a Non-Recourse Asset which is raised by a Non-Recourse Indebtedness (but not for the avoidance doubt the equity portion of any such proposed investment except to the extent that it falls within paragraph (d) below));

(c)	any proposed investment by it in another Obligor;

(d)	during any fiscal year, proposed investments the amount of which do not in aggregate (determined by reference to all such investments of all of the Stolt Group Members) exceed one hundred and ten per cent. (110%) of the amount set forth opposite that fiscal year in Schedule 13, or, in the case of any fiscal year commencing in or after 2006 and provided that during that fiscal year the Leverage Ratio does not, and will not as a result of any proposed investment, exceed two (2): one (1), a higher aggregate amount which does not exceed one hundred and twenty five per cent. (125%) of the amount set forth opposite that fiscal year in Schedule 13, provided however that if the amount invested or the amount of capital expenditure incurred by the Borrower and/or any other Stolt Group Member during any fiscal year pursuant to this clause 8.3.6(d) and clause 6.2.6(d) of the Facility Guarantee is less than the amount set forth opposite that fiscal year in Schedule 13 (disregarding for the avoidance of doubt the percentage uplifts referred to in the preceding provisions of this clause 8.3.6(d) and clause 6.2.6(d) of the Facility Guarantee), the amount of that shortfall may, subject to compliance with the other terms of this Agreement, be invested or incurred as capital expenditure during the immediately succeeding fiscal year (but not any subsequent fiscal year); or

8.3.7	shareholder distributions

distribute any of its present or future assets, undertakings, rights and revenues (including without limitation a repayment or prepayment of any shareholder loan or other Indebtedness owed to any shareholder, other than any prepayment required or permitted under this Agreement and any other Permitted Financial Indebtedness) to or in favour of any person who is not an Obligor; or

8.3.8	Cash

permit more than twelve million Dollars ($12,000,000) (in aggregate) (or the equivalent thereof in any other applicable currency or currencies) of (a) cash (whether or not freely available and/or unencumbered), or (b) cash equivalents (determined in accordance with US GAAP) to be held by Stolt Group Members who are not Obligors, provided that, until such time as both of these companies are sold, cash and cash equivalents in an additional amount of seven million two hundred thousand Dollars ($7,200,000) may be held by Paragon Engineering Services, Inc. and/or Paragon Engineering Holdings, Inc.; or

8.3.9	payments under Permitted Group Loans

at any time when an Event of Default has occurred and is continuing, make or accept any payment under or in respect of a Permitted Group Loan of the nature referred to in paragraph (c), (d) or (e) of the definition thereof.

Provided however that nothing in this clause 8.3 will prevent cash transfers (of whatever nature) from any Stolt Group Member to another Stolt Group Member if any Stolt Group Member which is not an Obligor and is in receipt of any such cash transfer shall forthwith utilise the whole amount of such cash for the purpose of paying the same to one or more Obligors.

8.4	Operational Covenants

The Borrower covenants to each Facility Beneficiary that it will duly perform and comply with, and that it will procure that each Owner will duly perform and comply with, each of the Operational Covenants.

8.5	Valuations

8.5.1	The Facility Agent shall cause to be prepared, by each of the Approved Valuers, valuations of the Fair Market Value of each Vessel, such valuations to be prepared and dated no more than thirty (30) days prior to, and shall be delivered to the Facility Agent on or prior to, (i) the date falling six (6) months after the date of this Agreement, (ii) each anniversary of the date referred to in part (i) above, and (iii) each other date reasonably requested by the Facility Agent or the Borrower (which shall include without limitation any date on which new Valuations are required pursuant to the definition of Additional Vessel Requirements). Each such valuation shall be prepared without a physical inspection, unless such a physical inspection is required by the Facility Agent or the Borrower (each acting reasonably). Each such valuation is herein referred to as an “Initial Valuation”.

8.5.2	If either the Borrower or the Facility Agent (acting on the instructions of the Majority Banks) disagrees (by promptly notifying the other of such disagreement) with any Initial Valuation, the Borrower or the Facility Agent (as the case may be) may instruct the Approved Valuers jointly to appoint a third independent and properly qualified appraiser to prepare, within thirty (30) days of the date on which the Borrower receives the Initial Valuation, a further valuation on the same basis as the Initial Valuation. Each such further valuation is herein referred to as a “Further Valuation”, and “Valuation” means any Initial Valuation or any Further Valuation. The cost of all Valuations shall be reimbursed to the Facility Agent by the Borrower promptly and in any case within five (5) Banking Days after demand.

8.5.3	It is acknowledged and agreed that the Fair Market Value of any Vessel at any time shall be deemed to be:

(a)	following the Initial Valuations until the Further Valuation (if any), the average of the two Initial Valuations most recently produced in relation to that Vessel;

(b)	following the Further Valuation (if any), the average of the three Valuations most recently produced in relation to that Vessel.

8.6	Additional Guarantors

8.6.1	If at any time it is determined, by reference to the most recent Certificate of Compliance delivered to the Facility Agent under clause 8.1.4(b), that more than ten per cent. (10%) of the aggregate amount of Fixed Asset Value of the Stolt Group and/or more than ten per cent. (10%) of the aggregate amount of Revenues of the Stolt Group is payable to, received by and/or held by Stolt Group Members who are not Obligors, the Borrower shall within thirty (30) days procure that:

(a)	one or more Stolt Group Members becomes an Additional Guarantor pursuant to this clause 8.6 so that, with effect therefrom, not more than ten per cent. (10%) of the aggregate amount of Fixed Asset Value of the Stolt Group and not more than ten per cent. (10%) of the aggregate amount of Revenues of the Stolt Group is payable to, received by and/or held by Stolt Group Members who are not Obligors;

(b)	each such Stolt Group Member enters into a Facility Guarantee Supplemental Deed, a Receivables Assignment Supplemental Deed and a DPP Supplemental Deed (in each case, to the extent that it has not already done so), each of which is perfected under all Applicable Law (but subject always to clause 21);

(c)	each of the requirements referred to in paragraphs 1, 2 and 5 of Schedule 3 is satisfied in relation to each such Stolt Group Member; and

(d)	the Facility Agent shall have received legal opinions, from independent counsel acceptable to it and in form and substance acceptable to it (subject always to clause 8.6.4), in respect of each such Stolt Group Member and each of the documents referred to in the foregoing provisions of this clause 8.6.1 respectively.

8.6.2	Upon the compliance with each of the requirements set forth in clause 8.6.1, each such Stolt Group Member shall be and become an Additional Guarantor.

8.6.3	If at any time it is determined, pursuant to clause 8.6.1, that more than twenty per cent. (20%) of the aggregate amount of Fixed Asset Value of the Stolt Group and/or more than twenty per cent. (20%) of the aggregate amount of Revenues of the Stolt Group is payable to, received by and/or held by Stolt Group Members who are not Obligors, then (without prejudice to the requirements set forth in clause 8.6.1):

(a)	the Borrower shall not be entitled to issue a Drawdown Notice and/or drawdown an Advance unless and until the requirements set forth in clause 8.6.1 have been satisfied in full; and

(b)	the Borrower shall not be entitled to issue a Guarantee Request and/or require the issue of a Guarantee unless and until the requirements set forth in clause 8.6.1 have been satisfied in full unless:

(1)	the Borrower states in the Guarantee Request that it proposes to deposit in the Cash Collateralisation Account an amount equal to the Guarantee Amount in relation to that Guarantee; and

(2)	on or prior to the date falling two (2) Banking Days prior to the date on which that Guarantee is to be issued (as specified in that Guarantee Request), the Borrower deposits in the Cash Collateralisation Account an amount equal to that Guarantee Amount, but, for the avoidance of doubt, none of the Commitments and none of the Credit Commitments shall be cancelled, reduced or suspended as a result of the application of this clause 8.6.3.

8.6.4	If, pursuant to clause 8.6.1, a Stolt Group Member is required to become an Additional Guarantor and either:

(a)	that Stolt Group Member is prohibited by Applicable Law from becoming an Additional Guarantor; or

(b)	Applicable Law imposes any restriction on the issue of guarantees by that Stolt Group Member or imposes personal liability on one or more of the officers of that Stolt Group Member in the absence of such a restriction, then, subject always to clause 8.6.5:

(i)	in the case of paragraph (a) above, that Stolt Group Member shall not be required to become an Additional Guarantor; or

(ii)	in the case of paragraph (b) above, no Facility Beneficiary shall be entitled to raise any objection to the relevant restriction.

8.6.5	The Borrower shall use its reasonable endeavours to procure that the provisions of clause 8.6.4 do not apply and if and whenever the provisions of clause 8.6.4 do apply the Borrower shall consult in good faith with the Facility Agent with a view to identifying a mutually acceptable manner of avoiding or mitigating the relevant prohibition or restriction.

9	Conditions

9.1	Documents and evidence

The obligations of the Facility Beneficiaries to make any Advance or issue any Guarantee are subject to the condition that the Facility Agent, or its duly authorised representative, shall have received:

9.1.1	not later than the date falling one (1) Banking Day before Financial Close, the documents and evidence specified in Schedule 3, other than the documents and evidence specified in paragraphs 2(c), 3, 10(a), 12 and 13 of Schedule 3 and so that, with respect to the legal opinions specified in paragraph 4 of Schedule 3, the requirement shall be for agreed forms and not signed copies of those legal opinions; and

9.1.2	not later than Financial Close, the documents and evidence specified in paragraphs 2(c), 3, 10(a), 12 and 13 of Schedule 3 and signed copies of the legal opinions specified in paragraph 4 of Schedule 3, in each case, in form and substance satisfactory to the Facility Agent, acting on the instructions of all the Facility Beneficiaries.

9.2	General conditions precedent

The obligations of the Banks hereunder are subject to the further conditions that at the time at which a Drawdown Notice is issued, at the time at which an Advance is drawn down, at the time at which a Guarantee Request is issued, and at the time at which a Guarantee is issued:

9.2.1	each of the representations and warranties expressed to be made by the Borrower pursuant to clause 7.3 and each of the representations and warranties expressed to be made by the other Obligors pursuant to clause 5.3 of the Facility Guarantee is true and correct as if made with respect to the facts and circumstances existing at that time;

9.2.2	no Default shall have occurred and be continuing or would result from the drawdown of the relevant Advance or the issue of the relevant Guarantee (as the case may be); and

9.2.3	clause 8.6.3 does not apply or, in the case of the issue of a Guarantee Request or the issue of a Guarantee only, clause 8.6.3 applies and the Borrower is entitled, pursuant to clause 8.6.3, to issue that Guarantee Request or require the issue of that Guarantee (as applicable).

9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Facility Beneficiaries and may be waived on their behalf in whole or in part and with or without conditions by the Facility Agent acting on the unanimous instructions of the Banks.

9.4	Further conditions precedent

If the period between the signing of this Agreement and Financial Close is more than fifteen (15) Banking Days and the Facility Agent so requests (acting reasonably, but so that the Facility Agent shall be deemed to be acting reasonably if it is instructed by the Majority Banks so to request) no later than three (3) Banking Days prior to Financial Close, the Borrower shall, not later than one (1) Banking Day prior to Financial Close, deliver to the Facility Agent additional and/or further corporate documents of the nature referred to in paragraph 1 of Schedule 3 and/or additional and/or further legal opinions of the nature referred to in paragraph 4 of Schedule 3, provided that (i) any such request shall be made by the Facility Agent as soon as practicable, and (ii) for the purposes of this clause 9.4, each of the Banks agrees to act reasonably in determining whether to give instructions to the Facility Agent to request any such certificates and/or opinions.

9.5	Conditions Subsequent

In relation to each Vessel (including, for the avoidance of doubt, each Additional Vessel), the Borrower shall procure that there is delivered to the Facility Agent, on or prior to the date falling thirty (30) Banking Days after any Mortgage is executed over that Vessel (or such later date as the Borrower and the Facility Agent may agree):

9.5.1	a letter from the master of such Vessel; and

9.5.2	a letter of undertaking (or similar) in respect of that Vessel from an Approved Broker; and

9.5.3	if that Vessel is registered in the United States of America, evidence that that Vessel has been registered with the Registrar of Ships (or equivalent official) in relation to that Vessel,

in each case, in form and substance satisfactory to the Security Trustee.

10	Events of Default

10.1	Events

There shall be an Event of Default if:

10.1.1	Non-payment: any Obligor fails to pay any amount expressed to be payable by it to any Facility Beneficiary under or pursuant to any Transaction Document at the time, in the currency and in the manner stipulated in that Transaction Document and such amount remains unpaid for three (3) Banking Days after the due date (and, for the purpose of this clause 10.1.1, in relation to amounts payable on demand the period of three (3) Banking Days referred to above shall commence on the date of the relevant demand); or

10.1.2	Executive management of SOSA: if (i) any Executive Officer ceases to serve as a member of the executive management of SOSA (other than as a result of an extended illness or bereavement) and he or she is not replaced by a person satisfactory to the Majority Banks acting reasonably within forty five (45) days of so ceasing to serve, or (ii) the Chief Executive Officer is removed from the board of directors of SOSA and is not replaced within forty five (45) days by a person satisfactory to the Majority Banks acting reasonably;

10.1.3	Breach of covenants: the Borrower commits any breach of or omits to observe any of its covenants, obligations and stipulations under and pursuant to clauses 8.1.9, 8.1.12 and/or 8.2 or any other Obligor commits any breach of or omits to observe any of its covenants, obligations and stipulations under and pursuant to clause 6.1.8 of the Facility Guarantee; or

10.1.4	Breach of Operational Covenants: any Obligor commits any breach of or omits to observe any of the Operational Covenants and, in respect of any such breach or omission which in the reasonable opinion of the Facility Agent is capable of remedy, is not remedied within twenty (20) Banking Days of the Facility Agent notifying that Obligor of that breach or omission; or

10.1.5	Breach of other obligations: any Obligor commits any breach of or omits to observe any of the covenants, obligations, undertakings and stipulations under and pursuant to the Transaction Documents to which any Facility Beneficiary is, or is to be, a party (other than those referred to in clauses 10.1.1, 10.1.2, 10.1.3 and 10.1.4) and, in respect of any such breach or omission which in the reasonable opinion of the Facility Agent is capable of remedy, is not remedied within ten (10) Banking Days of the Facility Agent notifying that Obligor of that breach or omission; or

10.1.6	Misrepresentation: any representation or warranty made or deemed to be made (or, as the case may be, repeated) by any Obligor in the Transaction Documents to which any Facility Beneficiary is, or is to be, a party or in any notice, certificate or statement referred to in or delivered under or pursuant to any of those Transaction Documents is or proves to have been incorrect or misleading in any material respect when made, deemed to be made or repeated and, in respect of any misrepresentation or misstatement which in the reasonable opinion of the Facility Agent is capable of remedy (or if the circumstances giving rise to it are in the reasonable opinion of the Facility Agent capable of remedy), is not remedied within ten (10) Banking Days of the Facility Agent notifying that Obligor of that misrepresentation or misstatement; or

10.1.7

Legal process: any judgment or order is made against any Stolt Group Member and the amount of that judgment, decree or order, whether alone or when aggregated with any other such judgment, decree or order made against any Stolt Group Member, is of an amount in excess of ten million Dollars ($10,000,000) (or the equivalent thereof in any other applicable currency or currencies), unless that judgment, decree or order is:

(a)	frivolous or vexatious and has no Material Adverse Effect;

(b)	satisfied, stayed or complied with within ten (10) Banking Days; or

(c)	appealed by that Stolt Group Member within the period during which an appeal can, under the relevant Applicable Law, be made;

10.1.8	Insolvency: any Insolvency Event occurs in relation to any Stolt Group Member, and, in the case of a Stolt Group Member who is not an Obligor, the assets of that Stolt Group Member, whether alone or when aggregated with the assets of any other such Stolt Group Member in relation to whom an Insolvency Event has occurred, are of an amount in excess of ten million Dollars ($10,000,000) (or the equivalent thereof in any other applicable currency or currencies); or

10.1.9	Cessation of business: any Stolt Group Member suspends or ceases or threatens to suspend or cease to carry on its business and, in the case of a Stolt Group Member who is not an Obligor, that suspension or cessation has a Material Adverse Effect; or

10.1.10	Repudiation: any Obligor repudiates any Transaction Document or evidences an intention to repudiate any Transaction Document; or

10.1.11	Encumbrances enforceable: any Encumbrance (other than Permitted Encumbrances) in respect of, or otherwise in connection with, any Security Property or any other Stolt Group Assets is or becomes enforceable and is not discharged within ten (10) Banking Days after any Obligor becomes aware of such enforceability; or

10.1.12	Financial Indebtedness: (i) any Financial Indebtedness of any Stolt Group Member (other than Non-Recourse Indebtedness) is not paid when due (after the expiry of any applicable grace periods), or (ii) any Financial Indebtedness of any Stolt Group Member becomes (whether by declaration or automatically in accordance with the terms of the relevant agreement, document or instrument constituting or evidencing the same) due and payable prior to the date when it would otherwise have become due, or (iii) any creditor of any Stolt Group Member becomes entitled to declare any Financial Indebtedness of any Stolt Group Member due and payable prior to the date when it would otherwise have become due, or (iv) any facility or commitment available to any Stolt Group Member relating to any Financial Indebtedness of any Stolt Group Member is withdrawn, suspended or cancelled, in each case, by reason of any default (howsoever described) of any Stolt Group Member, in each case, if the relevant Financial Indebtedness, either alone or when aggregated with any other Financial Indebtedness in relation to which any of the events referred to in the foregoing provisions of this clause 10.1.12 has occurred, is of an amount in excess of five (5) million Dollars ($5,000,000) (or the equivalent thereof in any other currency); or

10.1.13	Seizure: all or any of the Stolt Group Assets (other than Vessels, to which clause 2.16.3 shall instead apply) are seized, nationalised, expropriated or compulsorily acquired, in each case, by or under the authority of any Government Entity, and such seizure, nationalisation, expropriation or compulsory acquisition has a Material Adverse Effect; or

10.1.14	Litigation: any litigation, arbitration or administrative proceeding is commenced or, to the knowledge of any of its officers, threatened in writing against any Stolt Group Member and has a Material Adverse Effect; or

10.1.15	Public listing: SOSA for any reason ceases to remain listed on an exchange or quoted on an automated inter-dealer quotations system in the United States of America unless simultaneously therewith it is re-listed or re-quoted on an exchange or automated inter-dealer quotations system in the United States of America; or

10.1.16	Qualification of Financial Statements: (unless the Majority Banks shall otherwise, in their absolute discretion, agree) SOSA’s auditors qualify their report on any Financial Statements delivered to the Facility Agent pursuant to clause 8.1.4(b)(i) such that in their opinion SOSA (on a consolidated basis) is not a going concern; or

10.1.17	Material adverse change: there occurs any event that has or could reasonably be expected to have a material adverse effect on the ability of the Stolt Group (taken as a whole) to satisfy the payment obligations under this Agreement; or

10.1.18	Illegality: it is or becomes illegal for the Borrower or any other Obligor to perform, satisfy or discharge any of its obligations and liabilities under and pursuant to the Transaction Documents, or for any Facility Beneficiary to exercise all or any of the powers, remedies and rights vested in it, or otherwise available to it, under and pursuant to the Transaction Documents; or

10.1.19	Unenforceability: (i) any Transaction Document ceases to be in full force and effect (otherwise than in accordance with its terms) or any of the rights, interests, powers and remedies of the Facility Beneficiaries under and pursuant to the Transaction Documents is or becomes invalid or unenforceable for any reason, (ii) any of the Encumbrances constituted over the Security Property or any part thereof by the Transaction Documents are or become deemed under any Applicable Law discharged, varied or deferred, or (iii) any such Encumbrance or any of the rights, interests, powers and remedies of the Facility Beneficiaries under and pursuant to the Transaction Documents loses any stated or applicable priority (subject, in each case, to the Reservations), and (in each such case) the same has a Material Adverse Effect.

10.2	Acceleration

Upon the occurrence of any Event of Default which is continuing, the Facility Agent may, and if so requested by the Majority Banks shall, without prejudice to any other power, right or remedy of the Facility Beneficiaries, by written notice to the Borrower:

10.2.1	declare that the obligations owed by the Facility Beneficiaries to the Borrower hereunder shall immediately cease, whereupon the same shall immediately cease and all of the Commitments of all of the Banks and all of the Credit Commitments of all of the Banks shall be reduced to zero forthwith; and/or

10.2.2	declare that the Credit at that time shall become immediately repayable in full, whereupon the same shall become immediately due and repayable, together with accrued interest; and/or

10.2.3	declare that all other amounts expressed to be payable under and pursuant to the Transaction Documents shall become immediately payable in full, whereupon the same shall become immediately due and payable, together with accrued interest, Guarantee Fee and commitment commission and all other amounts expressed to be due and payable under and pursuant to the Transaction Documents; and/or

10.2.4	require the Borrower to procure that (a) the Facility Agent and each other Facility Beneficiary is fully and irrevocably released from all and any obligations and liabilities under all and any Guarantees then outstanding, and (b) the original of each such Guarantee is cancelled and delivered to the Facility Agent, provided that, if the Borrower has not fully performed its foregoing obligations under this clause 10.2.4 on or prior to the date falling seven (7) Banking Days after the Facility Agent’s written notice, the Borrower shall immediately deposit in the Cash Collateralisation Account an amount equal to the sum of (i) the aggregate amount of all Guarantee Amounts, minus (ii) the amount at the relevant time of the Cash Collateral, as security for the Borrower’s continuing obligations hereunder and pursuant hereto.

11	Indemnities

11.1	Miscellaneous indemnities

The Borrower shall on demand indemnify each Facility Beneficiary, without prejudice to any of their other rights, powers and remedies under and pursuant to the Transaction Documents, against all and any costs, expenses, losses and liabilities (including, without limitation, all and any costs, expenses, losses and liabilities paid, suffered or incurred by any Bank in maintaining or funding its Contribution, Credit Contribution and/or Guarantee Contribution or (in each case) any part thereof or in liquidating or re-employing deposits from third parties acquired or contracted for to fund, effect or maintain its Contribution, Credit Contribution and/or Guarantee Contribution or (in each case) any part thereof or any other amount owing to that Bank) which that Facility Beneficiary shall certify as paid, suffered or incurred by it as a consequence of:

11.1.1	the occurrence of any Event of Default;

11.1.2	any repayment or prepayment pursuant to any provision of this Agreement being made otherwise than on an Interest Payment Date in relation to the Advance wholly or partly repaid or prepaid;

11.1.3	any Interest Period which would not otherwise have ended on the Final Repayment Date ending on the Final Repayment Date pursuant to clause 3.2;

11.1.4	any Advance not being made for any reason (other than any default by any Facility Beneficiary) on the date specified in the Drawdown Notice relating to that Advance;

11.1.5	any Guarantee not being issued for any reason (other than any default by any Facility Beneficiary) on the date specified in the Guarantee Request relating to that Guarantee;

11.1.6	any action, proceeding or dispute involving any Guarantee Beneficiary or any other relevant person (other than the Facility Beneficiaries) in connection with a Guarantee unless caused by that Facility Beneficiary’s gross negligence or wilful misconduct; or

11.1.7	that Facility Beneficiary being or becoming obliged to pay any amount to any other Facility Beneficiary under any express provision of any Transaction Document as a result of a Default.

11.2	Currency indemnity

If any amount due from any Obligor to any Facility Beneficiary under or pursuant to this Agreement or any other Transaction Document or any order or judgment given or made in relation hereto has to be converted from the currency in which the same is payable under or pursuant to this Agreement, that Transaction Document or that order or judgment into another currency for the purpose of (a) making or filing a claim or proof against that Obligor, (b) obtaining an order or judgment in any court or other tribunal, or (c) enforcing any order or judgment given or made in relation to this Agreement or any other Transaction Document, and if the amount received or recovered is insufficient when converted at the date of receipt to satisfy in full the amount due, the Borrower shall on the Facility Agent’s written demand pay to the Facility Agent such further amount as is sufficient to satisfy in full the amount due.

11.3	Withholding Tax Obligations

If, at any time, the Facility Agent becomes subject to a Withholding Tax Obligation:

11.3.1	the Facility Agent shall promptly notify the Borrower and each Bank (in reasonably sufficient detail) of such Withholding Tax Obligation;

11.3.2

the Guarantee Amount in relation to the Guarantee to which the Withholding Tax Obligation relates shall, for all purposes of this Agreement, be increased by the aggregate of all additional amounts which will or could reasonably be expected to become payable by the Facility Agent under or pursuant to that Guarantee, or to any Government Entity, as a result of that Withholding Tax Obligation; and

11.3.3	if at any time thereafter the Facility Agent ceases to be subject to the relevant Withholding Tax Obligation, or its liability pursuant to such Withholding Tax Obligation is reduced, clause 11.3.1 shall apply mutatis mutandis to such cessation or reduction (as applicable) and:

(a)	in the case of a cessation, the provisions of clause 11.3.2 shall cease to apply; or

(b)	in the case of a reduction, the relevant Guarantee Amount (increased pursuant to clause 11.3.2) shall be reduced by an amount which takes into account such reduction in the Facility Agent’s liability;

11.3.4	the provisions of clause 11.3.2 shall not apply at any time if and to the extent that:

(a)	there would have been no or a lesser Withholding Tax Obligation if the Facility Agent had been a Qualifying Beneficiary, but at that time the Facility Agent is not or has ceased to be a Qualifying Beneficiary other than as a result of any change after the date it became the Facility Agent under this Agreement in (or in the interpretation, administration, or application of) any Applicable Law, or any published practice or concession of any relevant taxing authority; or

(b)	the Facility Agent is at that time a Treaty Beneficiary and the Borrower is able to demonstrate that there would have been no or a lesser Withholding Tax Obligation if the Facility Agent had complied with its obligations under clause 11.3.5; and

11.3.5	at any time when the Facility Agent is a Treaty Beneficiary, the Facility Agent shall co-operate with the Borrower in promptly completing any procedural formalities notified to the Facility Agent by the Borrower which are necessary to avoid or reduce any Withholding Tax Obligation.

12	Unlawfulness and increased costs

12.1	Unlawfulness

If it becomes contrary to any Applicable Law for any Bank to maintain its Commitment and/or its Credit Commitment, contribute to the Advances (or any of them), maintain or fund its Contribution, its Credit Contribution and/or its Guarantee Contribution or be liable pursuant to any Guarantee, that Bank shall promptly through the Facility Agent give notice thereof to the Borrower whereupon:

12.1.1	that Bank’s Commitment and that Bank’s Credit Commitment shall each forthwith be cancelled and the Borrower shall simultaneously therewith pay to the Facility Agent for the account of that Bank all accrued commitment commission and all other amounts expressed to be due and payable by the Borrower to that Bank under and pursuant to the Transaction Documents, other than those amounts referred to in clauses 12.1.2 and 12.1.3;

12.1.2	on or prior to the date specified in a notice delivered by that Bank to the Borrower (through the Facility Agent) which shall be no earlier than the latest date permitted by the relevant Applicable Law, the Borrower shall deposit in the Cash Collateralisation Account an amount equal to that Bank’s Guarantee Contribution as security for the Borrower’s continuing obligations hereunder and pursuant hereto and the Borrower shall simultaneously therewith pay to the Facility Agent for the account of that Bank all accrued Guarantee Fee due and payable by the Borrower to that Bank under and pursuant to this Agreement; and

12.1.3

with respect to each Advance, on the earlier of (i) the last day of the then current Interest Period in relation to that Advance, and (ii) the date specified in a notice delivered by that Bank to the Borrower (through the Facility Agent) which shall be no earlier than the latest date permitted by the relevant Applicable Law, the Borrower shall pay to the Facility Agent for the account of that Bank an amount equal to that Bank’s participation in that Advance, together with all interest accrued thereon.

12.2	Increased Costs

12.2.1	Subject to Clause 12.2.4 (Exceptions), the Borrower shall, within three (3) Banking Days of demand by the Facility Agent, pay to the Facility Agent for the account of the relevant Facility Beneficiary the amount of any Increased Costs incurred by that Facility Beneficiary or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any Applicable Law, or (ii) compliance with any Applicable Law after the date of this Agreement.

12.2.2	In this Agreement, “Increased Costs” means:

(a)	a reduction in the rate of return from the transactions contemplated by the Transaction Documents or on a Facility Beneficiary’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost, expense, Tax, loss or liability; or

(c)	a reduction of any amount due and payable under any Transaction Document,

which is incurred or suffered by a Facility Beneficiary or any of its Affiliates to the extent that it is attributable to that Facility Beneficiary having entered into, or funding or maintaining its funding under, or performing its obligations under, the transactions contemplated by the Transaction Documents.

12.2.3	Increased Costs claims

(a)	A Facility Beneficiary intending to make a claim pursuant to this clause 12.2 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Facility Beneficiary shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of the Increased Costs claimed under this clause 12.2.

(c)	Any claim by a Facility Beneficiary under this clause 12.2 shall be made within six (6) months after the later of the date on which the relevant Facility Beneficiary first became aware of the relevant Increased Cost and the date on which that Increased Cost was incurred by that Facility Beneficiary.

12.2.4	Exceptions

Clause 12.2.1 does not apply to the extent that any Increased Cost is:

(a)	compensated for by an increased payment under clause 6.7 (Grossing up) or would have been compensated for by an increased payment under clause 6.7 (Grossing up) but was not so compensated solely because one of the exclusions in clause 6.7.2 applied;

(b)	compensated for by a payment under clause 6.8 or would have been compensated for by a payment under clause 6.8 but was not so compensated solely because one of the exclusions in clause 6.8.2 applied; or

(c)	attributable to the wilful breach by the relevant Facility Beneficiary or its relevant Affiliate of any Applicable Law.

13	Mitigation

13.1	If, in respect of any Bank, circumstances arise which would, or would upon the giving of notice, result in:

13.1.1	the Borrower being required to make an increased payment pursuant to clause 6.7;

13.1.2	the reduction of that Bank’s Commitment and/or Credit Commitment to zero or the Borrower being required to prepay that Bank’s Credit Contribution and/or deposit in the Cash Collateralisation Account an amount equal to that Bank’s Guarantee Contribution, in each case, pursuant to clause 12.1; or

13.1.3	the Borrower being required to pay an amount to that Bank to compensate that Bank and/or its holding company for any liability to Taxes, increased cost, reduction, payment, foregone return or loss pursuant to clause 12.2, then, without in any way prejudicing, limiting, discharging, delaying, reducing or affecting the obligations of the Borrower under clauses 6 and 12, that Bank shall, in consultation with the Facility Agent and the Borrower, endeavour to take such reasonable steps as may be open to it to mitigate or remove such circumstances, including (without limitation) the transfer of its rights and obligations under this Agreement to another bank or financial institution acceptable to the Borrower unless to do so would (in the opinion of that Bank) be prejudicial to that Bank or be in conflict with that Bank’s general banking policies or involve that Bank in material expense or an ongoing increased administrative burden.

14	Pro-rata payments

14.1	Pro-rata payments

If at any time the proportion which any Bank (the “Recovering Bank”) has received or recovered (other than from a Transferee or a sub-participant in that Bank’s Contribution, Credit Contribution and/or Guarantee Contribution) in respect of its share of any amount paid for the account of the Recovering Bank and one or more other Banks under or pursuant to any Transaction Document exceeds the proportion of the share of that amount received or recovered by the Bank receiving or recovering the smallest or no proportion of its share of that amount (the amount of that excess being referred to in this clause 14.1 as the “excess amount”), then:

14.1.1	within two (2) Banking Days of that receipt or recovery, the Recovering Bank shall pay to the Facility Agent an amount equal (or equivalent) to the excess amount;

14.1.2	the Facility Agent shall treat that amount so paid to it as if it were part of the amount paid by the Borrower or, as the case may be, the relevant Obligor and shall distribute that amount in accordance with the last sentence of clause 6.1; and

14.1.3	as between the Borrower or, as the case may be, the relevant Obligor, on the one hand, and the Recovering Bank, on the other hand, the excess amount shall be treated as not having been paid.

Each Bank shall forthwith notify the Facility Agent of any such receipt or recovery by that Bank other than by payment through the Facility Agent. If the Recovering Bank is subsequently required to refund in whole or in part the excess amount, each Bank to which any part of the amount referred to in clause 14.1.1 was distributed pursuant to clause 14.1.2 shall, at the request of the Recovering Bank, repay to the Recovering Bank that Bank’s pro-rata share of the amount which the Recovering Bank is required to refund. Each Bank shall supply to the Facility Agent such information as the Facility Agent may from time to time request for the purpose of this clause 14.1. Notwithstanding the foregoing provisions of this clause 14.1, no Recovering Bank shall be obliged to pay to the Facility Agent any part of any amount which it receives or recovers pursuant to any legal action or proceeding taken by it to recover any amount due to it under or pursuant to any Transaction Document if and to the extent that that amount would be distributed by the Facility Agent, pursuant to clause 14.1.2, to any Bank which has a legal right to, but does not, either join in such legal action or proceeding or commence and diligently pursue a separate legal action or proceeding in the same or another court (unless the legal action or proceeding taken by the Recovering Bank is taken without prior notice thereof having been given through the Facility Agent to that other Bank).

14.2	No release

For the avoidance of doubt, any failure by any Recovering Bank to comply with the provisions of clause 14.1 shall not release any other Recovering Bank from any of its obligations and liabilities under clause 14.1.

14.3	No charge

The provisions of this clause 14 shall not, and shall not be construed so as to, constitute a charge by any Bank over all or any part of any amount received or recovered by it in the circumstances referred to in clause 14.1.

15	Transfer and lending office

15.1	Benefit and burden

This Agreement shall be binding upon the Borrower and its successors in title, and shall enure for the benefit of each of the Facility Beneficiaries and each of their respective successors and Transferees and, in the case of each of the Facility Agent and the Security Trustee, any replacement appointed in accordance with the terms of the Transaction Documents.

15.2	Disclosure of information

Subject to clause 18.6, any of the Facility Beneficiaries may (subject to any duties of confidentiality applicable to banks generally) disclose to any of its Subsidiaries or Affiliates and to any prospective Transferee, or to any other person who may propose entering into contractual arrangements with that Facility Beneficiary in relation to the Transaction Documents to which any Facility Beneficiary is, or is to be, a party, such information concerning the Borrower or any other Stolt Group Member as that Facility Beneficiary may deem appropriate, provided that the person to whom that information is disclosed has entered into a Confidentiality Agreement.

15.3	No assignment

The Borrower may not, and the Borrower shall not, assign or transfer to any person all or any of its rights and obligations under and pursuant to this Agreement and the other Transaction Documents to which the Borrower is, or is to be, a party.

15.4	Transfers

15.4.1	Subject to the following provisions of this clause 15, any Bank (the “Transferor”) may, at any time, cause all or any part of its rights, interests, obligations and liabilities under and pursuant to this Agreement and the other Transaction Documents to be transferred to:

(a)	any of its Subsidiaries or Affiliates;

(b)	any other bank, financial institution or securitisation vehicle which is rated BBB or above by Standard & Poor Ratings Group and/or Baa2 or above by Moody’s Investor Services Inc.; or

(c)	at any time when an Event of Default has occurred and is continuing, any other person,

(each a “Transferee”), in each case, by delivering to the Security Trustee a Transfer Certificate duly completed and duly executed by the Transferor and the Transferee.

15.4.2	No transfer by a Bank, and no sub-participation referred to in clause 15.8, shall result in the Borrower being subject to any additional Tax, Increased Cost or other financial or legal obligation other than those contemplated by the terms of this Agreement or any other Transaction Document to which the Borrower is a party at the time of the transfer (or sub-participation, as applicable).

15.4.3	Any transfer by a Bank is subject to the condition that (so far as the Transferor is at that time actually aware) the Transferee is not at that time prohibited from issuing, or giving a counter-indemnity in respect of, any Guarantee outstanding at the time of the transfer.

15.4.4	Provided that no Event of Default has occurred and is continuing, a transfer of the nature referred to in clause 15.4.1(b) shall be subject to the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed.

15.4.5	No transfer by a Bank shall be permitted if it would result in the Facility Agent or the Security Trustee being in breach of any Applicable Law.

15.4.6	Any transfer by a Bank shall be offered and effected in compliance with Applicable Law.

15.4.7	A Transferor must transfer to a Transferee the same proportions of its respective Commitment, Credit Commitment, Contribution, Credit Contribution, Guarantee Contribution and liability pursuant to Guarantees.

15.4.8	No transfer by a Bank will be binding on, or effective in relation to, the Borrower, the Facility Agent, the Security Trustee, the Arrangers and the other Banks (or any of them) unless it is effected or evidenced by a Transfer Certificate which complies with the provisions of this clause 15.4 which is executed by or on behalf of the Transferor, the Transferee and the Security Trustee (on behalf of itself and the Borrower, the Facility Agent, the Arrangers and the other Banks).

15.4.9	Each Transferor shall pay to the Security Trustee, in relation to each Transfer Certificate delivered to the Security Trustee by that Transferor, a fee in the amount of three thousand Dollars ($3,000).

15.4.10	Upon the execution of any Transfer Certificate by the Security Trustee, which execution shall be effected as promptly as is practicable and in any event by no later than the date falling five (5) Banking Days after that Transfer Certificate has been delivered to the Security Trustee and the date on which the Security Trustee is satisfied (acting reasonably) that all applicable provisions of this clause 15.4 have been complied with, and, subject to the terms of that Transfer Certificate, that Transfer Certificate shall have effect as follows:

(a)	subject to the preceding provisions of this clause 15.4, a Transfer Certificate may be in respect of all or any part of the Transferor’s rights, interests, obligations and liabilities under and pursuant to this Agreement and the other Transaction Documents;

(b)	a Transfer Certificate shall only be in respect of the Transferor’s rights, interests, obligations and liabilities in its capacity as a Bank and shall not transfer all or any part of the Transferor’s rights, interests, obligations and liabilities as Facility Agent, Security Trustee, Arranger or in any other capacity, as the case may be, which rights, interests, obligations and liabilities may only be transferred in accordance with the relevant provisions of this Agreement and/or the DPP (as applicable);

(c)	a Transfer Certificate shall take effect in accordance with the laws of England and Wales as follows:

(i)	to the extent specified in that Transfer Certificate, the Transferor’s payment rights and all its other rights and interests (other than those referred to in clause 15.4.10(b)) under and pursuant to this Agreement and the other Transaction Documents are transferred to the Transferee absolutely;

(ii)	the Transferor’s Commitment and Credit Commitment is discharged to the extent specified in the Transfer Certificate and that Commitment and that Credit Commitment are each, to the same extent, assumed by the Transferee;

(iii)	the Transferee becomes a Bank with a Contribution, a Credit Contribution, a Guarantee Contribution and a liability pursuant to the Guarantees of the amounts specified in the Transfer Certificate;

(iv)	the Transferee becomes bound by all the obligations and liabilities under and pursuant to this Agreement and the other Transaction Documents which are applicable to the Banks, including, without limitation, those provisions in relation to pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Facility Agent and the Security Trustee and to the extent that the Transferee becomes bound by those provisions, the Transferor ceases to be bound by them;

(v)	each Contribution, Credit Contribution, Guarantee Contribution and/or liability pursuant to the Guarantees which the Transferee makes or assumes after the Transfer Certificate comes into effect rank in point of priority and security in the same way as they would have ranked had they been made or, as the case may be, assumed by the Transferor;

(vi)	the Transferee becomes entitled to all the rights and interests under and pursuant to this Agreement and the other Transaction Documents which are applicable to the Banks, including, without limitation, those relating to the Majority Banks and those pursuant to clauses 5 and 12, and, to the extent that the Transferee becomes entitled to those rights and interests, the Transferor ceases to be entitled to them; and

(d)	each of the Borrower, the Facility Agent, the Arrangers and the Banks hereby irrevocably authorises and instructs the Security Trustee to sign each Transfer Certificate which complies with the requirements of this clause 15.4 on its behalf (and, in the case of the Security Trustee, on behalf of any Obligor which has in any Transaction Document given a corresponding authorisation and instruction to the Security Trustee) and undertakes not to withdraw, revoke or qualify that authority and instruction at any time. Promptly upon its execution of any Transfer Certificate, the Security Trustee shall notify the Borrower, the Security Trustee, the Arrangers, the Transferor and the Transferee and shall as soon as reasonably practicable send a copy of that Transfer Certificate to the Borrower.

15.5	Reliance on Transfer Certificate

The Security Trustee shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been delivered or executed by the persons by whom it purports to have been delivered or executed, and shall not be liable to any person for the consequences of such reliance.

15.6	Facility Agent register

The Facility Agent shall at all times during the continuation of this Agreement maintain a register in which it shall record the name, Commitment, Credit Commitment, Contribution, Credit Contribution, Guarantee Contribution, liabilities pursuant to the Guarantees and administrative details (including the lending office) from time to time of each Bank and, in relation to each Bank holding a Transfer Certificate, the date at which the transfer referred to in that Transfer Certificate was effected, and the Facility Agent shall make that register available for inspection by each of the Banks, the Security Trustee and the Borrower during normal banking hours upon receipt by the Facility Agent of reasonable prior notice requesting the Facility Agent to do so.

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities, the Commitment, Credit Commitment, Contribution, Credit Contribution, Guarantee Contribution, liabilities pursuant to the Guarantees and administrative details (including the lending offices) from time to time of each Bank and may be relied upon by the Facility Agent, the Security Trustee, the Arrangers and the Borrower for all purposes in connection with this Agreement and the other Transaction Documents.

15.7	Documenting transfers

If any Bank transfers all or any part of its rights, benefits, obligations and liabilities as provided in clause 15.4, the Borrower undertakes, immediately on being requested to do so by the Facility Agent and at the cost of the Transferor, to enter into, and procure that the other Obligors shall enter into, such deeds, documents, agreements and instruments as the Facility Agent may deem appropriate (acting reasonably) in connection with the transfer to the Transferee of all or the relevant part of that Bank’s rights, benefits, obligations and liabilities under and pursuant to this Agreement and the other Transaction Documents and all relevant references in this Agreement and the other Transaction Documents to that Bank shall thereafter be construed as a reference to that Bank and/or its Transferee (as the case may be) to the extent of their respective interests.

15.8	Sub-participation

Subject only to clause 15.4.2, each Bank may, at any time, sub-participate all or any part of its rights, interests, obligations and liabilities under and pursuant to this Agreement and the other Transaction Documents without the consent of the Borrower.

15.9	Lending office

Each Bank shall lend through its office at the address specified in Schedule 1 or, as the case may be, in any relevant Transfer Certificate or through any other office of that Bank selected from time to time by that Bank as the office through which that Bank wishes to lend for the purposes of this Agreement. If the office through which a Bank is lending is changed pursuant to this clause 15.9, that Bank shall notify the Facility Agent promptly of that change and the Facility Agent shall notify the Borrower.

16	Notices

16.1	Every notice, request, demand or other communication under this Agreement or any other Transaction Document shall:

16.1.1	be in writing delivered personally or by recorded delivery, or any similar mail service that requires the recipient to sign on receipt, or facsimile transmission or email or equivalent electronic method;

16.1.2	be deemed to have been received, in the case of a letter, when delivered personally or signed for (as applicable), in the case of a facsimile transmission, when the sender receives a transmission report showing the whole of the communication to have been transmitted to the correct number or address (if such transmission report is received after usual business hours in the place the facsimile was delivered to the next Banking Day) and, in the case of email or equivalent electronic method, when the recipient confirms receipt; and

16.1.3	be sent to each or any party hereto to the address and/or fax number and/or email address of that party, and marked for the attention of the relevant person in relation to that party, in each case as set out in Schedule 6 or to such other address and/or fax number and/or email address as is notified by that party to each of the other parties hereto, save that any notice, request, demand or other communication (i) from any party hereto other than the Facility Agent to any Facility Beneficiary shall be sent to that Facility Beneficiary c/o the Facility Agent, and (ii) from any party hereto other than the Borrower to any Stolt Group Member shall be sent c/o the Borrower.

16.2	Use of websites

16.2.1	The Facility Agent may satisfy its obligations under the Transaction Documents to deliver any information to the Beneficiaries (the “Website Users”) who accept this method of communication by posting such information onto an electronic website designated by the Facility Agent (the “Designated Website”) if:

(a)	the Facility Agent and the relevant Website Users expressly agree (after consultation by the Facility Agent with each of the Website Users) that they will accept communication of the information by this method;

(b)	both the relevant Website Users and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(c)	the information is in a format previously agreed between the relevant Website Users and the Facility Agent.

16.2.2	The Facility Agent shall supply each Website User with the address of and any relevant password specifications for the Designated Website following designation of that website by the Facility Agent.

16.2.3	The Facility Agent shall promptly upon becoming aware of its occurrence notify each Website User, as relevant, if:

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under the Transaction Documents is posted onto the Designated Website;

(d)	any existing information which has been provided under the Transaction Documents and posted onto the Designated Website is amended; or

(e)	the Facility Agent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Facility Agent notifies the Website Users under paragraphs (a) or (e) above, all information to be provided by the Facility Agent under the Transaction Documents after the date of that notice shall be supplied in paper form unless and until the Facility Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

17	Law

17.1	This Agreement is governed by, and shall be construed in accordance with, the laws of England and Wales.

17.2	Submission to jurisdiction

For the benefit of each Facility Beneficiary, the Borrower irrevocably and unconditionally agrees that any legal action or proceeding arising out of or in connection with this Agreement may be brought in the English courts, which shall have jurisdiction to settle or determine any dispute or claim arising out of or in connection with this Agreement and each Transaction Document to which the Borrower is, or is to be, a party, and irrevocably and unconditionally submits to the jurisdiction of the English courts. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of any Facility Beneficiary to take any legal action or proceeding against the Borrower in any other court of competent jurisdiction nor shall the taking of any legal action or proceeding in any one or more jurisdictions preclude the taking of any legal action or proceeding in any other jurisdiction, whether concurrently or not. The Borrower agrees that only the English courts and not those of any other jurisdiction shall have jurisdiction to settle and determine any dispute or claim which the Borrower may have against any Facility Beneficiary arising out of or in connection with this Agreement.

18	Miscellaneous

18.1	Counterparts

This Agreement may be entered into in the form of two or more counterparts, each executed by one or more of the parties hereto, and, provided all the parties hereto shall so execute this Agreement, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original but, taken together, they shall constitute one instrument.

18.2	English language

Unless the Borrower and the Facility Agent agree otherwise, all certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement shall be in the English language or shall be accompanied by a certified English translation upon which the recipient shall be entitled to rely.

18.3	Remedies cumulative

No failure or delay on the part of any Facility Beneficiary to exercise any right, power or remedy of it under or pursuant to this Agreement or any other Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise by any Facility Beneficiary of any right, power or remedy, or the discontinuance, abandonment or adverse determination of any legal action or proceeding taken by any Facility Beneficiary to enforce any right, power or remedy, preclude any further exercise thereof, any further legal action or proceeding to enforce the same, or the exercise of any other right, power or remedy, nor shall the giving by any Facility Beneficiary of any consent prejudice the right of any Facility Beneficiary to withhold or give consent in relation to any other similar matter. The rights, powers and remedies of each of the Facility Beneficiaries under and pursuant to this Agreement and the other Transaction Documents are cumulative and are not exclusive of any right, power and remedy provided by law.

18.4	Severability of provisions

Each of the provisions of this Agreement is severable and distinct from the others and if at any time one or more of those provisions is or becomes invalid, illegal or unenforceable under the laws of any jurisdiction neither the validity, legality and enforceability of the remaining provisions of this Agreement nor the validity, legality and enforceability of those provisions in any other jurisdiction shall in any way be affected or impaired thereby.

18.5	Contracts (Rights of Third Parties) Act 1999

Any person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce its terms.

18.6	Confidentiality

18.6.1	Each party to this Agreement agrees that it will keep all terms and provisions of the Transaction Documents and the agreements and documents related hereto, and all other information, material, documents and data furnished by any other party hereunder or under any other Transaction Document (including, in the case of the Facility Beneficiaries, information relating to any Stolt Group Member) confidential, and that all such other information, material, documents and data will not be furnished or disclosed by it to any other person, firm or corporation except such governmental agencies that may require submission of information, material, documents or data, without the written consent of the Facility Agent, in the case of the Borrower, or of the Borrower, in the case of the Beneficiaries; provided, however, that the parties hereby consent to the disclosure of any and all such confidential information to their respective boards of directors and the boards of directors of their respective Affiliates, the Arrangers, the Beneficiaries, the Guarantors and lawyers, accountants and others providing professional services to the Borrower, the Arrangers, the Beneficiaries, the Obligors (or their respective Affiliates) and subject always to clause 18.6.2.

18.6.2	The restrictions in clause 18.6.1 with respect to disclosure of confidential information shall not apply to any information disclosed by any party:

(a)	which becomes available to the public other than as a result of a disclosure by such party or its representatives;

(b)	which was available to such party on a non-confidential basis prior to its disclosure;

(c)	which becomes available to such party on a non-confidential basis from a source other than any other party hereto or its representatives;

(d)	which it is compelled to or required to disclose by any legal proceedings; (v) is required to be disclosed in connection with any litigation;

(e)	which is required to be disclosed in connection with a disposition or other transfer of rights permitted or consented to in accordance with the Transaction Documents, provided that the proposed transferee has entered into a Confidentiality Agreement;

(f)	if it is necessary or expedient that the disclosure be made to any taxation or fiscal authority or to any stock exchange;

(g)	if the disclosure is necessary or advisable for the purpose of obtaining any consent, authorisation, approval or licence from any Government Entity; or

(h)	if any Arranger has submitted any proposed tombstone and the names of the magazines or publications in which they will be placed have been disclosed to the Borrower, and the Borrower has approved the contents of such tombstone(s) and name(s), which is disclosed in such tombstone(s) in such magazines or publications by any Arranger.

Each party is required to use the same degree of care to prevent unauthorised disclosure of the information described above as it would use to prevent the disclosure of its own commercial and financial information of the same or similar nature and which it considers proprietary or confidential.

19	Further assurance

The Borrower covenants to each of the Facility Beneficiaries that it will, at the Borrower’s cost and expense, from time to time execute, sign, perfect, do and (if required) file, record, register and enrol every further deed, assurance, agreement, instrument, act and thing which the Facility Agent (acting reasonably) requests which is necessary for the purpose of more effectually assigning, charging and pledging the Security Property or any part thereof or perfecting the security created by and under or intended to be created by and under the Transaction Documents.

20	Security Trustee

The terms and basis upon which the Security Trustee has been or, as the case may be, is to be appointed by (amongst others) the Banks are set out in the DPP.

21	Receivables Assignment

Notwithstanding anything herein or in any other Transaction Document to the contrary:

(a)	neither the Borrower nor any other Obligor makes or shall be deemed to make any representation or warranty as to the nature of the security created or expressed to be created by the Receivables Assignment;

(b)	neither the Borrower nor any other Obligor shall be, or shall be deemed to be, in breach of any obligation under this Agreement or any other Transaction Document, or required to take any action, solely as a result of the security created or expressed to be created by the Receivables Assignment not being effective, valid and/or enforceable pursuant to Applicable Law as at the date on which it is executed (“Security Nature”); and

(c)	no Event of Default of the nature referred to in clause 10.1.19 shall occur or be deemed to occur solely as a result of the Security Nature.

22	Agency

22.1	Appointment of Facility Agent

Each Beneficiary hereby irrevocably appoints the Facility Agent as its facility agent for the purposes of this Agreement and the other Transaction Documents on the terms set out in this clause 22. By virtue of that appointment, each Beneficiary hereby irrevocably authorises the Facility Agent (whether or not by or through employees or agents) to take such action on that Beneficiary’s behalf and, if necessary or appropriate under Applicable Law, in that Beneficiary’s name, and to exercise such rights, remedies, powers and discretions, as are specifically delegated to the Facility Agent by this Agreement and the other Transaction Documents or any of them, together with such action, powers, rights, remedies and discretions as are reasonably incidental thereto.

22.2	Duties of Facility Agent

The Facility Agent shall not have any duties, obligations or liabilities to the Beneficiaries or any of them beyond those expressly stated in this Agreement and the other Transaction Documents to which it is or may become a party (or any of them) and specifically (but without prejudice to the generality of the foregoing) the Facility Agent shall not be obliged to take any action or exercise any right, remedy, power or discretion under or pursuant to this Agreement or any other Transaction Document beyond those which (as required) the Majority Banks or all of the Banks shall specifically instruct the Facility Agent in writing to take or, as the case may be, exercise in accordance with this Agreement or any other Transaction Document and then only to the extent expressly stated in those specific written instructions.

22.3	Execution of Transaction Documents

Each Beneficiary hereby irrevocably authorises the Facility Agent to join in and execute each of the Transaction Documents (other than this Agreement) to which it is, or is to be, a party in its capacity as Facility Agent.

22.4	Authority

22.4.1	Majority Bank decisions

Subject to clause 22.4.2, the Facility Agent may, with the consent of the Majority Banks or if and to the extent expressly authorised by any other provision of this Agreement or any other Transaction Document, concur with any Obligor to amend or waive any breach of, or default under, or otherwise excuse any performance of, or give any consent under, or otherwise take any action under or pursuant to, any provision of any Transaction Document, or authorise, instruct or direct the Security Trustee to do any of the foregoing. Any such action so authorised (if required) and effected by the Facility Agent shall be promptly notified to the Beneficiaries by the Facility Agent and shall be binding on all of the Beneficiaries and, if necessary or appropriate, each Beneficiary shall execute or re-execute any deed, document, instrument or agreement required to give full effect to any such action.

22.4.2	All Bank decisions

Except with the prior written consent of all of the Banks or as may otherwise be expressly permitted under any other provision of the Transaction Documents, the Facility Agent shall have no authority on behalf of the Beneficiaries to concur with any Obligor to amend any provision of any Transaction Document or otherwise take any action under or pursuant to, or waive any breach of, or default under, or otherwise excuse any performance of, or give any consent under, any provision of any Transaction Document, or authorise, instruct or direct the Security Trustee to do any of the foregoing, if that amendment, waiver, exercise, consent or action would result in:

(a)	any change of:

(i)	the Margin or the Guarantee Margin (otherwise than in accordance with the express terms of this Agreement); or

(ii)	any other amount payable for the account of the Beneficiaries or any of them under or pursuant to any Transaction Document (otherwise than in accordance with the express terms of the Transaction Documents);

(b)	any extension of the due date for, or any reduction in, any amount of principal, interest, commitment commission or any other amount payable under or pursuant to any Transaction Document;

(c)	any change of the currency in which any amount is payable under or pursuant to any Transaction Document;

(d)	any increase in any Bank’s Commitment or Credit Commitment;

(e)	any extension of the periods within which any Advance may be made or any Guarantee may be issued under this Agreement;

(f)	any change of the definition of Majority Banks;

(g)	any amendment of this clause 22.4;

(h)	any change in any provision of clause 2, except changes to clause 2.13 and any other changes which are not material (as determined by the Majority Banks);

(i)	any release of any Obligor from the security created by and under and/or any guarantee given under or pursuant to any Transaction Document or any release of the security or any part thereof from the security created by and under the Transaction Documents, in each case, otherwise than in accordance with the express terms of the Transaction Documents;

(j)	any amendment to or waiver of any provision of any of the Transaction Documents which provides for a matter to be determined by reference to the opinion of, a matter to be subject to the consent or request of, or any action to be taken on the instructions of, all of the Banks.

22.5	Facility Agent as Bank

With respect to its own Commitment, Credit Commitment, Contribution, Credit Contribution and Guarantee Contribution (if any), the Facility Agent shall have the same rights, remedies, powers and discretions under and pursuant to each of the Transaction Documents as each other Bank and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and the other Transaction Documents, and the term Banks shall, unless the context expressly otherwise indicates, include the Facility Agent in its individual capacity as a Bank.

22.6	Liability of Facility Agent

The Facility Agent shall not:

22.6.1	be obliged to request any certificate or opinion under any provision of the Transaction Documents, or to make any enquiry as to the application of the proceeds of any Advance, unless instructed in writing by the Majority Banks; or

22.6.2	be obliged to make any enquiry as to any default by any Obligor in the performance or observance of any provision of any of the Transaction Documents, as to the existence of a Default or as to whether any other event or circumstance has occurred as a result of which all or any of the security created by and under the Transaction Documents shall have or may become enforceable, in each case, unless the Facility Agent has actual knowledge thereof or has been notified in writing thereof by a Bank, in which case the Facility Agent shall promptly notify the Beneficiaries of the relevant Default or other event or circumstance; or

22.6.3	be liable to any Beneficiary for, or otherwise in connection with, any action taken or omitted under or pursuant to, or otherwise in connection with, the Transaction Documents (or any of them) unless caused by its gross negligence or wilful misconduct; or

22.6.4	disburse any Advance to the Borrower unless it has received the relevant documents and evidence required under clause 9.1 and clause 9.4 in form and substance satisfactory to it or the requirement for any such document or evidence has been waived in accordance with clause 9.3.

22.7	Knowledge of Facility Agent

For the purposes of this Agreement, the Facility Agent shall not be treated as having actual knowledge of any matter of which any division outside the corporate lending or loan administration departments of the person for the time being acting as the Facility Agent may become aware in the context of corporate finance or advisory activities from time to time undertaken by the Facility Agent for any Obligor or any of the Subsidiaries or Affiliates of any Obligor.

22.8	Communications and actions by Facility Agent

The Facility Agent shall:

22.8.1	promptly notify each Beneficiary of the contents of each notice, certificate or other document received by the Facility Agent from any Obligor under or pursuant to any provision of any Transaction Document; and

22.8.2	subject always to its being indemnified to its satisfaction and to clause 22.9, take such action (including, without limitation, the exercise of all or any rights, remedies, discretions and powers and the grant of all or any consents and releases) or, as the case may be, refrain from taking such action with respect to any Event of Default of which the Facility Agent has actual knowledge as all of the Banks may direct, provided that, unless and until the Facility Agent shall have received those directions (i) the Facility Agent may, but shall not be obliged to, take such action or refrain from taking such action with respect to that Event of Default as it deems appropriate in the best interests of the Beneficiaries, and (ii) the Facility Agent shall not be obliged to take any such action.

22.9	Independent action by Beneficiaries

22.9.1

Except as expressly provided to the contrary in the DPP, none of the Beneficiaries (other than the Security Trustee, to the extent expressly provided in the DPP) shall have any independent power to enforce all or any of the Shared Security Documents, exercise all or any rights, remedies, discretions and powers, or grant all or any consents and releases, under or pursuant to any Shared Security Document or otherwise have direct recourse to all or any of the Shared Security Property and/or the Shared Secured Property.

22.9.2	None of the Facility Beneficiaries (other than the Facility Agent, to the extent expressly provided in this Agreement, and the Security Trustee, to the extent expressly provided in the DPP) shall have any independent power to enforce all or any of the Facility Security Documents, exercise all or any rights, remedies, discretions and powers, or grant all or any consents and releases, under or pursuant to any Facility Security Document or otherwise have direct recourse to all or any of the Facility Security Property and/or the Facility Secured Property, without the prior written approval of the Facility Agent (acting on the instructions of all of the Banks).

After any such approval has been granted to the relevant Facility Beneficiary, that Facility Beneficiary shall have the right independently to enforce the relevant Facility Security Documents and to exercise all or any rights, remedies, discretions and powers, and to grant all or any consents and releases, under and pursuant to the relevant Facility Security Documents, and otherwise have direct recourse to all or any of the Facility Secured Property, provided however that all proceeds of that enforcement, exercise, grant or recourse shall be paid by that Facility Beneficiary to the Facility Agent and shall be applied in accordance with clause 4.

22.10	Reliance by Facility Agent

In considering at any time (and from time to time) the persons entitled to the benefit of any of the Facility Obligations, the Facility Agent may:

22.10.1	deem and treat:

(a)	each Bank as the person entitled to the benefit of the Contribution, Credit Contribution and Guarantee Contribution and the Commitment and Credit Commitment of that Bank for all purposes of this Agreement unless and until a Transfer Certificate relating to that Bank’s Contribution, Credit Contribution, Guarantee Contribution, Commitment and Credit Commitment or any part thereof shall have been filed with the Facility Agent; and

(b)	the office set out opposite the name of each Bank in Schedule 1, or, as the case may be, specified in the relevant Transfer Certificate, as that Bank’s lending office unless and until a written notice of change of lending office shall have been received by the Facility Agent, whereupon the Facility Agent may act upon that notice unless and until it is superseded by a further notice; and

22.10.2	(without prejudice to clause 22.13.2) to the extent that that information is not inconsistent with the notices referred to in clause 22.10.1, rely and act in reliance on any information provided to the Facility Agent pursuant to clause 22.11, and the Facility Agent shall have no liability or responsibility to any person as a consequence of relying and acting in reliance on that information unless the Facility Agent has actual knowledge that that information is inaccurate or incorrect.

22.11	Provision of information to Facility Agent

Without prejudice to clause 22.10, each of the Beneficiaries shall provide the Facility Agent with such written information as the Facility Agent may reasonably require for the purpose of performing the duties and functions delegated to it under this Agreement and the other Transaction Documents.

22.12	Appraisal by Beneficiaries

Each Beneficiary acknowledges that it has not relied, and will not rely, on any statement, opinion, forecast or other representation by or on behalf of the Facility Agent and that it has made and will continue to make, without reliance on the Facility Agent, its own appraisal and independent investigation of the creditworthiness, financial condition and affairs of each Obligor. The Facility

Agent shall not have any duty, responsibility or liability, either initially or on a continuing basis, to provide any Beneficiary with any credit or other information with respect to any Obligor or any of the Subsidiaries or Affiliates of any Obligor, whenever that information may have come or may come into its possession, except as expressly provided to the contrary in this Agreement or any other Transaction Document.

22.13	Responsibility of Facility Agent

22.13.1	The Facility Agent shall have no duty, responsibility or liability, either initially or on a continuing basis, to any Beneficiary:

(a)	to ascertain whether all deeds, documents, instruments and agreements which should have been deposited with or delivered to it under or pursuant to the Transaction Documents or any of them have been so deposited with or delivered to it, nor to investigate or make any enquiry into the title of any Obligor to the Security Property or any part thereof; or

(b)	for any failure of any Obligor to perform any of its obligations under and pursuant to the Transaction Documents; or

(c)	for the creditworthiness, financial or other condition or affairs of any Obligor; or

(d)	for the completeness or accuracy of any certificate, statement, representation or warranty by or of any Obligor; or

(e)	for the execution, effectiveness, adequacy, genuineness, validity, legality, enforceability, priority or admissibility in evidence of the Transaction Documents or any of them or of any certificate, report, deed, document, agreement or instrument executed or delivered under or pursuant to any Transaction Document; or

(f)	for any failure to register or file any Transaction Document with the Registrar of Companies or elsewhere; or

(g)	without prejudice to clause 22.8.2, for taking or omitting to take any action under, or otherwise in connection with, the Transaction Documents or any of them unless the taking of or omitting to take any such action is contrary to specific written instructions from (as required) the Majority Banks or all of the Banks; or

(h)	for any failure to take or require any Obligor to take any steps to render the Transaction Documents or any of them effective as regards the Security Property or any part thereof outside England or Wales or to procure the creation of any ancillary security under any Applicable Law; or

(i)	otherwise in connection with the Credit, any Guarantee or for acting (or, as the case may be, refraining from acting) in accordance with the specific written instructions of (as required) the Majority Banks or all of the Banks.

22.13.2	The Facility Agent shall be entitled to rely on any communication, instrument or document believed by it, acting reasonably, to be genuine and correct and to have been signed or sent by or on behalf of the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it.

22.14	Other business

The Facility Agent may, without any liability to account to the Beneficiaries or any of them, accept deposits from, lend money to, and generally engage in any kind of banking or trust business with, any Obligor or any of the Subsidiaries or Affiliates of any Obligor, or any Beneficiary or any of the Subsidiaries or Affiliates of any Beneficiary, as if it were not the Facility Agent.

22.15	Reimbursement of Losses

Each Bank shall reimburse to the Facility Agent (rateably in accordance with (a) at any time prior to the earlier of the issue of the first Drawdown Notice or Guarantee Request, its Commitment, and (b) at any time thereafter, its Contribution), to the extent that the Facility Agent is not fully reimbursed by the Obligors, all or any costs, expenses, losses and liabilities paid, suffered or incurred by the Facility Agent and in respect of which the Facility Agent is entitled, pursuant to any provision of the Transaction Documents, to reimbursement by the Obligors or any of them.

22.16	Indemnity from Banks

Each Bank shall indemnify the Facility Agent (rateably in accordance with (a) at any time prior to the earlier of the issue of the first Drawdown Notice or Guarantee Request, its Commitment, and (b) at any time thereafter, its Contribution) against all costs, expenses, losses and liabilities paid, suffered or incurred by the Facility Agent, or any agent or other person appointed by it, in connection with its appointment under this Agreement, the other Transaction Documents (or any of them), the performance of the duties and functions delegated to it under this Agreement and the other Transaction Documents (or any of them), or any action taken or omitted by the Facility Agent or any agent or other person appointed by it, which are not paid when due by the Borrower, unless the relevant cost, expense, loss or liability is paid, suffered or incurred by the Facility Agent as a result of its wilful misconduct or gross negligence.

22.17	Determination by Facility Agent

If any question or doubt arises in relation to the interpretation or application of any provision of this Agreement and the other Transaction Documents which affects the Facility Agent, as between the Beneficiaries, on the one hand, and the Facility Agent, on the other hand, that question or doubt shall be determined by the Facility Agent, in each case, acting reasonably, and each such determination, whether made upon a question actually raised or implied in the acts of the Facility Agent, shall be conclusive and shall bind all of the Beneficiaries, provided however that the Facility Agent, if it is aware of the relevant question or doubt and it is reasonably practicable for it to do so, has first notified the Banks of the relevant question or doubt and, if required to do so by all of the Banks or the Majority Banks, consulted an external lawyer in relation thereto.

22.18	Employment of agents

The Facility Agent may, in the performance of the duties and functions delegated to it under this Agreement and the other Transaction Documents (other than, subject to the express provisions of clause 22.17, in relation to its power to make any determination), instead of acting personally, employ and pay any agent (whether being a lawyer, chartered accountant or any other person) to perform those duties and functions (or any of them). Each agent so employed shall be entitled to be paid all usual professional and other charges for the performance by him or any of his partners or employees of those duties and functions. The Facility Agent shall not be responsible or liable for any act or omission of any such agent unless such act or omission arises as a result of the wilful misconduct or gross negligence of such agent.

22.19	Retirement and removal of Facility Agent

22.19.1	The Facility Agent may retire from its appointment as Facility Agent under this Agreement and the other Transaction Documents. If the Facility Agent wishes so to retire, it shall give to all of the parties to this Agreement not less than thirty (30) days’ notice of its intention to do so. The Majority Banks (which shall for this purpose only exclude any Bank which is also the Facility Agent or which is a Subsidiary or Affiliate of the Facility Agent) and (with the consent of the Majority Banks, which shall for this purpose only exclude any Bank which is also the Facility Agent or which is a Subsidiary or Affiliate of the Facility Agent) the Borrower may, by notice to the Facility Agent, remove the Facility Agent. Provided that no such retirement or removal shall take effect unless there has been appointed by the Beneficiaries as a successor facility agent (in the case of a retirement, within that thirty (30) day period referred to above):

(a)	a Bank nominated by the Majority Banks or, failing such a nomination

(b)	any reputable and experienced bank or financial institution nominated by the Majority Banks or, failing such a nomination, the Facility Agent and, in the case of either paragraph (a) or (b) above, approved by each of:

(i)	the Borrower (such approval not to be unreasonably withheld or delayed); and

(ii)	the Security Trustee (such approval not to be unreasonably withheld or delayed),

and, in any such case, that successor facility agent shall have duly accepted that appointment by delivering to the Facility Agent written confirmation (in a form acceptable to the Facility Agent) of that acceptance in which it agrees to be bound by this Agreement and each of the other Transaction Documents to which the Facility Agent is then a party in the capacity of Facility Agent as if that successor facility agent had been an original party to this Agreement and those other Transaction Documents. If any of the Borrower, the Facility Agent or the Security Trustee fails to respond to a request for its approval within ten (10) Banking Days of that request being made, the Borrower, the Facility Agent or, as the case may be, the Security Trustee shall be deemed to have given the approval requested.

22.19.2	Upon any such successor facility agent being appointed, the retiring Facility Agent shall be discharged from all of its obligations and liabilities under and pursuant to, and the duties and functions delegated to it under, this Agreement and the other Transaction Documents and that successor facility agent and each of the other parties to this Agreement and the other Transaction Documents shall have the same rights and obligations among themselves as they would have had if that successor facility agent had been an original party to this Agreement and the other Transaction Documents to which the retiring Facility Agent is then a party in place of the retiring Facility Agent.

22.19.3	The Beneficiaries agree to appoint as successor facility agent the person nominated (and, if applicable, approved) in accordance with the foregoing provisions of this clause 22.19.

22.20	Illegality

The Facility Agent may refrain from doing anything which would or might, in its opinion, be contrary to any Applicable Law or which would or might render it liable to any person and may do anything which is, in its opinion, necessary to comply with any Applicable Law.

22.21	Power of attorney

22.21.1	Each Beneficiary (other than the Facility Agent) hereby irrevocably and unconditionally appoints the Facility Agent to be its attorney for it and in its name and on its behalf and as its act and deed or otherwise to agree the form of and to execute, seal and deliver and otherwise perfect and do all deeds, assurances, agreements, instruments, acts and things as may be required for the full exercise of all or any of the rights, powers or remedies conferred on, and the duties and functions delegated to, the Facility Agent under this Agreement and the other Transaction Documents.

22.21.2	Each Beneficiary (other than the Facility Agent) further covenants to the Facility Agent that it will from time to time execute, sign, perfect, do and (if required) file, record, register and enrol every further deed, assurance, agreement, instrument, act and thing which the Facility Agent acting reasonably may deem appropriate for the purpose of fully exercising all or any of the rights, powers and remedies conferred on, and the duties and functions delegated to, the Facility Agent under this Agreement and the other Transaction Documents. The Borrower agrees that any costs, expenses, losses and liabilities paid, suffered or incurred by any Facility Beneficiary in connection therewith shall be the subject of indemnification pursuant to clause 11.1.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed as a deed and delivered on the date first above written.

EXECUTION PAGE 1 - RCF

The Banks

EXECUTED as a DEED and DELIVERED	)
for and on behalf of	)
DNB NOR BANK ASA	) /s/ Alison Baxter
by ALISON BAXTER	)
its duly authorised attorney-in-fact	)
in the presence of: ELEANOR MARTIN, Norton Rose	)

EXECUTED as a DEED and DELIVERED	)
for and on behalf of	)
ING BANK N.V.	) /s/ Alison Baxter
by ALISON BAXTER	)
its duly authorised attorney-in-fact	)
in the presence of: ELEANOR MARTIN, Norton Rose	)

EXECUTED as a DEED	)
and DELIVERED	)
for and on behalf of	)
NIB CAPITAL BANK N.V.	) /s/ Alison Baxter
by ALISON BAXTER	)
its duly authorised attorney-in-fact	)
in the presence of: ELEANOR MARTIN, Norton Rose	)

EXECUTED as a DEED	)
and DELIVERED	)
for and on behalf of	)
CALYON	) /s/ Alison Baxter
by ALISON BAXTER	)
its duly authorised attorney-in-fact	)
in the presence of: ELEANOR MARTIN, Norton Rose	)

EXECUTED as a DEED	)
and DELIVERED	)
for and on behalf of	)
NATEXIS BANQUES POPULAIRES	) /s/ Alison Baxter
by ALISON BAXTER	)
its duly authorised attorney-in-fact	)
in the presence of: ELEANOR MARTIN, Norton Rose	)

EXECUTED as a DEED	)
and DELIVERED	)
for and on behalf of	)
VEREINS-UND WESTBANK	) /s/ Alison Baxter
by ALISON BAXTER	)
its duly authorised attorney-in-fact	)
in the presence of: ELEANOR MARTIN, Norton Rose	)

EXECUTION PAGE 2 - RCF

The Arrangers

EXECUTED as a DEED	)
and DELIVERED	)
for and on behalf of	)
DNB NOR BANK ASA	) /s/ Felicity Perry
by FELICITY PERRY	)
its duly authorised attorney-in-fact	)
in the presence of: ELEANOR MARTIN, Norton Rose	)

EXECUTED as a DEED	)
and DELIVERED	)
for and on behalf of	)
ING BANK N.V.	) /s/ Felicity Perry
by FELICITY PERRY	)
its duly authorised attorney-in-fact	)
in the presence of: ELEANOR MARTIN, Norton Rose	)

EXECUTED as a DEED	)
and DELIVERED	)
for and on behalf of	)
NIB CAPITAL BANK N.V.	) /s/ Felicity Perry
by FELICITY PERRY	)
its duly authorised attorney-in-fact	)
in the presence of: ELEANOR MARTIN, Norton Rose	)

The Facility Agent

EXECUTED as a DEED	)
and DELIVERED	)
for and on behalf of	)
DNB NOR BANK ASA	) /s/ Felicity Perry
by FELICITY PERRY	)
its duly authorised attorney-in-fact	)
in the presence of: ELEANOR MARTIN, Norton Rose	)

The Security Trustee

EXECUTED as a DEED	)
and DELIVERED	)
for and on behalf of	)
DNB NOR BANK ASA	) /s/ Felicity Perry
by FELICITY PERRY	)
its duly authorised attorney-in-fact	)
in the presence of: ELEANOR MARTIN, Norton Rose	)

The Borrower

EXECUTED as a DEED	)
and DELIVERED	)
for and on behalf of	)
SEAWAY (UK) LIMITED	) /s/ Stuart Jackson
By STUART JACKSON	)
its duly authorised attorney-in-fact	)
in the presence of: ELEANOR MARTIN, Norton Rose	)

Schedule 5

Definitions

“Acceleration Notice” means any written notice issued by the Facility Agent to the Borrower pursuant to clause 10.2;

“Account Documents” means all certificates of deposit, deposit receipts and other instruments and securities relating to the Cash Collateralisation Account and the Cash Collateral or either of them or any part thereof;

“Additional Guarantor” means each person who shall from time to time become an Additional Guarantor pursuant to clause 8.6;

“Additional Obligor” means an Additional Owner or an Additional Guarantor;

“Additional Owner” means each Stolt Group Member who owns an Additional Vessel;

“Additional Vessel” means each vessel in relation to which the Additional Vessel Requirements are satisfied pursuant to clause 2.16.5;

“Additional Vessel Requirements” means:

(a)	a Stolt Group Member owns a vessel which is not a Vessel and that vessel is approved by the Majority Banks;

(b)	a Mortgage over that vessel is executed and duly perfected in the Flag State in relation to that vessel and under all Applicable Law;

(c)	an Assignment in relation to that vessel is executed, registered with the relevant Registrar of Ships and otherwise perfected under all Applicable Law;

(d)	if that Stolt Group Member is not an Owner, a DPP Supplemental Deed, a Facility Guarantee Supplemental Deed and a Receivables Assignment Supplemental Deed is executed and perfected under all Applicable Law;

(e)	there are (or, as the case may be, have been) provided to the Facility Agent in relation to that Stolt Group Member the corporate documents referred to in paragraph 1 of Schedule 3, the process agent letters referred to in paragraph 5 of Schedule 3 and the documents referred to in paragraph 2 of Schedule 3, in each case, as if all references therein to an Obligor were references to that Stolt Group Member;

(f)	there are provided to the Facility Agent in relation to that vessel the insurance documents referred to in paragraph 9 of Schedule 3, the vessel documents and evidence referred to in paragraph 10 of Schedule 3 and the evidence concerning no Total Loss referred to in paragraph 12 of Schedule 3, in each case, as if all references therein to a Vessel were references to that vessel and as if all references therein to an Obligor were references to that Stolt Group Member;

(g)	the Facility Agent shall have received legal opinions, from independent counsel acceptable to it and in form and substance acceptable to it, in respect of (i) that vessel, (ii) that Stolt Group Member, and (iii) each of the documents referred to in paragraphs (d) to and including (f) above respectively;

(h)	a letter from the master of such vessel, in form and substance satisfactory to the Security Trustee, either has been received or the time limit for the receipt of the same pursuant to clause 9.5 has not expired;

(i)	Initial Valuations in respect of that vessel shall be produced in accordance with clause 8.5 (as if all references therein to a Vessel were references to that vessel);

(j)	if, at the time at which the requirements set forth in the previous paragraphs of this definition are or are to be satisfied, more than three (3) months have elapsed since the provision of the most recent Initial Valuations, further Initial Valuations in respect of each of the Vessels shall be produced;

“Administration” has the meaning given to such term in paragraph 1.1.3 of the ISM Code;

“Advance” means:

(a)	with respect to each borrowing of a portion of the Credit Commitments denominated in Dollars, the principal amount of that borrowing or, as the context may require, the principal amount of that borrowing for the time being outstanding;

(b)	with respect to each borrowing of a portion of the Credit Commitments denominated in another Credit Approved Currency and subject to clause 2.16.10, the Dollar Equivalent of the principal amount of that borrowing or, as the context may require, the principal amount of that borrowing for the time being outstanding;

“Affiliate” means, in relation to any person (i) any Related Company of that person, or (ii) any Company or other person in which that person or any Related Company of that person directly or indirectly owns, or is interested in, more than twenty per cent. (20%) but no more than fifty per cent. (50%) of the voting share capital (or equivalent right of ownership);

“Agreed Form” means, in relation to any document, that document in form, substance and terms approved in writing by the Facility Agent (acting on the instructions of all of the Banks) or otherwise in accordance with such other approval procedure detailed in any relevant provision of any Transaction Document;

“amend” means to amend, vary, supplement, extend or renew, and “amended” and “amendment” shall be construed accordingly;

“Applicable Currency” means:

(c)	in relation to any Guarantee (and any amount determined by reference thereto), the Guarantee Approved Currency in which that Guarantee is denominated;

(d)	in relation to any Advance (and any amount determined by reference thereto), the Credit Approved Currency in which that advance is denominated,

and “Applicable Currencies” means all or any of them (as the context may require);

“Applicable Law” means any applicable law, treaty, regulation, rule, directive, sanction, requirement, request or guideline (whether or not having the force of law, but if not having the force of law one which is generally complied with by those to whom it is addressed) of any Government Entity;

“Approved Brokers” means a firm or firms of insurance brokers appointed by SOSA for the purposes of the Transaction Documents and approved in writing by the Facility Agent;

“Approved Budget” means the consolidated budget of the Stolt Group prepared on an annual basis by SOSA and approved by the board of directors of SOSA;

“Approved Guarantee Form” means a guarantee in one of the forms attached to a certificate dated no later than Financial Close and signed on behalf of each of the Facility Agent and the Borrower which confirms that each attached form of guarantee is to be treated as an Approved Guarantee Form for the purposes of this Agreement;

“Approved Hedging Policy” means the hedging policy of SOSA, approved by the Chief Executive Officer and the Majority Banks;

“Approved Valuers” means together Fearnleys and Barry Rogliano Salles & cie or, in either case, such other valuer as the Borrower and the Facility Agent (acting on the instructions of the Majority Banks) may from time to time agree;

“Arrangers” means together DnB NOR Bank ASA, ING Bank N.V. and NIB Capital Bank N.V., in their respective capacities as mandated lead arrangers under this Agreement (and not for the avoidance of doubt in any other capacity), and includes their respective successors, and all references to the Arrangers include a reference to each or any of them (as the context may require);

“assets” means all or any part of any present and future business, undertaking, assets, rights and revenues;

“Assigned Property” means, in respect of any Owner, all of that Owner’s rights, title, interest and benefit (present and future, actual and contingent), including that Owner’s rights to receive monies and make claims for damages, and any sales agency and termination rights of that Owner, in, to, under and pursuant to:

(a)	the Earnings (if any) payable to, or otherwise received by, that Owner;

(b)	the Insurances (if any); and

(c)	all Requisition Compensation;

“Assignment” means, in relation to a Vessel, each first priority security assignment of the Assigned Property of the Owner of that Vessel from time to time executed or, as the context may require, to be executed by that Owner in favour of the Security Trustee, in the Agreed Form, and “Assignments” means all or any of them (as the context may require);

“Availability Period” means the period beginning at the Conditions Precedent Satisfaction Time and ending on:

(a)	in the case of an Advance, the date falling one (1) month before the Final Repayment Date;

(b)	in the case of a Guarantee, the Final Repayment Date;

“Banking Day” means any day, other than a Saturday or Sunday or holiday, on which banks are open in Amsterdam, London, New York and Oslo which is also:

(a)	in the case of any amount payable in or rate determined by reference to Dollars, a day on which dealings in Dollar deposits are carried on in the London Interbank Market;

(b)	in the case of any amount payable in or rate determined by reference to Euros, a TARGET Day;

(c)	in the case of any amount payable in or rate determined by reference to any other currency, a day on which dealings in deposits in that currency are carried on in the principal financial centre of the jurisdiction of that currency;

“Banks” means each of the banks and financial institutions detailed in Schedule 1, in their respective capacities as banks under this Agreement (and not for the avoidance of doubt in any other capacity), and includes the respective successors of, and each assignee and Transferee of all or any of the rights and obligations of, each such bank and financial institution, and all references to the Banks include a reference to each or any of them (as the context may require);

“Beneficiaries” means together the Facility Beneficiaries and the Secured Bilateral Bond Providers, and all references to the Beneficiaries include a reference to each or any of them (as the context may require);

“Borrower” means Seaway (UK) Limited a company incorporated under the laws of England and Wales with company number 974791, whose registered office is at Dolphin House, Windmill Road, Sunbury-on-Thames, Middlesex TW16 7HT, and includes its successors in title;

“Borrower Due Date” shall have the meaning given to it in clause 2.15.3;

“Bridge Guarantee Facility Agreement” means the guarantee facility agreement entered into on 10 August 2004 between the Borrower, as borrower, DnB NOR Bank ASA and ING Bank N.V., as guarantee arrangers, the banks and financial institutions referred to therein, as bond providers, the Facility Agent, as facility agent, and the Security Trustee, as security trustee;

“Bridge Beneficiaries” means the parties to the Bridge Guarantee Facility Agreement except the Borrower, and “Bridge Beneficiary” means each or any of them (as the context may require);

“Bridge Guarantees” means each Guarantee issued under (and as defined in) the Bridge Guarantee Facility Agreement, and “Bridge Guarantee” means each or any of them (as the context may require);

“Cash and Cash Equivalents” means, as at any Testing Date:

(a)	freely available and unencumbered cash;

(b)	all other amounts of freely available and unencumbered cash or cash equivalents, and, for the purposes of this definition, what constitutes cash or cash equivalents shall be determined in accordance with US GAAP;

“Cash Balance” shall have the meaning given to it in clause 2.17.4;

“Cash Collateral” means all monies from time to time credited to, and for the time being standing to the credit of, the Cash Collateralisation Account and all interest and other amounts from time to time payable in respect of, or accruing to, the Cash Collateralisation Account, but excluding (in each case) all such amounts from time to time withdrawn from the Cash Collateralisation Account;

“Cash Collateral Assignment” means the cash collateral assignment between the Borrower and the Security Trustee, in the Agreed Form;

“Cash Collateral Property” means all of the Borrower’s rights, title, interest and benefit (present and future, actual and contingent) in, to, under and pursuant to the Cash Collateralisation Account, the Cash Collateral and the Account Documents and each and every part thereof (if any);

“Cash Collateralisation Account” means the interest bearing Dollar account of the Borrower with the Security Trustee opened by the Borrower pursuant to the Cash Collateral Assignment, and includes any redesignation and sub-accounts thereof;

“Cash Excess” shall have the meaning given to it in clause 2.17.4;

“Casualty Amount” means, in respect of each Vessel, the amount of two million five hundred thousand million Dollars ($2,500,000) or the equivalent in any other currency;

“Certificate of Compliance” means a certificate, executed by a Stolt Officer, in substantially the form and terms of Schedule 10;

“Chief Executive Officer” means Tom Ehret or any successor chief executive officer of SOSA approved by the Majority Banks;

“Chief Financial Officer” means Stuart Jackson or any successor chief executive officer of SOSA approved by the Majority Banks;

“Collateral Instruments” means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for any Indebtedness or liabilities of any person and includes any documents or instruments creating or evidencing an Encumbrance;

“Commitment” of any Bank means the amount set out opposite that Bank’s name in column (4) of Schedule 1 (which includes, for the avoidance of doubt, its Credit Commitment), as from time to time adjusted pursuant to any provision of this Agreement, and “Commitments” means together at any time the aggregate of all such amounts in relation to all of the Banks at that time;

“Company” means, in relation to any Vessel and at any given time, the company responsible for the Vessel’s compliance with the ISM Code pursuant to paragraph 1.1.2 of the ISM Code;

“Compulsory Acquisition” means, in relation to any Vessel, requisition of title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of that Vessel by any Government Entity or other competent authority, whether de jure or de facto, but excludes requisition for use or hire not involving requisition of title;

“Conditions Precedent Satisfaction Time” means the time at which the condition referred to in clause 9.1 (and, if applicable, the condition referred to in clause 9.4) has been satisfied in full or waived pursuant to clause 9.3;

“Conditions Subsequent” means each of the requirements referred to in clause 9.5;

“Confidentiality Agreement” means an agreement in the form of Schedule 14;

“Constitutive Documents” means, in relation to any company incorporated under the laws of England and Wales, that company’s Certificate of Incorporation and Memorandum and Articles of Association and, in relation to any person incorporated or otherwise constituted other than under the laws of England and Wales, those documents having equivalent status and effect in the jurisdiction in which that person is so incorporated or otherwise constituted;

“Contested” means, in relation to any claim, judgment or award, that that claim, judgment or award is:

(a)	frivolous or vexatious; or

(b)	subject to a pending appeal and for which there shall have been granted a stay of execution pending such appeal (and for the payment of which adequate reserves have been provided in accordance with US GAAP); or

(c)	otherwise being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided in accordance with US GAAP),

and (in each such case) that claim, judgment or award does not involve any reasonable likelihood of a Material Adverse Effect;

“Contribution” means, in relation to any Bank at any time, the aggregate amount of its Credit Contribution at that time and its Guarantee Contribution at that time, and “Contributions” means together at any time the aggregate of all such amounts in relation to all of the Banks at that time;

“Counter Guarantee” means a counter-guarantee in respect of each of the guarantees and other documents listed in Part 2 of Schedule 15;

“Credit” means, at any time, the aggregate amount of which is outstanding at that time of all Advances;

“Credit Amount” means the principal amount of one hundred and seventy five million Dollars ($175,000,000), as from time to time adjusted pursuant to any provision of this Agreement;

“Credit Approved Currencies” means Dollars, Euros, Sterling and Kroner, and each other currency which all of the Banks may from time to time approve in writing, and “Credit Approved Currency” means each or any of them (as the context may require);

“Credit Commitment” of any Bank means the amount set out opposite that Bank’s name in column (3) of Schedule 1, as from time to time adjusted pursuant to any provision of this Agreement, and “Credit Commitments” means together at any time the aggregate of all such amounts in relation to all of the Banks at that time;

“Credit Contribution” means, in relation to any Bank at any time, the principal amount of the Credit owing to that Bank at that time;

“Debt” means (without double counting):

(a)	all short term and long term debt which in accordance with US GAAP would be shown on the liability side of the balance sheet excluding, for the avoidance of doubt, trade payables or other non-interest bearing operational liabilities and excluding any shareholders loans the rights of the lenders in relation to which are fully subordinated to the rights of the Facility Beneficiaries under the Transaction Documents;

(b)	the amount outstanding under all Financial Guarantees;

(c)	the lesser of the face amount of all other financial guarantees (excluding for the avoidance of doubt Performance Bonds) and the amount guaranteed thereunder which is outstanding;

(d)	the value of any Stolt Group Asset which is subject to an Encumbrance securing Financial Indebtedness of any person who is not a Stolt Group Member or, if less, the amount of that Financial Indebtedness; and

(e)	all capitalised lease obligations and any other off balance sheet financial liabilities including any synthetic leases in each case, as determined in relation to the Stolt Group on a consolidated basis in accordance with US GAAP;

“Default” means any Event of Default or any event or circumstance which with the giving of notice and/or lapse of time would constitute an Event of Default;

“Default Rate” means, at any time and in relation to any period and any amount, the rate per annum which is the aggregate of (i) the rate at which interest is payable at that time for such amount and period under this Agreement or, if no such rate exists, the aggregate amount of the cost of funds of the relevant Facility Beneficiary at that time for such amount and period plus the Margin, and (ii) two per cent. (2%);

“dispose” means to sell, transfer, assign or discount, or otherwise dispose of or deal with, or otherwise cease to exercise direct control over (or attempt, purport or agree to any of the same), and “disposal” and “disposed” shall be construed accordingly;

“DOC” means a valid Document of Compliance issued for the relevant Company by the Administration pursuant to paragraph 13.2 of the ISM Code;

“Dollar Equivalent” of any amount denominated in a currency other than Dollars on any date means the equivalent in Dollars of that amount calculated by converting that amount into Dollars at the Exchange Rate at that date, as determined by the Facility Agent;

“Dollars” and “$” mean the lawful currency of the United States of America and in respect of all payments to be made mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);

“DPP” means the deed of proceeds, priorities and subordination between the Beneficiaries and the Obligors, in the Agreed Form;

“DPP Supplemental Deed” means a supplemental deed entered into between the Security Trustee and an Additional Obligor, in substantially the form and terms of Schedule 3 to the DPP;

“Drawdown Date” means a date on which the Borrower draws down all or part of the Credit Commitments pursuant to clause 2.8;

“Drawdown Notice” means a notice in substantially the form and terms of Part 1 of Schedule 2;

“Due Amount” shall have the meaning given to it in clause 2.15.1;

“Due Date” shall have the meaning given to it in clause 2.15.1;

“Earnings” means, in relation to a Vessel, all hires, freights, pool income and other sums payable to or for the account of an Owner in respect of that Vessel including all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of that Vessel;

“EBIT” means, for any Testing Period, consolidated net income adjusted to take into account:

(a)	taxes imposed in respect of income;

(b)	Interest Amounts;

(c)	impairment;

(d)	gains and losses on the sales of assets (excluding sales in the ordinary course of business); and

(e)	other extraordinary gains and losses,

in each case, as determined in relation to the Stolt Group on a consolidated basis in accordance with US GAAP;

“EBITDA” means, for any Testing Period, the aggregate of the amounts for such Testing Period of:

(a)	EBIT;

(b)	depreciation expense (but without double-counting and only to the extent covered in the profit and loss account); and

(c)	amortisation expense (but without double-counting and only to the extent covered in the profit and loss account),

in each case, as determined in relation to the Stolt Group on a consolidated basis in accordance with US GAAP;

“Encumbrances” means any mortgage, standard security, charge, pledge, assignation, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Environmental Approval” means any and all consents, authorisations, licences or approvals of any Government Entity required under any Environmental Law applicable to the Stolt Group Assets or any part thereof or to the operation of, or the carriage of cargo and/or passengers on, or the provision of goods and/or services on or from, the Stolt Group Assets or any part thereof;

“Environmental Claim” means any and all enforcement, cleanup, removal or other regulatory action or orders instituted or completed by any Government Entity under or pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury resulting from any Spill from the Stolt Group Assets or any part thereof;

“Environmental Incident” means any Spill:

(a)	from any Vessel; or

(b)	from any other Stolt Group Assets in circumstances where:

(i)	those Stolt Group Assets or the owner, operator or manager thereof may be liable to Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date hereof); and/or

(ii)	those Stolt Group Assets may be arrested in connection with any those Environmental Claims;

“Environmental Law” means any and all national, international and state laws, rules, regulations, treaties and conventions applicable to any asset or equipment or any part thereof pertaining to the pollution or the protection of human health or the environment including, without limitation, Materials of Environmental Concern and any actual or threatened omission, spill, release or discharge of a Material of Environmental Concern;

“Euros” means the single currency of Participating Member States introduced in accordance with the provisions of Article 109 (I) 4 of the Rome Treaty;

“Event of Default” means any of the events and circumstances described in clause 10.1;

“Excess Facility Outstandings” means the amount (if any) by which the amount of the Gross Facility Outstandings increase as a result of any replacement, refinancing, amendment, amendment and restatement, variation or supplement, in each case, after the date hereof, of the Facility Documents (or any of them);

“Excess Secured Bilateral Bond Outstandings” means the amount (if any) by which the amount of any of the Secured Bilateral Bond Obligations increases after the date hereof above the applicable amount specified in the relevant provisions of Part 1 of Schedule 11 (and so that, for this purpose, the amount of any Secured Bilateral Bond Obligation shall, with effect from the “End Date” specified in the relevant provision of Part 1 of Schedule 11, be deemed as at the date hereof to be zero);

“excess risks” means the proportion (if any) of claims for general average, salvage and salvage charges and under the ordinary collision clause not recoverable in consequence of the value at which the relevant Vessel is assessed for the purpose of such claims exceeding its insured value;

“Exchange Rate” means, in relation to any amount in any currency other than Dollars which is to be converted into Dollars on any date, the spot rate of exchange for the purchase of Dollars with that amount in that currency displayed on the applicable Reuters page at or about 11:00 a.m. on such date;

“Excluded Vessel” shall have the meaning given to it in clause 2.16.7;

“Executive Officers” means each of Tom Ehret, Stuart Jackson and Bruno Chabas and any replacement for any of them satisfactory to the Majority Banks, acting reasonably;

“Expenses” means all costs, expenses, Taxes, losses and liabilities incurred by any Beneficiary or any Receiver in connection with the exercise of the rights, remedies and powers granted by, referred to in or otherwise contemplated by the Transaction Documents;

“Facility Agent” means DnB NOR Bank ASA, a company incorporated under the laws of Norway, in its capacity as facility agent under this Agreement (and not for the avoidance of doubt in any other capacity), or such other person as may at the relevant time have been appointed, and be acting, as facility agent pursuant to this Agreement, and includes its successors;

“Facility Amount” means the principal amount of three hundred and fifty million Dollars ($350,000,000), as from time to time adjusted pursuant to any provision of this Agreement;

“Facility Amount Increase” shall have the meaning given to it in clause 2.16.5;

“Facility Amount Reduction” shall have the meaning given to it in clause 2.16.3;

“Facility Amount Reduction Event” shall have the meaning given to it in clause 2.16.3;

“Facility Beneficiaries” means together the Banks, the Security Trustee, the Facility Agent and the Arrangers, and all references to the Facility Beneficiaries include a reference to each or any of them (as the context may require);

“Facility Documents” means together this Agreement, each of the letters referred to in clause 5.1.1, each of the Guarantees, each Drawdown Notice, each Guarantee Request, each of the Facility Security Documents and each Further Assurance Deed entered into pursuant to any of the foregoing documents, in each case, as from time to time amended, together with each other deed, document, agreement or instrument which the Facility Agent (with the consent of the Majority Banks) and the Borrower agree is to be a Facility Document, and “Facility Document” means each or any of them (as the context may require);

“Facility Guarantee” means the facility guarantee between each of the Guarantors and the Security Trustee in relation to this Agreement, in the Agreed Form;

“Facility Guarantee Supplemental Deed” means a supplemental deed entered into between the Security Trustee and an Additional Obligor, in substantially the form and terms of the Schedule to the Facility Guarantee;

“Facility Guarantors” means together:

(a)	each of the companies listed in column (1) of Schedule 7; and

(b)	each Additional Obligor,

and “Facility Guarantor” means each or any of them (as the context may require);

“Facility Office” means, in relation to any Facility Beneficiary at any time, the office through which it receives the amounts payable to it under this Agreement at that time;

“Facility Obligations” means all monies, obligations and liabilities from time to time owing or payable, undertaken or assumed by the Borrower to or in favour of the Facility Beneficiaries (or any of them) under or pursuant to this Agreement and all other monies, obligations and liabilities from time to time owing or payable, undertaken, incurred or assumed by any other Obligor to or in favour of the Facility Beneficiaries (or any of them) under or pursuant to any other Transaction Document;

“Facility Outstandings” means the Gross Facility Outstandings but excluding any Excess Facility Outstandings;

“Facility Period” means the period commencing on the date of this Agreement and terminating on the date upon which all the Facility Obligations have been paid, repaid, satisfied, performed and discharged in full (notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement);

“Facility Proceeds” means all and any monies, property and other assets representing or deriving from all or any of the Facility Security Property, all or any of the Facility Secured Property and/or under or pursuant to the Facility Security Documents, but excludes (for the avoidance of doubt) all and any monies received or recovered by any Facility Beneficiary which represent costs, expenses, Taxes, losses and liabilities paid, suffered or incurred by that Facility Beneficiary and in respect of which that Facility Beneficiary is entitled, under or pursuant to any Transaction Document, to be indemnified by any Stolt Group Member;

“Facility Secured Property” means (i) the security, powers, rights (including, without limitation, the rights to receive monies and make claims for damages), remedies, title, benefit (including, without limitation, the benefit of all covenants, undertakings, guarantees, agreements, representations, warranties, obligations and liabilities) and interests (present and future, actual and contingent) constituted by, or conferred under or pursuant to, the Facility Security Property and/or the Facility Security Documents, (ii) all monies, property and other assets paid, transferred, vested, received or recovered to, in or by any person (including, without limitation, any Facility Beneficiary, any agent of any Facility Beneficiary or any Receiver) pursuant to the enforcement or exercise of, or in respect of, all or any of that security, title and benefit and those powers, rights, remedies and interests, and (iii) all monies, property and other assets at any time representing or deriving from any of the foregoing, including all investments, interest, income and other amounts at any time received or receivable in respect of, or otherwise in connection with, the same (or any part thereof);

“Facility Security Documents” means, at any time prior to the issue of an Acceleration Notice, together the Cash Collateral Assignment, each of the Account Documents, each Notice of Assignment issued pursuant to any of the foregoing documents and each Further Assurance Deed entered into pursuant to any of the foregoing documents, in each case, as from time to time amended, and “Facility Security Document” means each or any of them (as the context may require);

“Facility Security Property” means, at any time prior to the issue of an Acceleration Notice, the Cash Collateral Property or any part thereof;

“Fair Market Value” means, in relation to any Vessel, at any time, the price which a third party purchaser would be willing to pay to purchase that Vessel at that time, as determined by the most recent Valuation of that Vessel:

(a)	assuming:

(i)	a sale for prompt delivery on an arms length basis by a willing seller to a willing buyer;

(ii)	that Vessel was free of all Encumbrances and any charter; and

(iii)	the payment in full of the purchase price in Dollars and in cash on completion; and

(b)	disregarding any item of equipment of material value on board that Vessel which is not owned by the Owner of that Vessel and is not an integral part of that Vessel;

“Fee Payment Date” means each date on which an amount is payable by the Borrower under clause 3.6 or clause 5.1.2;

“Final Cash Adjustment” shall have the meaning given to it in clause 2.17.3;

“Final Disposition” of any Vessel (or any part thereof) means the sale by the Owner of that Vessel against payment in cash or for other consideration, whether through an agent on its behalf or otherwise, of all its right, title and interest in and to that Vessel (or the relevant part) on terms that such right, title and interest will only pass to the purchaser on payment in full of that cash or other consideration;

“Final Disposition Proceeds” means, in relation to any Vessel, the aggregate amount (net of all properly evidenced costs, fees, expenses and Taxes) of:

(a)	all consideration received by or on behalf of the Owner of that Vessel upon or as a result of the Final Disposition of that Vessel, including, without limitation, all cash received on a sale of that Vessel; and

(b)	any non-refundable deposit paid to or for the account of the Owner of that Vessel by a person acquiring or proposing to acquire that Vessel under a contract or offer to purchase or otherwise acquire that Vessel which has been withdrawn, terminated or cancelled or has lapsed;

“Final Maturity Date” means the date falling seventy eight (78) months after the date hereof;

“Final Repayment Date” means the date falling sixty (60) months after the date hereof;

“Financial Close” means the time at which the first Advance is made or the first Guarantee (other than the Refinancing Guarantees) is issued, whichever occurs first;

“Financial Covenants” means the covenants of the Borrower set forth in clause 8.2;

“Financial Guarantee” means a Guarantee in relation to which the liability, obligation or exposure of the Majority Banks is at any time weighted at one hundred per cent. (100%) for the purposes of any Applicable Law relating to capital adequacy, liquidity, reserve assets and/or special deposits;

“Financial Indebtedness” means any Indebtedness for or in respect of:

(a)	monies borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) which, pursuant to US GAAP, is treated as having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution which constitutes or is issued in respect of any of the items referred to elsewhere in this definition; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above;

“Financial Statements” means:

(a)	in relation to SOSA, consolidated financial statements of it and its Subsidiaries prepared in accordance with US GAAP, consistently applied; and

(b)	in relation to any other person, financial statements of it, prepared in accordance with US GAAP, consistently applied;

“Fixed Asset Value” means, as at any Testing Date, the fixed asset value of the Stolt Group as at that Testing Date, determined on a consolidated basis in accordance with US GAAP, but so that in determining that fixed asset value there shall be disregarded the fixed asset value of all Non-Recourse Assets;

“Flag State” means:

(a)	in relation to any Vessel other than an Additional Vessel, the state of registration listed opposite that Vessel in column (5) of Schedule 8;

(b)	in relation to any Additional Vessel, the state of registration referred to as such in the Mortgage over that Vessel,

or (in each such case) any other state or country in which that Vessel is from time to time registered in accordance with the provisions of the Mortgage over that Vessel and/or the Operational Covenants;

“French Obligors” means together Stolt Offshore S.A., Stolt Offshore Services S.A., Sotraplex S.A. and Stolt Offshore West Africa SASU, and any Additional Obligor incorporated in France;

“Further Assurance Deed” means any deed, document, agreement or instrument executed or to be executed pursuant to a further assurance covenant or obligation contained in any Transaction Document;

“Further Valuation” shall have the meaning given to it in clause 8.5.2;

“Governing Law” means, in relation to any Transaction Document, the law by which that Transaction Document is expressed to be governed;

“Government Entity” means and includes (whether having a distinct legal personality or not) (i) any national government, political subdivision thereof or local jurisdiction therein, (ii) any board, commission, department, division, organ, instrumentality, court or agency of any entity referred to in (i) above, however constituted, and (iii) any association, organisation or institution (international or otherwise) of which any entity mentioned in (i) or (ii) above is a member or to whose jurisdiction any such entity is subject or in whose activities any such entity is a participant;

“Gross Facility Outstandings” means all monies, obligations and liabilities from time to time owing or payable, undertaken or assumed by the Obligors (or any of them) to or in favour of the Facility Beneficiaries (or any of them) under or pursuant to this Agreement and the other Transaction Documents and all other monies, obligations and liabilities from time to time owing or payable, undertaken, incurred or assumed under or pursuant to any replacement, refinancing, amendment, amendment and restatement, variation or supplement, in each case, after the date hereof, of the Facility Documents (or any of them);

“Guarantee” means:

(a)	each of the Refinancing Guarantees;

(b)	subject to clause 2.13.9, the Counter Guarantee in a form approved by the Facility Agent (acting reasonably);

(c)	any other Performance Bond (or, subject to clause 2.13.9, and the approval of the Facility Agent, acting reasonably, any counter-guarantee, counter-indemnity or equivalent in respect of any other Performance Bond) which (i) is in the Approved Guarantee Form, (ii) is issued to support specific obligations and liabilities of an Obligor, and (iii) has an express expiry date falling no later than the Final Maturity Date;

(d)	any other Performance Bond (or, subject to clause 2.13.9, and the approval of the Facility Agent, acting reasonably, any counter-guarantee, counter-indemnity or equivalent in respect of any other Performance Bond) which (i) is approved by the Majority Banks pursuant to clause 2.13.5, (ii) is issued to support specific obligations and liabilities of a Stolt Group Member, and (iii) has an express expiry date falling no later than the Final Maturity Date;

“Guarantee Amount” means, in relation to any Guarantee at any time prior to its Guarantee Termination Date:

(e)	if all amounts from time to time payable thereunder are denominated in Dollars, the maximum aggregate amount which may at that time be or at any time thereafter become payable under or pursuant to that Guarantee;

(f)	if all amounts from time to time payable thereunder are denominated in another Guarantee Approved Currency and subject to clause 2.16.10, the Dollar Equivalent at that time of the maximum aggregate amount which may at that time be or at any time thereafter become payable under or pursuant to that Guarantee, in each case, disregarding all Guarantee Payments from time to time effected pursuant thereto and reimbursed in full by the Borrower pursuant to clause 2.15.3;

“Guarantee Approved Currencies” means each Credit Approved Currency and each other currency which is freely convertible, transferable and available to all of the Banks and the Facility Agent in each relevant Interbank Market, and each other currency which all of the Banks may from time to time approve in writing, and “Guarantee Approved Currency” means each or any of them (as the context may require);

“Guarantee Beneficiary” means, in relation to a Guarantee, the person in whose favour that Guarantee is issued;

“Guarantee Contribution” means, in relation to any Bank at any time, that portion of all of the Guarantee Amounts as at that time which that Bank is or may become liable to pay to the Facility Agent pursuant to clause 2.15.5, and “Guarantee Contributions” means together at any time the aggregate of all such amounts in relation to all of the Banks at that time;

“Guarantee Demand” means any demand for payment issued pursuant to a Guarantee;

“Guarantee Termination Date” means:

(a)	in the case of any Guarantee which is governed by the laws of England and Wales or the laws of Norway, the day following the date (or, if more than one, the latest date) on which that Guarantee will, pursuant to the terms thereof or pursuant to any other express agreement between the Facility Agent and the relevant Guarantee Beneficiary, expire or be cancelled; and

(b)	in the case of any other Guarantee, the date on which the Borrower evidences to the reasonable satisfaction of the Facility Agent (which evidence may be provided by appropriate legal opinions) that the Facility Agent is under no obligation or liability (whether actual or contingent) to make any payment under that Guarantee;

“Guarantee Fee” has the meaning given to it in clause 3.6;

“Guarantee Interest Rate” means, at any time, for any period in relation to any amount, the prime rate quoted by the Facility Agent at that time for that period in relation to that amount;

“Guarantee Margin” means, at any time and in relation to any amount, the margin applicable at that time to that amount calculated in accordance with clause 3.7.2;

“Guarantee Payment” means each amount paid by the Facility Agent pursuant to a Guarantee as contemplated by clause 2.15.2;

“Guarantee Request” means a notice in substantially the form and terms of Part 2 of Schedule 2;

“Guarantors” means together:

(a)	each Facility Guarantor; and

(b)	each Owner,

and “Guarantor” means each or any of them (as the context may require);

“Incapacity” means, in relation to a person, any Insolvency Event, death, unsoundness of mind, amalgamation, reconstruction or other incapacity whatsoever of that person (and, in the case of a partnership, includes the termination or any change in the composition of that partnership);

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Information Memorandum” means the information memorandum dated September 2004 (as amended from time to time) prepared by the Arrangers and SOSA in connection with the transactions contemplated herein;

“Initial Valuation” shall have the meaning given to it in clause 8.5.1;

“Insolvency Event” means, in relation to any person, the occurrence of any of the following events:

(a)	inability to pay/rescheduling: that person is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(b)	moratorium: a moratorium is declared in respect of any indebtedness of that person;

(c)	winding up and similar: any corporate action, legal proceedings or other procedure or step is taken in relation to:

•	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of that person other than a solvent winding-up, dissolution, liquidation or reorganisation of a Stolt Group Member who is not an Obligor or a reorganisation or liquidation which is permitted pursuant to clause 8.3.1;

•	by reason of actual or anticipated financial difficulties, a composition, compromise, assignment or arrangement with any creditor of that person;

•	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that person or any of its assets (other than in connection with a solvent winding-up, dissolution, liquidation or reorganisation of a Stolt Group Member who is not an Obligor or a reorganisation or liquidation which is permitted pursuant to clause 8.3.1), or any analogous action, proceedings, procedure or step is taken in any jurisdiction,

unless, in the case of any action, proceedings, procedure or step which is taken by neither that person nor any Stolt Group Member, that action, proceedings, procedure or step is frivolous or vexatious, is stayed or dismissed prior to the earliest date a court or other competent authority could order the winding up of that person and does not involve any reasonable likelihood of a Material Adverse Effect;

(d)	other: that person is otherwise deemed to be insolvent under Applicable Law of its jurisdiction of incorporation and/or (if different) under Applicable Law of the jurisdiction in which it has its principal place of business;

“Insurances” means all policies and contracts of insurance (including hull and machinery and all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with all or any of the Vessels and/or their increased value and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium;

“Insurances Consultant” means:

(a)	for the purposes of paragraph 9(b) of Schedule 3, HSBC Insurance Brokers Ltd.;

(b)	for all other purposes of the Transaction Documents, such other suitably qualified person or persons from time to time appointed by the Facility Agent to advise the Beneficiaries in connection with the Insurances;

“Interest Amount” means, for any Testing Period, the sum of all amounts of interest expense minus all amounts of interest receipts (including that applicable to finance leases) for such Testing Period incurred or received (as applicable) with respect to all Debt of the Stolt Group including, without limitation, all commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financing, in each case, as determined in relation to the Stolt Group on a consolidated basis in accordance with US GAAP;

“Interest Payment Date” means, in relation to any Interest Period, the last day of that Interest Period;

“Interest Period” means, in relation to any Advance, each period for the calculation of interest in respect of that Advance determined in accordance with clause 3.2 (subject to clause 3.5);

“Interest Rate” means, in relation to any amount denominated in any currency for any period, the aggregate of the Margin which is applicable at that time plus:

(a)	in relation to any amount denominated in Dollars, Euros or Sterling, the applicable Screen Rate for deposits of that currency for a period equivalent to that period; or

(b)	in relation to any amount denominated in any other currency or if no Screen Rate is available, the arithmetic mean (rounded upwards to four decimal places) of the rates supplied to the Facility Agent at its request by the Reference Banks as that Reference Bank’s offered rate for deposits of that currency for a period equivalent (or as nearly as possible equivalent) to that period to leading banks in the European interbank market for that amount in that currency for that period, at the Quotation Time for that period;

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention (as amended, including any regulation issued thereunder), as adopted by the Assembly of the International Maritime Organisation on 4 November 1993 by resolution A.741 (18) and incorporated on 19 May 1994 as chapter IX of the Safety of Life at Sea Convention 1974;

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to Resolution A.924(22) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” means the International Ship Security Certificate issued in respect of each Vessel under the provisions of the ISPS Code;

“Joint Ventures” means the joint ventures known as “Sonamet” and “Sonastolt” respectively, together with each other joint venture from time to time approved by the Majority Banks;

“Kroner” means the lawful currency from time to time of Norway;

“Leverage Ratio” means the ratio of Total Financial Debt to EBITDA, as determined in accordance with clause 3.7.4;

“Loss Payable Clauses” means the provisions regulating the manner of payment of amounts recoverable under the Insurances which are to be incorporated in the relevant documents in respect of the Insurances, such provisions, in relation to any Vessel, to be in the form of Schedule 2 to the DPP or in such other form or forms as the Security Trustee may from time to time reasonably require or agree in writing;

“Majority Banks” means, at any time, Banks the aggregate of whose Contributions at that time exceeds sixty six point six seven per cent. (66.67%) of the total of the Contributions of all of the Banks at that time or, if no Guarantee has been issued and no Advance has been drawn down, Banks the aggregate of whose Commitments at that time exceeds sixty six point six seven per cent. (66.67%) of the total of the Commitments of all of the Banks at that time;

“Manager” means in relation to any Vessel:

(a)	any Stolt Group Member; or

(b)	any other commercial and/or technical manager of a Vessel nominated by the Owner of that Vessel and approved by the Facility Agent (such approval not to be unreasonably withheld);

“Management Agreement” means, in relation to any Vessel, the agreement entered into by the Manager of that Vessel and the Owner of that Vessel in respect of the management of that Vessel;

“Margin” means, at any time and in relation to any amount, the margin applicable at that time to that amount calculated in accordance with clause 3.7.1;

“Margin Readjustment Date” means the date falling six (6) months after the date of this Agreement and, thereafter, each Testing Date;

“Material Adverse Effect” means a material adverse effect on:

(a)	the ability of the Stolt Group (taken as a whole) or on the ability of any material Obligor, in each case, to perform the payment obligations under the Transaction Documents; or

(b)	the validity or enforceability of the Transaction Documents (or any of them) or the rights or remedies of any Beneficiary under the Transaction Documents (or any of them);

“Material of Environmental Concern” means and includes pollutants, contaminants, toxic substances, oil and its products and all hazardous substances and any other substances whose release into the environment is regulated or penalised by Environmental Laws;

“Maximum Available Advances Amount” shall have the meaning given to it in clause 2.5;

“Maximum Available Amount” shall have the meaning given to it in clause 2.4;

“Maximum Available Credit Amount” shall have the meaning given to it in clause 2.5;

“month” means a period beginning in a calendar month and ending in the next calendar month on the day preceding the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if that period began on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month, and (ii) if that day preceding such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day, and “months” and “monthly” shall be construed accordingly;

“Mortgage” means, in relation to a Vessel, together:

(a)	each first priority mortgage over that Vessel from time to time executed by the Owner of that Vessel in favour of the Security Trustee; and

(b)	where that mortgage is required by the laws of the Flag State for that Vessel to be in a statutory form, the supplemental deed of covenant in relation to that Vessel executed or, as the context may require, to be executed by that Owner in favour of the Security Trustee, in each case, in the Agreed Form, and “Mortgages” means all of them;

“Mortgagees’ Insurances” means all policies and contracts of mortgagees’ interest insurance and any other insurance of the type referred to in paragraph 5 of the Operational Covenants from time to time taken out in respect of any Vessel by or for the benefit of the Security Trustee, on behalf of the Beneficiaries, pursuant to the Transaction Documents;

“NASDAQ” means the National Market System of the National Association of Securities Dealers, Inc.;

“Net Debt” means, as at any Testing Date, the sum of:

(a)	the Total Financial Debt as at that Testing Date; minus

(b)	all Cash and Cash Equivalents as at that Testing Date;

“Net Facility Amount” shall have the meaning given to it in clause 2.16.3;

“Net Profit” means, in respect of any fiscal quarter, the consolidated net profit after tax and minority interest of the Stolt Group for that fiscal quarter, as determined on a consolidated basis in accordance with US GAAP;

“Non-Recourse Indebtedness” means any Financial Indebtedness of any Stolt Group Member, other than an Obligor or any Stolt Group Member of which an Obligor is a Subsidiary, provided to finance a specific asset (which is not Security Property) in respect of which the person to whom that Financial Indebtedness is owed, due or payable has no recourse to any Stolt Group Member or any Stolt Group Assets except recourse to that specific asset and/or the revenues (if any) generated by that specific asset;

“Non-Recourse Asset” means any specific asset financed by Non-Recourse Indebtedness;

“Notice of Assignment” means each notice of assignment required pursuant to the terms of any Transaction Document and (where applicable) the acknowledgment and/or quiet enjoyment agreement in relation thereto, in the Agreed Form, and “Notices of Assignment” means all of them;

“Obligors” means together the Borrower and the Guarantors, and “Obligor” means each or any of them (as the context may require);

“Operational Covenants” means each of the covenants and undertakings set forth in Part 2 of Schedule 13;

“Operational Representations” means each of the representations and warranties set forth in Part 1 of Schedule 13;

“Owners” means:

(a)	together:

(i)	each of the companies listed in column (1) of Schedule 8; and

(ii)	each Additional Owner; and

(b)	in relation to any Vessel:

(i)	the company listed opposite that Vessel in column (1) of Schedule 8; and/or

(ii)	each Additional Owner in relation to that Vessel,

and “Owner” means each or any of them (as the context may require);

“Participating Member State(s)” means a member state of the European Union that has adopted the euro as its lawful currency in accordance with the Rome Treaty;

“Performance Bond” means any bid, performance or construction guarantee, undertaking or letter of credit issued in respect of trading, business or operating activities undertaken in the ordinary course of business and excludes any bid, performance or construction guarantee, undertaking or letter of credit which constitutes, or is issued to support, Financial Indebtedness;

“Permitted Encumbrance” means:

(a)	any Encumbrance created or arising in favour of the Security Trustee by, under or pursuant to the Transaction Documents and any other Encumbrance created by, or in favour of, any person under or pursuant to, and as expressly permitted by, any Transaction Document;

(b)	any Encumbrance for Taxes either not yet assessed or, if assessed, not yet due and payable or which are Contested;

(c)	Encumbrances arising out of claims, judgments or awards which are Contested;

(d)	any lien for salvage, any ship repairer’s or outfitter’s possessory lien in each case for a sum not exceeding five million Dollars ($5,000,000) or the equivalent in any other currency, or any lien for general average or for O.I.M.’s, officer’s or crew’s wages, in each case incurred in the ordinary course of trading and being not more than sixty (60) days outstanding;

(e)	any Encumbrance arising by operation of law over any of the Vessels in the ordinary course of business in respect of amounts which are not more than sixty (60) days overdue;

(f)	any Encumbrance arising by operation of law over any of the other Stolt Group Assets;

(g)	any Encumbrance arising out of any netting off or set off arrangements entered into in the ordinary course of business with bankers including in relation to hedging exposures;

(h)	any Encumbrance over goods acquired in the ordinary course of business (other than the Vessels) arising out of any retention of title provisions (in the case of non-payment) contained in the supplier’s standard conditions of sale;

(i)	any Encumbrance over Stolt Group Assets (other than Security Property) which become the property of any Stolt Group Member after the date of this Agreement provided that such Encumbrance was existing on the date of such acquisition and was not created in anticipation or in connection with such acquisition and does not extend to any Stolt Group Assets other than those acquired (including accounts receivable attributable thereto);

(j)	Encumbrances over Cash and Cash Equivalents, bank accounts and/or accounts receivables (but excluding, in each case, any Cash Collateral Property) the value of which does not, in aggregate at any time, exceed twenty five million Dollars ($25,000,000);

(k)	any Encumbrance arising over monies held in escrow accounts pending the resolution of a dispute;

(l)	any Encumbrance in the nature of pre-emption rights in respect of shares in any Joint Venture or any other person who is not a Stolt Group Member;

(m)	any Encumbrance, in favour of the government of Brazil and certain other persons, over land, buildings and other assets in Brazil the value of which does not, in aggregate at any time, exceed one million Dollars ($1,000,000);

(n)	any Encumbrance created in the ordinary course of business over or in respect of motor vehicles, computers and other usual office equipment the value of which does not, in aggregate at any time, exceed two million Dollars ($2,000,000);

(o)	any Encumbrance over Non-Recourse Assets created as security for the related Non-Recourse Indebtedness; or

(p)	until Financial Close or thereafter to the extent that such Encumbrance is over an Excluded Vessel, any Encumbrance created as security for the Refinancing Obligations; or

(q)	any other Encumbrance created with the prior written consent of the Facility Agent (acting on the instructions of the Majority Banks);

“Permitted Financial Indebtedness” means:

(a)	the Secured Bilateral Bond Obligations, but only to the extent specified in Part 1 of Schedule 11;

(b)	the Unsecured Bilateral Bond Obligations, but only to the extent specified in Part 2 of Schedule 11;

(c)	the Financial Indebtedness of the Obligors (or any of them) under and pursuant to this Agreement and the other Transaction Documents (or any of them);

(d)	Non-Recourse Indebtedness;

(e)	Financial Indebtedness under Permitted Group Loans;

(f)	Financial Indebtedness under the Approved Hedging Policy;

(g)	any Financial Indebtedness which does not at any time result in the aggregate amount of Financial Indebtedness of the Stolt Group (other than any Financial Indebtedness permitted pursuant to the other paragraphs of this definition) exceeding seventy five million Dollars ($75,000,000) and which is, except to the extent that the relevant Encumbrance is permitted pursuant to paragraph (i) of the definition of Permitted Encumbrance, unsecured;

(h)	any Financial Indebtedness which is repayable in full within one (1) Banking Day of the date on which it is incurred;

(i)	any Financial Indebtedness of any Stolt Group Member owed to any Joint Venture which does not at any time result in the aggregate amount of such Financial Indebtedness exceeding thirty million Dollars ($30,000,000), and which is unsecured;

(j)	Financial Indebtedness secured by the Encumbrances referred to in paragraph (n) of the definition of Permitted Encumbrance provided that the amount thereof does not, in aggregate at any time, exceed two million Dollars ($2,000,000);

(k)	any other Financial Indebtedness which the Facility Agent (acting on the instructions of the Majority Banks) may from time to time agree is to be Permitted Financial Indebtedness;

“Permitted Group Loan” means:

(a)	a loan made by an Obligor to another Obligor;

(b)	a loan made by a Stolt Group Member who is not an Obligor to another Stolt Group Member who is not an Obligor;

(c)	a loan made by an Obligor to a Stolt Group Member who is not an Obligor provided that the full amount of the proceeds of that loan are simultaneously on-lent (whether directly or indirectly) to an Obligor;

(d)	any other loan made by an Obligor to a Stolt Group Member who is not an Obligor provided that the aggregate amount of all loans referred to in this paragraph (d) shall not at any time exceed five million Dollars ($5,000,000) (or its equivalent in any other applicable currency or currencies);

(e)	at any time when no Event of Default has occurred and is continuing, any other loan made by a Stolt Group Member to another Stolt Group Member;

“person” means and includes an individual, firm, company, corporation, unincorporated body of persons or any Government Entity and includes all (if any) successors in title of, and permitted assignees or transferees or all or any of the rights and obligations of, a person;

“Proceeds” means together the Facility Proceeds and the Shared Proceeds;

“protection and indemnity risks” means the usual risks (including oil and pollution cover) covered by a United Kingdom protection and indemnity association or a protection and indemnity association which is managed in London (including the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in such policies of Clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision);

“Qualifying Beneficiary” means a Facility Beneficiary which is beneficially entitled to interest payable to that Facility Beneficiary under this Agreement and:

(a)	is, or was, at the time any relevant Advance was made or any relevant Guarantee was issued, a bank (as defined for the purpose of section 349 of the Taxes Act) and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect thereof; or

(b)	is:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of any relevant Advance or any relevant Guarantee that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of any relevant Advance or any relevant Guarantee in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or

(c)	is a Treaty Beneficiary;

“Quotation Time” means, in relation to any amount and any period for which the Interest Rate is to be determined:

(a)	if the amount is denominated in Sterling, 11:00 a.m. (London time) on the first day of that period;

(b)	if the amount is denominated in Euros, 11:00 a.m. (London time) on the date falling two (2) TARGET Days before the first day of that period; or

(c)	if the amount is denominated in Dollars or any other currency, 11:00 a.m. (London time) on the day on which quotations would ordinarily be given by prime banks in the London Interbank Market (in the case of Dollars) or in the Relevant Interbank Market (in the case of any other currency) for delivery on the first day of that period, unless market practice differs in the relevant Interbank Market for a currency, in which case the Quotation Time for that currency will be determined by the Facility Agent in accordance with market practice in the relevant Interbank Market (and if quotations for that currency and that period would normally be given by leading banks in the relevant Interbank Market at more than one time, the Quotation Time will be the last of those times);

“Receivables Assignment” means the general assignment of receivables between each of the Obligors and the Security Trustee in relation to this Agreement, in the Agreed Form;

“Receivables Assignment Supplemental Deed” means a supplemental deed entered into between the Security Trustee and an Additional Obligor, in substantially the form and terms of the Schedule to the Receivables Assignment;

“Receiver” means and includes any receiver and/or manager of the Security Property or any part thereof appointed under or pursuant to any Transaction Document (and whether acting as agent for any Beneficiary or otherwise);

“Reference Banks” means together DnB NOR Bank ASA and ING Bank N.V;

“Refinanced Credit” means the amount of all monies from time to time owing or payable, undertaken or assumed by any Stolt Group Member under or pursuant to the facilities identified in Schedule 9 (or any of them);

“Refinanced Guarantees” means together the Refinancing Guarantees and the Counter Guarantee, and “Refinanced Guarantee” means each or any of them (as the context may require);

“Refinancing Beneficiaries” means each bank or financial institution or other person who has issued a Refinanced Guarantee or to whom any of the Refinanced Credit is owed;

“Refinancing Guarantees” means each of the guarantees and other documents listed in Part 1 of Schedule 15;

“Refinancing Obligations” means all monies, obligations and liabilities from time to time owing or payable, undertaken or assumed to or in favour of the Refinancing Beneficiaries (or any of them);

“Registrar of Ships” means, in relation to any Vessel, the registrar, commissioner or representative of the Flag State for that Vessel who is duly authorised and empowered to register that Vessel and the Mortgage over that Vessel;

“Registration Requirements” means, in relation to any Vessel:

(g)	certificate(s) of ownership issued by the Registrar of Ships (or equivalent official) in relation to that Vessel confirming that that Vessel is owned by the relevant Owner;

(h)	certificate(s) of encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) in relation to that Vessel evidencing that no Encumbrances are registered against that Vessel (or, in the case of a Vessel registered in the United States of America, evidence that a discharge, duly executed and in a form acceptable to the Facility Agent (acting reasonably), has been filed in relation to each registered Encumbrance with the Registrar of Ships (or equivalent official) in relation to that Vessel); and

(i)	evidence that a Mortgage is registered (or, in the case of Panamanian registered Vessels, provisionally registered or, in the case of Vessels registered in the United States of America, filed) with first priority against that Vessel by the Registrar of Ships (or equivalent official) in relation to that Vessel;

“Related Company” of any person means any Subsidiary of that person, any company or other person of which that person is a Subsidiary, and any Subsidiary of any such company or other person;

“Relevant Consideration” means, in relation to any Facility Beneficiary, all obligations, liabilities and agreements assumed, undertaken, incurred and made by that Facility Beneficiary under and pursuant to this Agreement and the other Transaction Documents (and includes, without limitation, in relation to the Banks, the agreement of the Banks to make available to the Borrower a three hundred and fifty million ($350,000,000) revolving credit and guarantee facility pursuant to this Agreement) or, in relation to any Secured Bilateral Bond Provider, the agreement of that Secured Bilateral Bond Provider to not require the discharge, repayment and/or satisfaction of all Secured Bilateral Bond Obligations owing to it prior to the date of this Agreement and/or the agreement of that Secured Bilateral Bond Provider to the release of any Encumbrance which, prior to the date of this Agreement, secured any Secured Bilateral Bond Obligation owed to it;

“Relevant Jurisdiction” means, in relation to any person, any jurisdiction in which or where that person is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of, business or the Applicable Law of which is otherwise applicable, to that person or to a material part of the assets of that person;

“Remedy Period” shall have the meaning given to it in clause 2.16.4;

“Repayment Amount” shall have the meaning given to it in clause 2.17.4;

“Requisition Compensation” means, in relation to any Vessel, all monies and other compensation from time to time payable by reason of, or otherwise in connection with, the Compulsory Acquisition of that Vessel or any part thereof;

“Reservations” means any exceptions or reservations as to legal matters set out in any of the opinions specified in paragraph 4 of Schedule 3 which refer to that Obligor and/or the obligations and liabilities of that Obligor under any of the Transaction Documents;

“Retiring Vessel” shall have the meaning given to it in clause 2.16.3;

“Revenues” means, as at any Testing Date, the revenues of the Stolt Group determined on a consolidated basis in accordance with US GAAP by reference to the fiscal quarter ending on that Testing Date, but so that in determining those revenues there shall be disregarded the revenues of all Non-Recourse Assets;

“Rome Treaty” means the Treaty establishing the European Economic Community, being the Treaty of Rome of 25th March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on 7th February 1992 and came into force on 1st November 1993), as amended, varied or supplemented from time to time;

“Screen Rate” means:

(a)	in relation to an amount denominated in Dollars, the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one sixteenth of one per cent) of the offered rates (if any) appearing on the relevant page for Dollars on the Reuters Screen; and

(b)	in relation to an amount denominated in Euros, the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one sixteenth of one per cent) of the offered rates (if any) appearing on the relevant page for Euros on the Reuters Screen; and

(c)	in relation to an amount denominated in Sterling, the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one sixteenth of one per cent) of the offered rates (if any) appearing on the relevant page for Sterling on the Reuters Screen, provided however that if the relevant page for Sterling on the Reuters Screen is replaced or ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Banks;

“Secured Bilateral Bond Documents” means the documents evidencing the Secured Bilateral Bond Obligations;

“Secured Bilateral Bond Obligations” means the amount of all monies, obligations and liabilities from time to time owing or payable, undertaken or assumed by any Stolt Group Member to or in favour of the Secured Bilateral Bond Providers (or any of them), as specified in the relevant provisions of Part 1 of Schedule 11;

“Secured Bilateral Bond Outstandings” means the Secured Bilateral Bond Obligations but excluding any Excess Secured Bilateral Bond Outstandings;

“Secured Bilateral Bond Providers” means together each of the banks and financial institutions listed in Part 1 of Schedule 11 in its capacity as party to the Secured Bilateral Bond Documents (and not, for the avoidance of doubt, in any other capacity), and all references to the Secured Bilateral Bond Providers include a reference to each or any of them (as the context may require);

“Secured Obligations” means together the Facility Obligations and the Secured Bilateral Bond Obligations;

“Security Deficit” shall have the meaning given to it in clause 2.16.3;

“Security Excess” shall have the meaning given to it in clause 2.16.3;

“Security Period” means the period commencing on the date of this Agreement and terminating on the date upon which all the Secured Obligations have been paid, repaid, satisfied, performed and discharged in full (notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement);

“Security Property” means together the Facility Security Property and the Shared Security Property;

“Security Proportion” means, in relation to any Retiring Vessel or Excluded Vessel, a fraction the numerator of which is the Security Value of that Retiring Vessel or Excluded Vessel (as applicable) and the denominator of which is the aggregate of the Security Value of that Retiring Vessel or Excluded Vessel (as applicable) and the Security Values of all other Vessels:

“Security Trustee” means DnB NOR Bank ASA, a company incorporated under the laws of Norway, in its capacity as security trustee under this Agreement and the DPP (and not for the avoidance of doubt in any other capacity), or such other person as may at the relevant time be appointed, and be acting, as security trustee pursuant to the DPP, together with each other person who may at the relevant time be acting as additional or co-trustee pursuant to the DPP, and includes its successors and (unless the context otherwise requires) each agent appointed by the Security Trustee pursuant to the DPP;

“Security Value” means, in relation to any Vessel (which expression shall include, for the purposes of the definition of Security Proportion only, any Retiring Vessel or, as the case may be, any Excluded Vessel in relation to which a Security Value is required, pursuant to the provisions of that definition, to be determined):

(a)	as at the date hereof and in relation to any Vessel which is not an Additional Vessel, the amount listed opposite that Vessel in column (6) of Schedule 8;

(b)	in relation to any Additional Vessel as at the date on which it becomes an Additional Vessel pursuant to clause 2.16.6, the amount determined to be the Security Value in relation to that Additional Vessel pursuant to the Initial Valuations obtained in relation to that Additional Vessel pursuant to paragraph (j) of the definition of Additional Vessel Requirements (and clause 8.5.3); and

(c)	thereafter, the Fair Market Value of that Vessel, determined in accordance with the Valuations most recently delivered to the Facility Agent pursuant to clause 8.5;

“Security Value Calculation” shall have the meaning given to it in clause 2.16.3;

“Security Value Reduction Event” shall have the meaning given to it in clause 2.16.3;

“Shared Documents” means together the Shared Security Documents, the DPP, each DPP Supplemental Deed and each Further Assurance Deed entered into pursuant to any of the foregoing documents, in each case, as from time to time amended, together with each other deed, document, agreement or instrument which the Facility Agent (with the consent of the Majority Banks) and the Borrower agree is to be a Shared Document, and “Shared Document” means each or any of them (as the context may require);

“Shared Proceeds” means all and any monies, property and other assets representing or deriving from all or any of the Shared Security Property, all or any of the Shared Secured Property and/or under or pursuant to the Shared Security Documents, but excludes (for the avoidance of doubt) all and any monies received or recovered by any Beneficiary which represent costs, expenses, Taxes, losses and liabilities paid, suffered or incurred by that Beneficiary and in respect of which that Beneficiary is entitled, under or pursuant to any Transaction Document, to be indemnified by any Stolt Group Member;

“Shared Secured Property” means (i) the security, powers, rights (including, without limitation, the rights to receive monies and make claims for damages), remedies, title, benefit (including, without limitation, the benefit of all covenants, undertakings, guarantees, agreements, representations, warranties, obligations and liabilities) and interests (present and future, actual and contingent) constituted by, or conferred under or pursuant to, the Shared Security Property and/or the Shared Security Documents, (ii) all monies, property and other assets paid, transferred, vested, received or recovered to, in or by any person (including, without limitation, any Beneficiary, any agent of any Beneficiary or any Receiver) pursuant to the enforcement or exercise of, or in respect of, all or any of that security, title and benefit and those powers, rights, remedies and interests, and (iii) all monies, property and other assets at any time representing or deriving from any of the foregoing, including all investments, interest, income and other amounts at any time received or receivable in respect of, or otherwise in connection with, the same (or any part thereof);

“Shared Security Documents” means together (i) the Facility Guarantee, each of the Assignments, the Receivables Assignment, each of the Mortgages, each of the Subordination Confirmations, each Facility Guarantee Supplemental Deed, each Receivables Assignment Supplemental Deed, each Notice of Assignment issued pursuant to any of the foregoing documents and each Further Assurance Deed entered into pursuant to any of the foregoing documents, in each case, as from time to time amended, (ii) at any time after the issue of an Acceleration Notice, together the Cash Collateral Assignment, each of the Account Documents, each Notice of Assignment issued pursuant to any of the foregoing documents and each Further Assurance Deed entered into pursuant to any of the foregoing documents, in each case, as from time to time amended, and (iii) each other deed, document, agreement or instrument which the Facility Agent (with the consent of the Majority Banks) and the Borrower agree is to be a Shared Security Document, and “Shared Security Document” means each or any of them (as the context may require);

“Shared Security Property” means together:

(a)	the assets the subject of security pursuant to the Receivables Assignment;

(b)	the Assigned Property;

(c)	the Vessels; and

(d)	at any time after the issue of an Acceleration Notice, the Cash Collateral Property,

or, in each case, any of the foregoing or any part thereof, together with any other assets which the Borrower and the Facility Agent may from time to time agree shall constitute Shared Security Property;

“SMC” in relation to any Vessel means a valid safety management certificate issued for the Vessel by or on behalf of the Administration pursuant to rule 13 of the ISM Code;

“SMS” in relation to any Vessel, means a safety management system for the Vessel developed and implemented in accordance with the ISM Code and including the functional requirements, duties and obligations required by the ISM Code;

“SNSA” means Stolt-Nielsen S.A., a company incorporated under the laws of Luxembourg with its registered office at 23 Avenue Monterey, L-2086 Luxembourg;

“SNTG” means Stolt-Nielsen Transportation Group Ltd., a corporation incorporated under the laws of Liberia with its registered office at 80 Broad Street, Monrovia, Liberia;

“Spill” means any actual or threatened emission, spill, release or discharge of a Material of Environmental Concern into the environment;

“Sterling” means the lawful currency from time to time of the United Kingdom;

“Stolt Group” means together SOSA and each of the Subsidiaries of SOSA and shall exclude, for the avoidance of doubt, any Joint Venture;

“Stolt Group Assets” means all assets and equipment owned by or under the control of any Stolt Group Member and includes, without limitation, each of the Vessels;

“Stolt Group Member” means each member of the Stolt Group and shall exclude, for the avoidance of doubt, any Joint Venture;

“Stolt Officer” means any of the Chief Executive Officer, the Chief Financial Officer and Johan Rasmussen and each other person from time to time agreed between the Borrower and the Facility Agent (acting reasonably);

“SOSA” means Stolt Offshore S.A., a company incorporated under the laws of the Grand Duchy of Luxembourg with company number B43.172, whose registered office is at 26 rue Louvingny, L-1946 Luxembourg, and includes its successors in title;

“Subordination Confirmation” means, in relation to a Vessel, written confirmations from each manager and each charterer of that Vessel who is a member of the Stolt Group in favour of the Security Trustee that it will subordinate all its rights in relation to that Vessel to those of the Beneficiaries, in each case, in the Agreed Form;

“Subsidiary” of (a) person incorporated under the laws of a jurisdiction other than England and Wales or Scotland means a company or other person directly or indirectly controlled by that person, and for this purpose “controlled” means either the ownership of more than 50% of the voting share capital (or equivalent rights of ownership) of that company or other person or the power to direct its policies in management, whether by contract or otherwise, and (b) a person incorporated under the laws of England and Wales or Scotland, means a subsidiary within the meaning of section 736 of the Companies Act 1985;

“Tangible Net Worth” means, as at any Testing Date, the consolidated shareholders’ equity of the Stolt Group (excluding, for the avoidance of doubt, goodwill and all other intangibles) as at that Testing Date, recalculated to exclude the Joint Ventures;

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system;

“TARGET Day” means any day on which TARGET is open for the settlement of payments in Euros;

“Taxes” means and includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Testing Date” means each of 28 February, 31 May, 31 August and 30 November in each year;

“Testing Period” means, in relation to any Testing Date, the twelve (12) month period ending on that Testing Date;

“Total Financial Debt” means, as at any Testing Date, the aggregate of all amounts of Debt of the Stolt Group Members outstanding as at that Testing Date;

“Total Loss” means, in relation to any Vessel:

(a)	the actual, constructive, arranged, agreed or compromised total loss of that Vessel; or

(b)	the Compulsory Acquisition of that Vessel; or

(c)	the capture, seizure, arrest, detention or confiscation of that Vessel (other than where the same amounts to the Compulsory Acquisition of that Vessel) unless that Vessel is released and returned to the possession of the relevant Owner within the period of two (2) months after the occurrence thereof;

“Total Loss Proceeds” means, in relation to any Vessel, the proceeds of the Insurances in relation to that Vessel or other compensation (including, without limitation, Requisition Compensation in relation to that Vessel) received in respect of a Total Loss in relation to that Vessel;

“Transaction Documents” means together:

(a)	the Facility Documents;

(b)	the Shared Documents,

and “Transaction Document” means each or any of them (as the context may require);

“Transfer Certificate” means a transfer certificate substantially in the form and terms of Schedule 4, or in such other form and terms as the Facility Agent may approve or require;

“Transferee” has the meaning ascribed thereto in clause 15.4;

“Transferor” has the meaning ascribed thereto in clause 15.4;

“Treaty Beneficiary” means a Facility Beneficiary which:

(a)	is treated as a resident of a Treaty State for the purposes of a Treaty; and

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Facility Beneficiary’s participation in this Agreement is effectively connected;

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest;

“Unsecured Bilateral Bond Obligations” means the amount of all monies, obligations and liabilities from time to time owing or payable, undertaken or assumed by any Stolt Group Member to or in favour of the Unsecured Bilateral Bond Providers (or any of them), as specified in the relevant provisions of Part 2 of Schedule 11;

“Unsecured Bilateral Bond Providers” means together each of the banks and financial institutions listed in Part 2 of Schedule 11, and all references to the Unsecured Bilateral Bond Providers include a reference to each or any of them (as the context may require);

“US GAAP” means the general accounting principles of the USA as such principles were in force and applied in the preparation of the annual audited consolidated Financial Statements of the Stolt Group for the period ending 30 November 2003;

“Valuation” shall have the meaning given to it in clause 8.5.2;

“Value Added Tax” or “VAT” means value added tax as provided for in the VATA and legislation (whether delegated or otherwise) supplemental thereto or in any primary or subordinate legislation promulgated by the European Union or any body or agency thereof and any Tax similar or equivalent to value added tax imposed by any country other than the United Kingdom and any similar or turnover Tax replacing or introduced in addition to any of the same;

“VATA” means the Value Added Tax Act 1994;

“Vessel Proceeds” means all and any monies, property and other assets representing or deriving from all or any of the Vessels, including (without limitation) all and any Final Disposition Proceeds and Total Loss Proceeds, but excludes (for the avoidance of doubt) all and any monies received or recovered by any Beneficiary which represent costs, expenses, Taxes, losses and liabilities paid, suffered or incurred by that Beneficiary and in respect of which that Beneficiary is entitled, under or pursuant to any Transaction Document, to be indemnified by any Stolt Group Member;

“Vessel Reduction Event” shall have the meaning given to it in clause 2.16.3;

“Vessel Value Excess” shall have the meaning given to it in clause 2.16.5;

“Vessels” means:

(a)	together:

(i)	each of the vessels listed in column (4) of Schedule 8; and

(ii)	each Additional Vessel; and

(b)	in relation to any Owner:

(i)	the vessel listed opposite that Owner in column (4) of Schedule 8; and/or

(ii)	each Additional Vessel in relation to that Owner,

together with (in each case) everything now or in the future belonging to them on board or ashore, but excludes each Retiring Vessel and each Excluded Vessel, and “Vessel” means each or any of them (as the context may require);

“war risks” includes those risks covered by the standard form of English marine policy with Institute War and Strikes Clauses Hull – Time (1/11/95) attached or similar cover;

“Wholly Owned Subsidiary” means (i) a company whose entire voting share capital is, directly or indirectly, effectively owned (legally and beneficially) and controlled by SOSA, or (ii) a company whose entire voting share capital is, directly or indirectly, effectively controlled by SOSA and the majority of whose voting share capital is, directly or indirectly, effectively owned (legally and beneficially) by SOSA provided (in the case of (ii) only) that the ownership of the minority of the voting share capital by another person or other persons is a requirement of Applicable Law and that such minority ownership interest does not have any Material Adverse Effect;

“Withholding Tax Obligation” means any requirement to make any, or any increased, deduction or withholding in respect of Taxes in respect of payments to be made under any Guarantee.